SUBJECT TO COMPLETION, DATED JUNE 25, 2007

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)

Registration No. 333-142794

Preliminary Prospectus Supplement
(To Prospectus dated May 16, 2007)

5,000,000 Shares

Common Stock

——————

We are offering 5,000,000 shares of our common stock. Our common stock is quoted on the NASDAQ Global Market under the symbol “ESEA.” On June 21, 2007, the closing price of our common stock was $14.94 per share.

Investing in our common stock involves a high degree of risk. See the section of this prospectus supplement entitled “Risk Factors” beginning on page S-11 to read about the risks you should consider before buying shares of our common stock.

	Per Share	Total

Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds, Before Expenses, To Us	$	$

——————

The underwriters have a 30-day option to purchase up to 750,000 additional shares of our common stock from us to cover over-allotments, if any, at the offering price, less underwriting discounts and commissions.

Delivery of shares will be made on or about                           , 2007.

——————

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

——————

Oppenheimer & Co.
Ferris, Baker Watts Incorporated
Cantor Fitzgerald & Co.
Fortis Securities LLC

The date of this prospectus supplement is             , 2007

We have not authorized anyone to give any information or to make any representations other than those contained in this prospectus supplement and the accompanying prospectus. Do not rely upon any information or representations made outside of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus is not an offer to sell, and it is not soliciting an offer to buy (1) any securities other than shares of our common stock or (2) shares of our common stock in any circumstances in which our offer or solicitation is unlawful. The information contained in this prospectus and the accompanying prospectus supplement may change after the date of this prospectus supplement. Do not assume after the date of this prospectus supplement that the information contained in this prospectus supplement and the accompanying prospectus is still correct.

i

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Marshall Islands company and our executive offices are located outside of the United States of America in Maroussi, Greece. Some of our directors and officers named herein reside outside the United States of America. In addition, a substantial portion of our assets and the assets of our directors and officers are located outside of the United States of America. As a result, you may have difficulty serving legal process within the United States of America upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States of America, judgments you may obtain in United States of America courts against us or these persons in any action, including actions based upon the civil liability provisions of United States of America federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on United States of America federal or state securities laws.

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock. The second part, the base prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined, and when we refer to the “accompanying prospectus,” we are referring to the base prospectus only. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

ii

PROSPECTUS SUMMARY

This section summarizes some of the information that appears later in this prospectus supplement. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information that appear later in this prospectus supplement and the accompanying prospectus. In this prospectus supplement, references to “Euroseas,” “Company,” “we,” “our,” “ours” and “us” refer to Euroseas Ltd. and its subsidiaries, unless otherwise stated or the context requires.

We use the term “deadweight tons,” or dwt, in describing the capacity of our drybulk carriers. Dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. We use the term “twenty foot equivalent unit,” or teu, the international standard measure of containers, in describing the capacity of our container ships. For the definition of certain shipping terms used in this prospectus supplement, see the “Glossary of Shipping Terms” on page S-50 of this prospectus supplement. Drybulk carriers are categorized as Capesize, Panamax, Handymax and Handysize. The carrying capacity of a Capesize drybulk carrier is 80,000 dwt and above. The carrying capacity of a Panamax drybulk carrier ranges from 60,000 to 79,999 dwt. The carrying capacity of a Handymax drybulk carrier ranges from 40,000 to 59,999 dwt and that of a Handysize drybulk carrier ranges from 10,000 to 39,999 dwt. Container ships are categorized as Deep Sea, Intermediate, Handysize and Feeder. The carrying capacity of a Deep Sea container ship is 3,000 teu and above. The carrying capacity of an Intermediate container ship ranges from 2,000 to 2,999 teu. The carrying capacity of a Handysize container ship ranges from 1,300 to 1,999 teu and that of a Feeder container ship is less than 1,300 teu. Unless otherwise indicated, all references to currency amounts in this prospectus supplement are in U.S. dollars and all share numbers and per share data give effect to a 1-for-3 reverse stock split effected on October 6, 2006.

Our Company

We are a Marshall Islands company incorporated in May 2005. We are a provider of worldwide ocean-going transportation services. We own and operate drybulk carriers that transport major bulks such as iron ore, coal and grains, and minor bulks such as bauxite, phosphate and fertilizers. We also own and operate container ships and multipurpose vessels that transport dry and refrigerated containerized cargoes, mainly including manufactured products and perishables.

On June 13, 2007, we took delivery of an additional container ship, m/v Clan Gladiator, with a cargo carrying capacity of 1,742 teu, built in 1992, for a purchase price of $25.7 million. We funded the purchase price of this vessel with cash reserves and bank debt.

Following the delivery of m/v Clan Gladiator, our fleet consists of a total of 11 vessels consisting of four drybulk carriers, comprised of two Panamax drybulk carriers and two Handysize drybulk carriers, six container ships and one multipurpose vessel. The total cargo carrying capacity of the four drybulk carriers is 212,443 dwt and of the six container ships is 140,049 dwt and 9,229 teu. Our multipurpose vessel can carry 22,568 dwt or 950 teu, or a combination thereof.

We intend to strategically employ our fleet with period and spot charters. We actively pursue period charters to obtain adequate cash flow to cover our fleet’s fixed costs, consisting of vessel operating expenses, management fees, general and administrative expenses, interest expense and dry-docking costs for the upcoming 12-month period. We look to employ the remainder of our fleet through period charters, spot charters, shipping pools or contracts of affreightment depending on our view of the direction of the markets and other tactical or strategic considerations. Nine of the 11 vessels in our fleet are currently employed under period charters and one participates in a shipping pool which provide us with both stable cash flow and high utilization rates that help us generate steady earnings and enhance our ability to pay dividends to our shareholders. We believe this employment strategy provides us with more predictable operating cash flows and sufficient downside protection, while allowing us to participate in the potential upside of the spot market during periods of rising charter rates.

During the fiscal year ended December 31, 2006 and the first quarter ended March 31, 2007:

•

We had a fleet utilization of 98.9% and 99.8%, respectively;

•

We generated voyage revenues of $42.14 million and $14.18 million, respectively;

•

Our net income was $20.07 million and $9.48 million, respectively; and

•

Our Adjusted EBITDA was $29.54 million and $13.58 million, respectively.

Our operations generate significant cash flow, which provides us with flexibility in our growth, operating and financial strategy. Since August 2005, we have declared and paid dividends in a total amount of $1.18 per common share. On May 8, 2007, we declared our seventh consecutive quarterly dividend on our common stock in the amount of $0.24 per share, a 9.1% increase over our prior quarter’s dividend of $0.22 per share declared on January 8, 2007. This dividend was paid on June 15, 2007. We believe we will generate sufficient cash flow from operations to enable us to pay at least the full amount of our 2007 minimum quarterly dividend target of $0.24 for each quarter through December 31, 2007.

Our Fleet

Our objective is to expand our fleet with selective acquisitions of cargo carrying vessels while enhancing return on invested capital. After incorporating m/v Clan Gladiator into our fleet, the profile of our fleet is as follows:

Name	Type	Dwt	TEU	Year Built	Employment	TCE Rate ($/day)

Dry Bulk Vessels
IRINI (*)	Panamax	69,734		1988	Baumarine Pool – until end 2008	$17,000	to $20,000
ARISTIDES N.P.	Panamax	69,268		1993	Period Charter until Jan-08	$29,000
NIKOLAOS P.	Handysize	34,750		1984	Period Charter until Aug-07	$21,300
GREGOS	Handysize	38,691		1984	Spot	$31,750
Total Dry Bulk Vessels	4	212,443

Multipurpose Vessels
TASMAN TRADER	Multipurpose	22,568	950	1990	Period Charter until Mar-12	$8,850	until Dec-08
						$9,500	until Dec-10
						$9,000	until Mar-12
Container Carriers
ARTEMIS	Intermediate	29,693	2,098	1987	Period Charter until Dec-08	$19,000
CLAN GLADIATOR	Handysize	30,007	1,742	1992	Period Charter until Apr-08	$19,000
YM XINGANG I	Handysize	23,596	1,599	1993	Period Charter until Jul-09	$26,650
MANOLIS P	Handysize	20,346	1,452	1995	Period Charter until Mar-08	$13,450
NINOS (ex-YM QINGDAO I)	Feeder	18,253	1,169	1990	Period Charter until Apr-08	$12,800
KUO HSIUNG	Feeder	18,154	1,169	1993	Period Charter until Nov-07	$12,000
Total Container Carriers	6	140,049	9,229
Fleet Grand Total	11	375,060	10,179

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(*)

IRINI, is employed in the Baumarine pool that is managed by Klaveness, a major global charterer in the dry bulk area, and also participates in two “short” funds (contracts to carry cargo at agreed rates), reducing its exposure to the spot market (covered at 77% for 2007 and 42% for 2008, approximately).

Management of Our Fleet

The operations of our vessels are managed by Eurobulk Ltd., or Eurobulk, an affiliated company, under a master management agreement with us and separate management agreements with each ship-owning company. Eurobulk was founded in 1994 by members of the Pittas family and is a reputable ship management company with strong industry relationships and experience in managing vessels. Under our master management agreement, Eurobulk is responsible for providing us with executive services and commercial management services, which include obtaining employment for our vessels and managing our relationships with charterers. Eurobulk also performs technical management services, which include managing day-to-day vessel operations, performing general vessel maintenance, ensuring regulatory and classification society compliance, supervising the maintenance and general efficiency of vessels, arranging our hire of qualified officers and crew, arranging and supervising dry-docking and repairs, arranging insurance for vessels, purchasing stores, supplies, spares and new equipment for vessels, appointing supervisors and technical consultants and providing technical support and shoreside personnel who carry out the management functions described above and certain accounting services.

Our Competitive Strengths

We believe that we possess the following competitive strengths:

•

Experienced Management Team. Our management team has significant experience in all aspects of commercial, technical, operational and financial areas of our business. Aristides J. Pittas, our Chairman and Chief Executive Officer, holds a dual graduate degree in Naval Architecture and Marine Engineering and Ocean Systems Management from the Massachusetts Institute of Technology. He has worked in various technical, shipyard and ship management capacities and since 1991 has focused on the ownership and operation of vessels carrying dry cargoes. Dr. Anastasios Aslidis, our Chief Financial Officer, holds a Ph.D. in Ocean Systems Management also from Massachusetts Institute of Technology and has over 19 years of experience, primarily as a partner at a Boston based international consulting firm focusing on investment and risk management in the maritime industry.

•

Cost Effective Vessel Operations. We believe that because of the efficiencies afforded to us through Eurobulk, the strength of our management team and the quality of our fleet, we are, and will continue to be, a reliable, low cost vessel operator, without compromising our high standards of performance, reliability and safety. Despite the average age of our fleet being approximately 19 years during 2006, the sum of our vessel operating expenses, management fees and general and administrative expenses were $4,660 per day for the year ended December 31, 2006. We consider this amount to be among the lowest of the publicly listed drybulk shipping companies in the U.S. Our technical and operating expertise allows us to efficiently manage and transport a wide range of cargoes with a flexible trade route profile, which helps reduce ballast time between voyages and minimize off-hire days. Our professional, well-trained masters, officers and on board crews further help us to control costs and ensure consistent vessel operating performance. We actively manage our fleet and strive to maximize utilization and minimize maintenance expenditures. For the year ended December 31, 2006 and the three month period ended March 31, 2007, our fleet utilization was 98.9% and 99.8%, respectively, and since 2002 our utilization rate (or, the utilization of the ship-owning companies that formed Euroseas) has averaged in excess of 99.0%.

•

Strong Relationships with Customers and Financial Institutions. We believe Eurobulk and the Pittas family have developed strong industry relationships and have gained acceptance with charterers, lenders and insurers because of their long-standing reputation for safe and reliable service and financial responsibility through various shipping cycles. Through Eurobulk, we offer reliable service and cargo carrying flexibility that enables us to attract customers and obtain repeat business. We also believe that the established customer base and reputation of Eurobulk and the Pittas family helps us to secure favorable employment for our vessels with well known charterers.

Our Business Strategy

Our business strategy is focused on providing consistent shareholder returns by carefully timing and structuring acquisitions of drybulk carriers and container ships and by reliably, safely and competitively operating our vessels through Eurobulk. We continuously evaluate purchase and sale opportunities, as well as long term employment opportunities for our vessels. Additionally, with the remaining proceeds from our recent follow-on offering and the proceeds from this offering, we plan to expand our fleet to increase our revenues and earnings and make our drybulk carrier and container ship fleet more cost efficient and attractive to our customers. We believe the following describe our business strategy:

•

Renew and Expand our Fleet. We expect to grow our fleet in a disciplined manner through timely and selective acquisitions of quality vessels. We perform in-depth technical review and financial analysis of each potential acquisition and only purchase vessels as market conditions and developments present themselves. We will be initially focused on purchasing well-maintained, secondhand vessels, which should provide a significant value proposition given the strong charter rates that exist currently. However, we will also consider purchasing younger vessels or newbuildings if the value proposition exists at the time. Furthermore, as part of our fleet renewal, we will continue to sell certain vessels when we believe it is in the best interests of the Company and our shareholders.

•

Maintain Balanced Employment. We intend to strategically employ our fleet between period and spot charters. We actively pursue period charters to obtain adequate cash flow to cover our fleet’s fixed costs, consisting of vessel operating expenses, management fees, general and administrative expenses, interest expense and dry-docking costs for the upcoming 12-month period. We look to deploy the remainder of our fleet through period charters, spot charters, shipping pools or contracts of affreightment depending on our view of the direction of the markets and other tactical or strategic considerations. We believe this balanced employment strategy will provide us with more predictable operating cash flows and sufficient downside protection, while allowing us to participate in the potential upside of the spot market during periods of rising charter rates. On the basis of our fixed spot and existing period contracts, approximately 90% of our vessel capacity in 2007 and approximately 39% in 2008 are fixed, which will help protect us from market fluctuations, enable us to make significant principal and interest payments on our debt and pay dividends to our shareholders.

•

Operate a Fleet in Two Sectors. While remaining focused on the dry cargo segment of the shipping industry, we intend to continue to develop a diversified fleet of drybulk carriers and container ships. A diversified drybulk fleet profile will allow us to better serve our customers in both major and minor bulk trades, as well as to reduce any dependency on any one cargo, trade route or customer. We will remain focused on the smaller size ship segment of the container market, which has not experienced the same level of expansion in vessel supply that has occurred with larger container ships. A diversified fleet, in addition to enhancing the stability of our cash flows, will also help us to reduce our exposure to unfavorable developments in any one shipping sector and to benefit from upswings in any one shipping sector experiencing rising charter rates.

•

Optimize Use of Financial Leverage. We will use bank debt to partly fund our vessel acquisitions and increase financial returns for our shareholders. We actively assess the level of debt we incur in light of our ability to repay that debt based on the level of cash flow generated from our balanced chartering strategy and efficient operating cost structure. Our debt repayment schedule as of March 31, 2007 calls for a reduction of approximately 40% of our then outstanding debt by the end of 2008 (inclusive of a new loan to partly finance m/v Manolis P that was drawn on June 11, 2007). We expect this will increase our ability to borrow funds to make additional vessel acquisitions in order to grow our fleet and pay consistent and possibly higher dividends to our shareholders.

Our Corporate History

The Pittas family, the principal owners of Eurobulk and the largest shareholder of Friends Investment Company Inc., or Friends, our largest shareholder, has operated vessels over the past 136 years. The vessels have been operated through various partnerships and different entities over these years. The Company’s roots go back four generations to the 19th century when the first Pittas shipowner was Nikolaos F. Pittas. The first Pittas family shore office centralizing ship management was established by Nikolaos’ younger son, Aristides, in 1926. Before the onset of World War II, the second generation of the Pittas family had acquired and disposed of a total of at least six vessels. In 1960, the sons of Aristides, Nikolaos and John, set up an office in London together with the Caroussis family. By the early 1990’s, they had acquired, traded and sold 14 vessels. In late 1991, John Pittas’ sons, Aristides, our Chief Executive Officer, and Nikos, together with their cousin Aristides P. Pittas, joined forces with Petros Pappas of Oceanbulk Maritime S.A., or Oceanbulk, and decided to gradually shift the Pittas family interests to Piraeus, Greece. This was the beginning of the active involvement of the fourth Pittas generation in shipping. From 1991, when the Pittas family joined Oceanbulk, to 1994, Oceanbulk dramatically expanded from a fleet of five vessels to a fleet of up to 15 vessels.

At the end of 1994, Aristides and Nikos Pittas, together with their brother Manolis Pittas, decided to separate the Pittas family interests from Oceanbulk and formed Eurobulk to continue the Pittas family presence in shipping. In June 2005, the Pittas family owned the majority of the shares in seven vessels and on June 28, 2005, the shareholders of these vessels transferred their shares in each of the vessel-owning companies in exchange for shares in Friends. On June 29, 2006, Friends exchanged all of the shares in the vessel-owning companies for shares in Euroseas, thus becoming the 100% owner of Euroseas at that time. Since the beginning of the Pittas family’s involvement in shipping, they have owned and operated approximately 40 vessels. Since the inception of Eurobulk in 1995, all vessel acquisitions have been profitable and the group’s results, on a consolidated basis, have been profitable for each of the last five years.

Formation of Euroseas Ltd.

Euroseas Ltd. was organized in May 2005 in the Marshall Islands to consolidate the ownership of the seven vessel-owning companies referred to above. On August 25, 2005, we raised a net amount of approximately $17.5 million from a private placement transaction in which we issued securities to a number of institutional and accredited investors (the “Private Placement”). In the Private Placement, we issued 2,342,331 shares of common stock at a price of $9.00 per share, as well as warrants to purchase 585,589 shares of common stock at an exercise price of $10.80 per share. At the same time, a subsidiary of ours executed a merger agreement with Cove Apparel, Inc., or Cove, a public shell company. The merger of our subsidiary with Cove was consummated on March 27, 2006. At no time did Euroseas Ltd., the parent company, merge with or into Cove.

On May 5, 2006, our common stock began trading on the OTCBB under the symbol ESEAF.OB. On October 6, 2006, we effected a 1-for-3 reverse stock split in order to increase our share price to satisfy the price per share listing requirements of the NASDAQ Global Market and our symbol was changed to EUSEF.OB.

On February 5, 2007 we completed a follow-on offering of common stock of 5,750,000 shares yielding $43.3 million in net proceeds, which we used to repay indebtedness and to purchase two additional vessels, m/v Gregos and m/v Manolis P. In connection with this follow-on offering, on January 31, 2007, our common stock began to trade on the NASDAQ Global Market under the symbol “ESEA.”

Our executive offices are located at 40 Ag. Konstantinou Street, 151 24, Maroussi, Greece. Our telephone number is 011 30 211 1804005. The primary residence of our Chief Financial Officer, Dr. Anastasios Aslidis, is in the United States. Our website address is http://www.euroseas.gr. The information on our website is not a part of this prospectus.

Recent Developments

Vessel Acquisition

On May 21, 2007, we contracted to acquire an additional container ship, m/v Clan Gladiator, with a cargo carrying capacity of 1,742 teu, built in 1992, for a purchase price of $25.7 million. We took delivery of this container ship on June 13, 2007. We funded the purchase price of this vessel with cash reserves and bank debt.

Credit Facility

On June 11, 2007, we entered into and drew $10.0 million from a new bank loan to partly finance the purchase of m/v Manolis P, a 1,452 teu container ship, built in 1995, which was delivered to our fleet on April 12, 2007. This loan is repayable in 32 quarterly installments of $160,000 each, plus a balloon payment of $4.88 million which is due with the last quarterly installment payment. The interest rate margin for this loan is 0.80% above LIBOR (the margin increases to 0.90% over LIBOR if the ratio of the outstanding loan to the market value of the vessel becomes greater than 55%). This credit facility has similar covenants and guarantees to the rest of our loans.

THE OFFERING

Common stock offered by us	5,000,000 shares

Underwriters’ over-allotment option	Up to 750,000 shares

Common stock outstanding after this offering(1)	23,370,150, shares

Use of proceeds

We estimate that we will receive net proceeds of approximately $      million from this offering assuming an offering price of $      per share of common stock, after deducting underwriting discounts and commissions, and assuming the underwriters’ over-allotment option is not exercised. We intend to use the proceeds to acquire additional vessels and for general corporate purposes.

NASDAQ Global Market symbol	“ESEA”

Current dividend rate

On May 8, 2007, we declared a quarterly dividend for the quarter ended March 31, 2007 in the amount of $0.24 per share, a 9.1% increase over our prior quarter’s dividend of $0.22 per share declared on January 8, 2007. We expect to declare our next dividend in August 2007, subject to the approval of our Board of Directors. Although our Board of Directors has set a minimum quarterly dividend target of $0.22 per share, we expect to pay minimum quarterly dividends of $0.24 per share for 2007. Declaration and payment of any dividend is subject to the discretion of our Board of Directors.

Risk factors

Investing in our common stock involves substantial risk. You should carefully consider all the information in this prospectus prior to investing in our common stock. In particular, we urge you to consider carefully the factors set forth in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-11. Some of these risk factors relate principally to the industry in which we operate and our business in general. Other risks relate to the securities market for and ownership of our common stock. Any of these risk factors could significantly and negatively affect our business, financial condition, operating results and common stock price.

——————

(1)

The number of shares of common stock outstanding after this offering excludes the following:

•

600,000 shares of common stock reserved for issuance upon the exercise of stock options or other stock awards that may be granted under our stock incentive plan;

•

585,589 shares of common stock reserved for issuance upon the exercise of outstanding warrants, with an exercise price of $10.80 per share, of which approximately 2,020 warrants were recently exercised; and

•

750,000 shares that may be issued pursuant to the underwriters’ over-allotment option.

SUMMARY FINANCIAL INFORMATION AND DATA

The following summary financial information and data were derived from our audited financial statements for the years ended December 31, 2002, 2003, 2004, 2005, 2006, and unaudited financial statements for the three month periods ended March 31, 2006 and 2007 which have been prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP, and included elsewhere in this prospectus or previously filed with the Securities and Exchange Commission, or the Commission. The information is only a summary and should be read in conjunction with our historical financial statements and related notes included in this prospectus or previously filed with the Commission and the section of this prospectus entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations. The historical data included below and elsewhere in this prospectus are not necessarily indicative of our future performance.

	Year Ended December 31,					Three Months Ended March 31,
	2002	2003	2004	2005	2006	2006	2007
	(All amounts in U.S. dollars, except per share and fleet data)
Income Statement Data
Voyage revenues	$15,291,761	$25,951,023	$45,718,006	$44,523,401	$42,143,361	$9,809,021	$14,183,320
Commissions	(420,959)	(906,017)	(2,215,197)	(2,388,349)	(1,829,534)	(479,583)	(636,671)
Net revenue	14,870,802	25,045,006	43,502,809	42,135,052	40,313,827	9,329,438	13,546,649
Voyage expenses	(531,936)	(436,935)	(370,345)	(670,551)	(1,154,738)	(541,189)	(146,615)
Vessel operating expenses	(7,164,271)	(8,775,730)	(8,906,252)	(8,610,279)	(10,368,817)	(2,606,100)	(2,927,011)
Amortization of dry-docking and special survey expense and vessel depreciation(1)	(4,053,049)	(4,757,933)	(3,461,678)	(4,208,252)	(7,292,838)	(1,556,489)	(2,691,026)
Management fees	(1,469,690)	(1,722,800)	(1,972,252)	(1,911,856)	(2,266,589)	(511,584)	(668,207)
Other general and administration expenses	—	—	—	(420,755)	(1,076,884)	(234,425)	(249,636)
Net gain on sale of vessels	—	—	2,315,477	—	4,445,856	—	3,411,397
Operating income	1,651,856	9,351,608	31,107,759	26,313,359	22,599,817	3,879,651	10,275,551
Interest and other financing costs	(799,970)	(793,257)	(708,284)	(1,495,871)	(3,398,858)	(678,366)	(1,193,097)
Interest income	6,238	36,384	187,069	460,457	870,046	219,432	392,256
Net income	891,628	8,426,612	30,611,765	25,178,454	20,069,407	3,418,882	9,475,308
Earnings per share, basic and diluted	0.09	0.85	3.09	2.34	1.60	0.28	0.58
Dividends declared	$687,500	$1,276,000	$25,435,501	$30,175,223	$9,465,082	$2,271,620	$2,776,433
Weighted average number of shares outstanding during period	9,918,056	9,918,056	9,918,056	10,739,476	12,535,365	12,276,374	16,453,483

Balance Sheet Data
Current assets	$3,192,345	$9,409,339	$16,461,159	$25,350,707	$9,975,596	$24,171,341	$45,802,769
Vessels, net	45,254,226	41,096,067	34,171,164	52,334,897	95,494,342	51,065,207	106,193,482
Deferred assets and other long term assets	1,812,551	952,613	2,205,178	1,855,829	12,035,321	1,669,034	11,514,771
Total assets	50,259,121	51,458,019	52,837,501	79,541,433	117,505,259	76,905,582	163,511,022
Current liabilities including current portion of long term debt	10,878,488	8,481,773	13,764,846	18,414,877	21,665,399	16,866,760	21,632,322
Long term debt, including current portion	23,845,000	20,595,000	13,990,000	48,560,000	74,950,000	44,890,000	70,540,000
Total liabilities	28,973,488	23,971,773	21,724,846	52,544,877	79,493,599	48,751,760	75,485,267
Common shares outstanding	9,918,056	9,918,056	9,918,056	12,260,387	12,620,150	12,620,150	18,370,150
Share capital	297,542	297,542	297,542	367,812	378,605	378,603	551,105
Total shareholders’ equity	$21,285,634	$27,486,246	$31,112,655	$26,996,556	$38,011,660	$28,153,822	$88,025,755

	Year Ended December 31,						Three Months Ended March 31,
	2002	2003	2004	2005		2006	2006	2007
	(All amounts in U.S. dollars, except per share and fleet data)
Other Financial Data
Adjusted EBITDA(2)	$5,738,409	$13,941,418	$34,594,658	$30,422,120		$29,539,688	$5,434,305	$13,579,586
Net cash provided by operating activities	5,631,343	10,956,132	34,208,693	20,594,782		20,968,824	7,305,894	8,844,858
Net cash received from (paid to) related party	(177,169)	482,778	(3,541,236)	7,638,780		(363,461)	(2,774,460)	(320,722)
Net cash provided by (used in) investing activities	(17,036,079)	214,832	6,756,242	(21,833,616)		(55,367,015)	(538,497)	(10,294,552)
Net cash provided by (used in) financing activities	12,247,355	(4,778,000)	(33,567,500)	6,188,653		16,741,997	(5,931,620)	36,517,109
Cash paid for common dividend / return of capital	687,500	1,200,000	26,962,500	46,875,223	(3)	9,465,082	2,271,620	2,776,433
Cash dividends / return of capital, declared per common share	$0.07	$0.12	$2.72	$4.36		$0.76	$0.18	$0.22

	Year Ended December 31,					Three Months Ended March 31,
Fleet Data	2002	2003	2004	2005	2006	2006	2007

Number of vessels	6.82	8.00	7.31	7.10	8.09	8.00	9.01
Calendar days	2,490	2,920	2,677	2,591	2,942	720	811
Available days	2,448	2,867	2,554	2,546	2,895	709	767
Voyage days	2,440	2,846	2,542	2,508	2,864	709	766
Utilization Rate	99.7%	99.3%	99.5%	98.5%	98.9%	100.0%	99.8%

Average Daily Statistics
Average TCE rate	$6,049	$8,965	$17,839	$17,485	$14,313	$13,072	$18,333
Running Cost	2,877	3,005	3,327	3,323	3,524	3,620	3,609
Management Fee	590	590	737	738	770	711	824
G&A Expenses	—	—	—	162	366	326	308
Total Operating Expenses	3,467	3,595	4,064	4,223	4,660	4,656	4,741

——————

(1)

In 2004, the estimated scrap value of the vessels was increased from $170 to $300 per light ton to reflect market price developments in the scrap metal market. The effect of this change in estimate was to reduce 2004 depreciation expense by $1,400,010 and increase 2004 net income by the same amount. In addition, in 2004, the estimated useful life of the vessel m/v Ariel was extended from 28 years to 30 years since the vessel performed dry-docking in the current year. The vessel was sold in February 2007. The m/v Widar was sold in April 2004. Depreciation expenses for m/v Widar for the year ended December 31, 2004 amounted to $136,384 compared to $409,149 in 2003.

(2)

We consider Adjusted EBITDA to represent net earnings before interest, taxes, depreciation and amortization after adjusted for the amortization of deferred revenue from above or below market period charters acquired. Adjusted EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined by United States generally accepted accounting principles, or U.S. GAAP, and our calculation of Adjusted EBITDA may not be comparable to that reported by other companies. Adjusted EBITDA is included herein because it is a basis upon which we assess our liquidity position and because we believe that it presents useful information to investors regarding a company’s ability to service and/or incur indebtedness. The Company’s definition of Adjusted EBITDA may not be the same as that used by other companies in the shipping or other industries.

(3)

This amount reflects a dividend in the amount of $30,175,223 and a return of capital in the amount of $16,700,000. The total payment to shareholders made in 2005 is in excess of previously retained earnings because the Company decided to distribute to its original shareholders in advance of going public most of the profits relating to the Company’s operations up to that time and to recapitalize the Company. This one-time dividend cannot be considered indicative of future dividend payments and the Company refers you to the other sections in this annual report for a clearer understanding of the Company’s dividend policy.

Adjusted EBITDA Reconciliation to Net Income:

	Year Ended December 31,					Three Months Ended March 31,
	2002	2003	2004	2005	2006	2006	2007

Net income	$891,628	$8,426,612	$30,611,765	$25,178,454	$20,069,407	$3,418,882	$9,475,308
Amortization of dry-docking and special survey expense and vessel depreciation	4,053,049	4,757,933	3,461,678	4,208,252	7,292,838	1,556,489	2,691,026
Interest and finance cost	793,732	756,873	521,215	1,035,414	2,528,812	458,934	800,841
Amortization of deferred revenue of below market charters acquired	—	—	—	—	(731,372)	—	(115,255)
Amortization of deferred revenue of above market charters acquired	—	—	—	—	380,003	—	727,666
Adjusted EBITDA	$5,738,409	$13,941,418	$$34,594,658	$30,422,120	$29,539,688	$5,434,305	$13,579,586

Adjusted EBITDA Reconciliation to Cash Flow from Operations:

	Year Ended December 31,					Three Months Ended March 31,
	2002	2003	2004	2005	2006	2006	2007

Cash Flow from Operations	$5,631,343	$10,956,132	$34,208,693	$20,594,782	$20,968,824	$7,305,894	$8,844,858
Net increase/ (decrease) in operating asset/liabilities	(661,824)	2,466,840	(2,454,982)	8,975,697	1,670,797	(2,330,523)	544,610
Gain (loss) on derivative	—	—	27,029	(100,029)	—	—	—
Gain from vessel sales	—	—	2,315,477	—	4,445,856	—	3,411,397
Investment in associate/ provision for doubtful accounts	30,655	(171,025)	27,907	—	—	—	—
Interest, net	738,235	689,471	470,534	951,670	2,454,212	458,934	778,721
Adjusted EBITDA	$5,738,409	$13,941,418	$34,594,658	$30,422,120	$29,539,688	$5,434,305	$13,579,586

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements include information about possible or assumed future results of our operations or our performance. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “estimates,” and variations of such words and similar expressions are intended to identify the forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding:

•

our future operating or financial results;

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future, pending or recent acquisitions, business strategy, areas of possible expansion, and expected capital spending or operating expenses;

•

drybulk and container shipping industry trends, including charter rates and factors affecting vessel supply and demand;

•

our financial condition and liquidity, including our ability to obtain additional financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

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availability of crew, number of off-hire days, dry-docking requirements and insurance costs;

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our expectations about the availability of vessels to purchase or the useful lives of our vessels;

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our expectations relating to dividend payments and our ability to make such payments;

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our ability to leverage to our advantage our manager’s relationships and reputations in the drybulk and container shipping industry;

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changes in seaborne and other transportation patterns;

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changes in governmental rules and regulations or actions taken by regulatory authorities;

•

potential liability from future litigation;

•

global and regional political conditions;

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acts of terrorism and other hostilities; and

•

other factors discussed in the section titled “Risk Factors” in this prospectus supplement and the accompanying prospectus.

We undertake no obligation to publicly update or revise any forward-looking statements contained in this prospectus, or the documents to which we refer you in this prospectus, to reflect any change in our expectations with respect to such statements or any change in events, conditions or circumstances on which any statement is based.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should consider carefully the following factors, as well as the other information set forth in this prospectus supplement and the accompanying prospectus, before making an investment in our common stock. Some of the following risks relate principally to the industry in which we operate and our business in general. Other risks relate to the securities market for and ownership of our common stock. Any of the described risks could significantly and negatively affect our business, financial condition, operating results and price of our common stock. The following risk factors describe the material risks that are presently known to us.

Industry Risk Factors

The cyclical nature of the shipping industry may lead to volatile changes in freight rates which may reduce our revenues and net income.

We are an independent shipping company that operates in the drybulk and container shipping industry. Our profitability is dependent upon the freight rates we are able to charge. The supply of and demand for shipping capacity strongly influences freight rates. The demand for shipping capacity is determined primarily by the demand for the type of commodities carried and the distance that those commodities must be moved by sea. The demand for commodities is affected by, among other things, world and regional economic and political conditions (including developments in international trade, fluctuations in industrial and agricultural production and armed conflicts), environmental concerns, weather patterns, and changes in seaborne and other transportation costs. The size of the existing fleet in a particular market, the number of new vessel deliveries, the scrapping of older vessels and the number of vessels out of active service (i.e., laid-up, dry-docked, awaiting repairs or otherwise not available for hire), determines the supply of shipping capacity, which is measured by the amount of suitable tonnage available to carry cargo. The cyclical nature of the shipping industry may lead to volatile changes in freight rates which may reduce our revenues and net income.

In addition to the prevailing and anticipated freight rates, factors that affect the rate of newbuilding, scrapping and laying-up include newbuilding prices, secondhand vessel values in relation to scrap prices, costs of bunkers and other operating costs, costs associated with classification society surveys, normal maintenance and insurance coverage, the efficiency and age profile of the existing fleet in the market and government and industry regulation of maritime transportation practices, particularly environmental protection laws and regulations. These factors influencing the supply of and demand for shipping capacity are outside of our control, and we may not be able to correctly assess the nature, timing and degree of changes in industry conditions. Some of these factors may have a negative impact on our revenues and net income.

The value of our vessels may fluctuate, adversely affecting our earnings, liquidity and causing us to breach our secured credit agreements.

The market value of our vessels can fluctuate significantly. The market value of our vessels may increase or decrease depending on the following factors:

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general economic and market conditions affecting the shipping industry;

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supply of drybulk, container and multipurpose vessels;

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demand for drybulk, container and multipurpose vessels;

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types and sizes of vessels;

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other modes of transportation;

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cost of newbuildings;

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new regulatory requirements from governments or self-regulated organizations; and

•

prevailing level of charter rates.

As vessels grow older, they generally decline in value. Due to the cyclical nature of the drybulk and container shipping industry, if for any reason we sell vessels at a time when prices have fallen, we could incur a loss and our business, results of operations, cash flow, financial condition and ability to pay dividends could be adversely affected.

In addition, we periodically re-evaluate the carrying amount and period over which long-lived assets are depreciated to determine if events have occurred which would require modification to their carrying values or their useful lives. A determination that a vessel’s estimated remaining useful life or fair value has declined below its carrying amount could result in an impairment charge against our earnings and a reduction in our shareholders’ equity. Any change in the assessed market value of any of our vessels might also cause a violation of the covenants of each secured credit agreement which in turn might restrict our cash and affect our liquidity. All of our credit agreements provide for a minimum security maintenance ratio. If the assessed market value of our vessels declines below certain thresholds, we will be deemed to have violated these covenants and may incur penalties for breach of our credit agreements. For example, these penalties could require us to prepay the shortfall between the assessed market value of our vessels and the value of such vessels required to be maintained pursuant to the secured credit agreement, or to provide additional security acceptable to the lenders in an amount at least equal to the amount of any shortfall. Further, we may agree on future loans to may include various other covenants, in addition to the vessel-related ones, that may ultimately depend on the assessed values of our vessels. Such covenants could include, but are not limited to, maximum fleet leverage covenants and minimum fair net worth covenants.

Our future profitability will be dependent on the level of charter rates in the international drybulk and container  shipping industry.

Charter rates for the international drybulk and container shipping industry have reached record highs during 2004 and 2005; however, by the beginning of 2006 rates declined and while drybulk rates have recovered since early 2006 and returned to their earlier record highs in 2007, container ship rates have remained flat for most of 2006, further declined by the end of the year and only modestly recovered in the beginning of 2007. We anticipate that the future demand for our drybulk, container and multipurpose vessels and the charter rates of the corresponding markets will be dependent upon continued economic growth in China, India and the world economy, seasonal and regional changes in demand, and changes to the capacity of the world fleet. The capacity of the world fleet seems likely to increase and economic growth may not continue. Adverse economic, political, social or other developments could also have a material adverse effect on our business and results of operations. If the number of new ships delivered exceeds the number of vessels being scrapped and lost, vessel capacity will increase. For instance, given that as of April 1, 2007 the capacity of the fully cellular worldwide container vessel fleet was approximately 9.7 million teu, with approximately 4.6 million teu of additional capacity on order, the growing supply of container vessels may exceed future demand, particularly in the short term. If the supply of vessel capacity increases but the demand for vessel capacity does not increase correspondingly, charter rates and vessel values could materially decline.

The factors affecting the supply and demand for vessels are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable. Some of the factors that influence demand for vessel capacity include:

•

supply and demand for drybulk and container ship commodities, and separately for containerized cargo;

•

global and regional economic and political conditions;

•

the distance drybulk and containerized commodities are to be moved by sea;

•

environmental and other regulatory developments;

•

currency exchange rates;

•

changes in global production and manufacturing distribution patterns of finished goods that utilize drybulk and other containerized commodities; and

•

changes in seaborne and other transportation patterns.

Some of the factors that influence the supply of vessel capacity include:

•

the number of newbuilding deliveries;

•

the scrapping rate of older vessels;

•

the price of steel and other materials;

•

port congestion;

•

changes in environmental and other regulations that may limit the useful life of vessels; and

•

the number of vessels that are out of service.

An economic slowdown in the Asia Pacific region could materially reduce the amount and/or profitability of our business.

A significant number of the port calls made by our vessels involve the loading or discharging of raw materials and semi-finished products in ports in the Asia Pacific region. As a result, a negative change in economic conditions in any Asia Pacific country, particularly in China, may have an adverse effect on our business, financial position and results of operations, as well as our future prospects. In particular, in recent years, China has been one of the world’s fastest growing economies in terms of gross domestic product. Such growth may not be sustained and the Chinese economy may experience contraction in the future. Moreover, any slowdown in the economies of the United States of America, the European Union or certain Asian countries may adversely effect economic growth in China and elsewhere. Our business, financial position and results of operations, as well as our future prospects, will likely be materially and adversely affected by an economic downturn in any of these countries.

We may become dependent on spot charters in the volatile shipping markets, which may result in decreased revenues and/or profitability.

Although most of our vessels are currently under period charters, in the future, we may have more of these vessels and/or any newly acquired vessels on spot charters. The spot market is highly competitive and rates within this market are subject to volatile fluctuations, while period charters provide income at pre-determined rates over more extended periods of time. If we decide to spot charter our vessels, we may not be able to keep all our vessels fully employed in these short-term markets or that future spot rates will be sufficient to enable our vessels to be operated profitably. A significant decrease in charter rates could affect the value of our fleet and could adversely affect our profitability and cash flows with the result that our ability to pay debt service to our lenders and dividends to our shareholders could be impaired.

An over-supply of drybulk carrier and container ship capacity may lead to reductions in charter hire rates and profitability.

The market supply of drybulk carriers and especially container ships has been increasing, and the number of container ships on order have recently reached historic highs. These newbuildings are expected to begin being delivered in significant numbers starting in 2007. An over-supply of drybulk carrier and container ship capacity may result in a reduction of charter hire rates. If such a reduction occurs upon the expiration or termination of our drybulk carriers’ and container ships’ current charters, such as during 2007, when the charters under which two of our container ships are currently deployed expire, we may only be able to recharter those drybulk carriers and container ships at reduced or unprofitable rates or we may not be able to charter these vessels at all.

We are subject to regulation and liability under environmental laws that could require significant expenditures and affect our cash flows and net income.

Our business and the operation of our vessels are materially affected by government regulation in the form of international conventions, national, state and local laws and regulations in force in the jurisdictions in which the vessels operate, as well as in the country or countries of their registration. Because such conventions, laws, and regulations are often revised, we may not be able to predict the ultimate cost of complying with such conventions, laws and regulations or the impact thereof on the resale prices or useful lives of our vessels. Additional conventions, laws and regulations may be adopted which could limit our ability to do business or increase the cost of our doing business and which may materially adversely affect our operations. We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses, certificates and financial assurances with respect to our operations.

The operation of our vessels is affected by the requirements set forth in the International Maritime Organization’s (“IMO’s”) International Management Code for the Safe Operation of Ships and Pollution Prevention (“ISM Code”). The ISM Code requires shipowners and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels, and/or may result in a denial of access to, or detention in, certain ports. Currently, each of our vessels and Eurobulk, our affiliated ship management company, are ISM Code-certified, but we may not be able to maintain such certification indefinitely.

Although the United States of America is not a party, many countries have ratified and follow the liability scheme adopted by the IMO and set out in the International Convention on Civil Liability for Oil Pollution Damage, 1969, as amended (the “CLC”), and the Convention for the Establishment of an International Fund for Oil Pollution of 1971, as amended. Under these conventions, a vessel’s registered owner is strictly liable for pollution damage caused on the territorial waters of a contracting state by discharge of persistent oil, subject to certain complete defenses. Many of the countries that have ratified the CLC have increased the liability limits through a 1992 Protocol to the CLC. The right to limit liability is also forfeited under the CLC where the spill is caused by the owner’s actual fault or privity and, under the 1992 Protocol, where the spill is caused by the owner’s intentional or reckless conduct. Vessels trading to contracting states must provide evidence of insurance covering the limited liability of the owner. In jurisdictions where the CLC has not been adopted, various legislative schemes or common law govern, and liability is imposed either on the basis of fault or in a manner similar to the CLC.

The United States Oil Pollution Act of 1990 (“OPA”) established an extensive regulatory and liability regime for the protection and clean-up of the environment from oil spills. OPA affects all owners and operators whose vessels trade in the United States of America or any of its territories and possessions or whose vessels operate in waters of the United States of America, which includes the territorial sea of the United States of America and its 200 nautical mile exclusive economic zone. OPA allows for potentially unlimited liability without regard to fault of vessel owners, operators and bareboat charterers for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels, including bunkers (fuel), in the U.S. waters. OPA also expressly permits individual states to impose their own liability regimes with regard to hazardous materials and oil pollution materials occurring within their boundaries.

While we do not carry oil as cargo, we do carry fuel oil (bunkers) in our drybulk carriers. We currently maintain, for each of our vessels, pollution liability coverage insurance of $1 billion per incident. If the damages from a catastrophic spill exceeded our insurance coverage, that would have a material adverse affect on our financial condition.

Capital expenditures and other costs necessary to operate and maintain our vessels may increase due to changes in governmental regulations, safety or other equipment standards.

Changes in governmental regulations, safety or other equipment standards, as well as compliance with standards imposed by maritime self-regulatory organizations and customer requirements or competition, may require us to make additional expenditures. In order to satisfy these requirements, we may, from time to time, be required to take our vessels out of service for extended periods of time, with corresponding losses of revenues. In the future, market conditions may not justify these expenditures or enable us to operate some or all of our vessels profitably during the remainder of their economic lives.

Increased inspection procedures and tighter import and export controls could increase costs and disrupt our business.

International shipping is subject to various security and customs inspection and related procedures in countries of origin and destination. Inspection procedures may result in the seizure of contents of our vessels, delays in the loading, offloading or delivery and the levying of customs duties, fines or other penalties against us.

It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Furthermore, changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business, financial condition and results of operations.

Rising fuel prices may adversely affect our profits.

Fuel (bunkers) is a significant, if not the largest, operating expense for many of our shipping operations when our vessels are under voyage charter. When a vessel is operating under a time charter, these costs are paid by the charterer. However fuel costs are taken into account by the charterer in determining the amount of time charter hire and therefore fuel costs also indirectly affect time charters. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. Fuel prices have been at historically high levels recently, but shipowners have not really felt the effect of these high prices because the shipping markets have also been at high levels. Any increase in the price of fuel may adversely affect our profitability.

If our vessels fail to maintain their class certification and/or fail any annual survey, intermediate survey, dry-docking or special survey, that vessel would be unable to carry cargo, thereby reducing our revenues and profitability and violating certain loan covenants of our third-party indebtedness.

The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the Safety of Life at Sea Convention (“SOLAS”). Our vessels are currently classed with Lloyd’s Register of Shipping, Bureau Veritas and Nippon Kaiji Kyokai. ISM and International Ship and Port Facilities Security (“ISPS”) certification have been awarded by Bureau Veritas and the Panama Maritime Authority to our vessels and Eurobulk.

A vessel must undergo annual surveys, intermediate surveys, dry-dockings and special surveys. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Every vessel is also required to be dry-docked every two to three years for inspection of the underwater parts of such vessel.

If any vessel does not maintain its class and/or fails any annual survey, intermediate survey, dry-docking or special survey, the vessel will be unable to carry cargo between ports and will be unemployable and uninsurable which could cause us to be in violation of certain covenants in our loan agreements. Any such inability to carry cargo or be employed, or any such violation of covenants, could have a material adverse impact on our financial condition and results of operations. That status could cause us to be in violation of certain covenants in our loan agreements.

Maritime claimants could arrest our vessels, which could interrupt our cash flow.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against that vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lienholder may enforce its lien by arresting a vessel through foreclosure proceedings. The arresting or attachment of one or more of our vessels could interrupt our cash flow and require us to pay large sums of funds to have the arrest lifted which would have a material adverse effect on our financial condition and results of operations.

In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert “sister ship” liability against one of our vessels for claims relating to another of our vessels.

Governments could requisition our vessels during a period of war or emergency, resulting in loss of earnings.

A government could requisition for title or seize our vessels. Requisition for title occurs when a government takes control of a vessel and becomes the owner. Also, a government could requisition our vessels for hire. Requisition for hire occurs when a government takes control of a vessel and effectively becomes the charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Government requisition of one or more of our vessels could have a material adverse effect on our financial condition and results of operations.

World events outside our control may negatively affect our ability to operate, thereby reducing our revenues and net income or our ability to obtain additional financing, thereby restricting the implementation of our business strategy.

Terrorist attacks such as the attacks on the United States of America on September 11, 2001, on London, England on July 7, 2005, and the response to these attacks, as well as the threat of future terrorist attacks, continue to cause uncertainty in the world financial markets and may affect our business, results of operations and financial condition. The continuing conflict in Iraq may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. These uncertainties could also have a material adverse effect on our ability to obtain additional financing on terms acceptable to us or at all. Terrorist attacks may also negatively affect our operations and financial condition and directly impact its vessels or its customers. Future terrorist attacks could result in increased volatility of the financial markets in the United States of America and globally and could result in an economic recession in the United States of America or the world. Any of these occurrences could have a material adverse impact on our financial condition and costs.

Company Risk Factors

If we do not use the  proceeds of this offering to acquire vessels and expand our fleet, we may use the proceeds of the offering for general corporate purposes which may result in lower earnings.

We intend to use the proceeds of this offering to acquire additional vessels and expand our fleet. Our management will have the discretion to identify and acquire vessels. If our management is unable to identify and acquire vessels on terms acceptable to us, we may use the proceeds of this offering for general corporate purposes. It may take a substantial period of time before we can locate and purchase suitable vessels. During this period, the proceeds of this offering may be invested on a short-term basis and therefore may not yield returns at rates comparable to what a vessel might have earned.

We depend entirely on Eurobulk to manage and charter our fleet, which may adversely affect our operations if Eurobulk fails to perform its obligations.

We have no employees and we currently contract the commercial and technical management of our fleet, including crewing, maintenance and repair, to Eurobulk, our affiliated ship management company. We may lose Eurobulk’s services or Eurobulk may fail to perform its obligations to us which could have a material adverse effect on our financial condition and results of our operations. Although we may have rights against Eurobulk if it defaults on its obligations to us, you will have no recourse against Eurobulk. Further, we expect that we will need to seek approval from our lenders to change Eurobulk as our ship manager.

Because Eurobulk is a privately held company, there is little or no publicly available information about it and there may be very little advance warning of operational or financial problems experienced by Eurobulk that may adversely affect us.

The ability of Eurobulk to continue providing services for our benefit will depend in part on its own financial strength. Circumstances beyond our control could impair Eurobulk’s financial strength, and because Eurobulk is privately held it is unlikely that information about its financial strength would become public unless Eurobulk began to default on its obligations. As a result, there may be little advance warning of problems affecting Eurobulk, even though these problems could have a material adverse effect on us.

Following this offering, Friends Investment Company Inc. will own approximately 42% of our outstanding shares of common stock, which may limit your ability to influence our actions.

Following this offering, Friends Investment Company Inc., or Friends, our largest shareholder, will own approximately 42.0% of the outstanding shares of our common stock. As a result of this share ownership and for so long as Friends owns a significant percentage of our outstanding common stock, Friends will be able to influence the outcome of any shareholder vote, including the election of directors, the adoption or amendment of provisions in our articles of incorporation or bylaws and possible mergers, corporate control contests and other significant corporate transactions. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, merger, consolidation, takeover or other business combination involving us. This concentration of ownership could also discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which could in turn have an adverse effect on the market price of our common stock.

Our corporate governance practices are in compliance with, and are not prohibited by, the laws of the Republic of the Marshall Islands, and as such we are entitled to exemption from certain NASDAQ corporate governance standards. As a result, you may not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ corporate governance requirements.

Our Company’s corporate governance practices are in compliance with, and are not prohibited by, the laws of the Republic of the Marshall Islands. Therefore, we are exempt from many of NASDAQ’s corporate governance practices other than the requirements regarding the disclosure of a going concern audit opinion, submission of a listing agreement, notification of material non-compliance with NASDAQ corporate governance practices, and the establishment and composition of an audit committee and a formal written audit committee charter. For a list of the practices followed by us in lieu of NASDAQ’s corporate governance rules, we refer you to the section of this prospectus supplement entitled “Management—Corporate Governance.”

We and our principal officers have affiliations with Eurobulk that could create conflicts of interest detrimental to us.

Our principal officers are also principals, officers and employees of Eurobulk, which is our ship management company. These responsibilities and relationships could create conflicts of interest between us and Eurobulk. Conflicts may also arise in connection with the chartering, purchase, sale and operations of the vessels in our fleet versus other vessels that are or may be managed in the future by Eurobulk. Circumstances in any of these instances may make one decision advantageous to us but detrimental to Eurobulk and vice versa. Eurobulk is expected to manage at least one vessel other than those owned by Euroseas. In the past, Eurobulk has managed other vessels where the Pittas family was a minority shareholder but never any where there was no Pittas family participation at all. However, it is possible that in the future Eurobulk may manage additional vessels which will not belong to Euroseas and in which the Pittas family may have controlling, little or even no power or participation and where such conflicts may arise. Eurobulk may not be able to resolve all conflicts of interest in a manner beneficial to us.

Companies affiliated with Eurobulk or our officers and directors may acquire vessels that compete with our fleet.

Companies affiliated with Eurobulk or our officers and directors own drybulk carriers and may acquire additional drybulk carriers, container ships or multipurpose vessels in the future. These vessels could be in competition with our fleet and other companies affiliated with Eurobulk might be faced with conflicts of interest with respect to their own interests and their obligations to us. Eurobulk, Friends and Aristides J. Pittas, our Chairman and Chief Executive Officer, have granted us a right of first refusal to acquire any drybulk vessel or container ship which any of them may consider for acquisition in the future. In addition, Mr. Pittas will use his best efforts to cause any entity with respect to which he directly or indirectly controls to grant us this right of first refusal. Were we, however, to decline any such opportunity offered to us or we do not have the resources or desire to accept any such opportunity, Eurobulk, Friends and Aristides J. Pittas, and any of their respective Affiliates, could acquire such vessels.

Our officers do not devote all of their time to our business.

Our officers are involved in other business activities that may result in their spending less time than is appropriate or necessary in order to manage our business successfully. Our Chief Executive Officer, Chief Financial Officer and Secretary are not employed directly by us, but rather their services are provided pursuant to our master management agreement with Eurobulk. These officers may spend a material portion of their time providing services to Eurobulk and its affiliates on matters unrelated to us.

We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations or to make dividend payments.

We are a holding company and our subsidiaries, which are all wholly-owned by us, conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests in our wholly-owned subsidiaries. As a result, our ability to make dividend payments to you depends on our subsidiaries and their ability to distribute funds to us. If we are unable to obtain funds from our subsidiaries, we may be unable or our Board of Directors may exercise its discretion not to pay dividends.

We may not be able to pay dividends.

Although our Board of Directors has adopted a policy to pay minimum quarterly dividends of $0.22 per share, subject to the limitations discussed below, we currently intend to pay regular minimum quarterly dividends of $0.24 per share in 2007 to holders of our common stock, when, as and if declared by our Board of Directors. However, we may not earn sufficient charterhire or we may incur expenses or liabilities that would reduce or eliminate the cash available for distribution as dividends. Our loan agreements may also limit the amount of dividends we can pay under some circumstances based on certain covenants included in the loan agreements.

If we are not successful in acquiring additional vessels, any unused net proceeds from this offering may be used for general corporate purposes or held pending investment in other vessels. Identifying and acquiring vessels may take a significant amount time. The result may be that proceeds of this offering are not invested in additional vessels, or are so invested but only after some delay. In either case, we will not be able to earn charter hire consistent with our current anticipations, and our profitability and our ability to pay dividends will be affected.

In addition, the declaration and payment of dividends will be subject at all times to the discretion of our Board of Directors. The timing and amount of dividends will depend on our earnings, financial condition, cash requirements and availability, restrictions in our loan agreements, growth strategy, charter rates in the drybulk and container shipping industry, the provisions of Marshall Islands law affecting the payment of dividends and other factors. Marshall Islands law generally prohibits the payment of dividends other than from surplus (retained earnings and the excess of consideration received for the sale of shares above the par value of the shares), but if there is no surplus, dividends may be declared out of the net profits (basically, the excess of our revenue over our expenses) for the fiscal year in which the dividend is declared or the preceding fiscal year. Marshall Islands law also prohibits the payment of dividends while a company is insolvent or if it would be rendered insolvent upon the payment of a dividend. As a result, we may not be able to pay dividends.

If we are unable to fund our capital expenditures, we may not be able to continue to operate some of our vessels, which would have a material adverse effect on our business and our ability to pay dividends.

In order to fund our capital expenditures, we may be required to incur borrowings or raise capital through the sale of debt or equity securities. Our ability to access the capital markets through future offerings may be limited by our financial condition at the time of any such offering as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond our control. Our failure to obtain the funds for necessary future capital expenditures would limit our ability to continue to operate some of our vessels and could have a material adverse effect on our business, results of operations and financial condition and our ability to pay dividends. Even if we are successful in obtaining such funds through financings, the terms of such financings could further limit our ability to pay dividends.

If we fail to manage our planned growth properly, we may not be able to successfully expand our market share.

We intend to continue to grow our fleet. Our growth will depend on:

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locating and acquiring suitable vessels;

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identifying and consummating acquisitions or joint ventures;

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integrating any acquired business successfully with our existing operations;

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enhancing our customer base;

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managing our expansion; and

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obtaining required financing on acceptable terms.

During periods in which charter rates are high, vessel values generally are high as well, and it may be difficult to consummate vessel acquisitions at favorable prices. In addition, growing any business by acquisition presents numerous risks, such as undisclosed liabilities and obligations and difficulty experienced in (1) obtaining additional qualified personnel, (2) managing relationships with customers and suppliers, and (3) integrating newly acquired operations into existing infrastructures. We may not be successful in executing our growth plans or that we will not incur significant expenses and losses in connection with the execution of those growth plans.

A decline in the market value of our vessels could lead to a default under our loan agreements and the loss of our vessels.

We have incurred secured debt under loan agreements for our vessels and currently expect to incur additional secured debt in connection with our acquisition of other vessels. If the market value of our fleet declines, we may not be in compliance with certain provisions of our existing loan agreements and we may not be able to refinance our debt or obtain additional financing. If we are unable to pledge additional collateral, our lenders could accelerate our debt and foreclose on our fleet.

Our existing loan agreements contain restrictive covenants that may limit our liquidity and corporate activities.

Our existing loan agreements impose operating and financial restrictions on us. These restrictions may limit our ability to:

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incur additional indebtedness;

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create liens on our assets;

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sell capital stock of our subsidiaries;

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make investments;

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engage in mergers or acquisitions;

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pay dividends;

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make capital expenditures;

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change the management of our vessels or terminate or materially amend the management agreement relating to each vessel; and

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sell our vessels.

Therefore, we may need to seek permission from our lenders in order to engage in some corporate actions. The lenders’ interests may be different from our interests, and we may not be able to obtain the lenders’ permission when needed. This may prevent us from taking actions that are in our best interest.

Servicing future debt would limit funds available for other purposes.

To finance our fleet, we have incurred secured debt under loan agreements for our vessels. We also currently expect to incur additional secured debt to finance the acquisition of additional vessels. We must dedicate a portion of our cash flow from operations to pay the principal and interest on our debt. These payments limit funds otherwise available for working capital expenditures and other purposes. As of March 31, 2007, we had total bank debt of approximately $70.5 million. Our current repayment schedule requires us to repay $32.1 million of this debt by the end of 2008 inclusive of $0.96 million for a new loan we entered into on June 11, 2007 to partly finance the acquisition of m/v Manolis P. If we were unable to service our debt, it could have a material adverse effect on our financial condition and results of operations.

A rise in interest rates could cause an increase in our costs and have a material adverse effect on our financial condition and results of operations. To finance vessel purchases, we have borrowed, and may continue to borrow, under loan agreements that provide for periodic interest rate adjustments based on indices that fluctuate with changes in market interest rates. If interest rates increase significantly, it would increase our costs of financing our acquisition of vessels, which could have a material adverse effect on our financial condition and results of operations. Any increase in debt service would also reduce the funds available to us to purchase other vessels.

Our ability to obtain additional debt financing may be dependent on the performance of our then existing charters and the creditworthiness of our charterers.

The actual or perceived credit quality of our charterers, and any defaults by them, may materially affect our ability to obtain the additional debt financing that we will require to purchase additional vessels or may significantly increase our costs of obtaining such financing. Our inability to obtain additional financing at all or at a higher than anticipated cost may materially affect our results of operation and our ability to implement our business strategy.

As we expand our business, we may need to upgrade our operations and financial systems, and add more staff and crew. If we cannot upgrade these systems or recruit suitable employees, our performance may be adversely affected.

Our current operating and financial systems may not be adequate if we expand the size of our fleet, and our attempts to improve those systems may be ineffective. In addition, if we expand our fleet, we will have to rely on Eurobulk to recruit suitable additional seafarers and shoreside administrative and management personnel. Eurobulk may not be able to continue to hire suitable employees as we expand our fleet. If Eurobulk’s unaffiliated crewing agent encounters business or financial difficulties, we may not be able to adequately staff our vessels. If we are unable to operate our financial and operations systems effectively or to recruit suitable employees, our performance may be materially adversely affected.

Because we obtain some of our insurance through protection and indemnity associations, we may also be subject to calls in amounts based not only on our own claim records, but also the claim records of other members of the protection and indemnity associations.

We may be subject to calls in amounts based not only on our claim records but also the claim records of other members of the protection and indemnity associations through which we receive insurance coverage for tort liability, including pollution-related liability. Our payment of these calls could result in significant expense to us, which could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

Labor interruptions could disrupt our business.

Our vessels are manned by masters, officers and crews that are employed by third parties. If not resolved in a timely and cost-effective manner, industrial action or other labor unrest could prevent or hinder our operations from being carried out normally and could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

In the highly competitive international drybulk and container shipping industry, we may not be able to compete for charters with new entrants or established companies with greater resources.

We employ our vessels in highly competitive markets that are capital intensive and highly fragmented. Competition arises primarily from other vessel owners, some of whom have substantially greater resources than us. Competition for the transportation of drybulk and container cargoes can be intense and depends on price, location, size, age, condition and the acceptability of the vessel and its managers to the charterers. Due in part to the highly fragmented market, competitors with greater resources could operate larger fleets through consolidations or acquisitions that may be able to offer better prices and fleets.

We will not be able to take advantage of favorable opportunities in the current spot market with respect to vessels employed on period charters.

As of June 21, 2007, nine of the 11 vessels in our fleet are employed under period charters with remaining terms ranging between two months and 56 months, and one of our vessels is partly protected from market fluctuations (77% of its capacity in 2007 and 42% in 2008) via its participation in a shipping pool and two “short panamax funds” (cargo funds). Although period charters provide relatively steady streams of revenue, vessels committed to period charters may not be available for spot charters during periods of increasing charter hire rates, when spot charters might be more profitable. If we cannot re-charter these vessels on period charters or trade them in the spot market profitably, our results of operations and operating cash flow may suffer. We may not be able to secure charter hire rates in the future that will enable us to operate our vessels profitably.

We may be unable to attract and retain key management personnel and other employees in the shipping industry, which may negatively affect the effectiveness of our management and our results of operations.

Our success depends to a significant extent upon the abilities and efforts of our management team. Our success will depend upon our ability to hire additional employees and to retain key members of our management team. The loss of any of these individuals could adversely affect our business prospects and financial condition. Difficulty in hiring and retaining personnel could adversely affect our results of operations. We do not currently intend to maintain “key man” life insurance on any of our officers.

Risks involved with operating ocean-going vessels could affect our business and reputation, which may reduce our revenues.

The operation of an ocean-going vessel carries inherent risks. These risks include, among others, the possibility of:

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marine disaster;

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piracy;

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environmental accidents;

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grounding, fire, explosions and collisions;

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cargo and property losses or damage;

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business interruptions caused by mechanical failure, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions; and

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work stoppages or other labor problems with crew members serving on our vessels.

Such occurrences could result in death or injury to persons, loss of property or environmental damage, delays in the delivery of cargo, loss of revenues from or termination of charter contracts, governmental fines, penalties or restrictions on conducting business, higher insurance rates, and damage to our reputation and customer relationships generally. Any of these circumstances or events could increase our costs or lower our revenues, which could result in reduction in the market price of our shares of common stock. The involvement of our vessels in an environmental disaster may harm our reputation as a safe and reliable vessel owner and operator.

The operation of drybulk carriers has certain unique operational risks.

The operation of certain ship types, such as drybulk carriers, has certain unique risks. With a drybulk carrier, the cargo itself and its interaction with the ship can be a risk factor. By their nature, drybulk cargoes are often heavy, dense, easily shifted, and react badly to water exposure. In addition, drybulk carriers are often subjected to battering treatment during unloading operations with grabs, jackhammers (to pry encrusted cargoes out of the hold), and small bulldozers. This treatment may cause damage to the vessel. Vessels damaged due to treatment during unloading procedures may be more susceptible to breach to the sea. Hull breaches in drybulk carriers may lead to the flooding of the vessels holds. If a drybulk carrier suffers flooding in its forward holds, the bulk cargo may become so dense and waterlogged that its pressure may buckle the vessels bulkheads leading to the loss of a vessel. If we are unable to adequately maintain our vessels we may be unable to prevent these events. Any of these circumstances or events could negatively impact our business, financial condition, results of operations and ability to pay dividends. In addition, the loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator.

The operation of container ships has certain unique operational risks.

The operation of container ships has certain unique risks. Container ships operate at high speeds in order to move cargoes around the world quickly and minimize delivery delays. These high speeds can result in greater impact in collisions and groundings resulting in more damage to the vessel when compared to vessels operating at lower speeds. In addition, due to the placement of the containers on a container ship, there is a greater risk that containers carried on deck will be lost overboard if an accident does occur. Furthermore, with the highly varied cargo that can be carried on a single container ship, there can be additional difficulties with any clean-up operation following an accident. Also, we may not be able to correctly control the contents and condition of cargoes within the containers which may give rise to events such as customer complaints, accidents on-board the ships or problems with authorities due to carriage of illegal cargoes. Any of these circumstances or events could negatively impact our business, financial condition, results of operations and ability to pay dividends. In addition, the loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator.

Our vessels may suffer damage and it may face unexpected dry-docking costs, which could affect our cash flow and financial condition.

If our vessels suffer damage, they may need to be repaired at a dry-docking facility. The costs of dry-dock repairs are unpredictable and may be substantial. We may have to pay dry-docking costs that our insurance does not cover. The loss of earnings while these vessels are being repaired and reconditioned, as well as the actual cost of these repairs, would decrease our earnings.

Purchasing and operating previously owned, or secondhand, vessels may result in increased operating costs and vessels off-hire, which could adversely affect our earnings.

Although we inspect the secondhand vessels prior to purchase, this inspection does not provide us with the same knowledge about their condition and cost of any required (or anticipated) repairs that it would have had if these vessels had been built for and operated exclusively by us. Generally, we do not receive the benefit of warranties on secondhand vessels.

In general, the cost of maintaining a vessel in good operating condition increases with the age of the vessel. As of June 21, 2007 the average age of our fleet was approximately 17 years. As our fleet ages, we will incur increased costs. Older vessels are typically less fuel efficient and more costly to maintain than more recently constructed vessels. Cargo insurance rates also increase with the age of a vessel, making older vessels less desirable to charterers. Governmental regulations and safety or other equipment standards related to the age of a vessel may also require expenditures for alterations or the addition of new equipment to our vessels and may restrict the type of activities in which our vessels may engage.

Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which the vessels may engage. As our vessels age, market conditions may not justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives. If we sell vessels, we are not certain that the price for which we sell them will equal their carrying amount at that time.

We may not have adequate insurance to compensate us adequately for damage to, or loss of, our vessels.

We procure hull and machinery insurance, protection and indemnity insurance, which includes environmental damage and pollution insurance and war risk insurance and freight, demurrage and defense insurance for our fleet. We do not maintain insurance against loss of hire, which covers business interruptions that result in the loss of use of a vessel. We may not be adequately insured against all risks and we may not be able to obtain adequate insurance coverage for our fleet in the future. The insurers may not pay particular claims. Our insurance policies contain deductibles for which we will be responsible and limitations and exclusions which may increase our costs. Moreover, the insurers may default on any claims they are required to pay. If our insurance is not enough to cover claims that may arise, it may have a material adverse effect on our financial condition and results of operations.

Our international operations expose us to risks of terrorism and piracy that may interfere with the operation of our vessels.

We are an international company and primarily conducts our operations outside the United States of America. Changing economic, political and governmental conditions in the countries where we are engaged in business or where our vessels are registered affect our operations. In the past, political conflicts, particularly in the Arabian Gulf, resulted in attacks on vessels, mining of waterways and other efforts to disrupt shipping in the area. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea. The likelihood of future acts of terrorism may increase, and our vessels may face higher risks of being attacked. We are not fully insured against any of these risks. In addition, future hostilities or other political instability in regions where our vessels operate could have a material adverse effect on our trade patterns and adversely affect our operations and performance.

Obligations associated with being a public company require significant company resources and management attention.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the other rules and regulations of the Commission, including the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act requires that we evaluate and determine the effectiveness of our internal control over financial reporting. However, as a non-accelerated filer, we are not yet subject to this requirement. Currently, we would be subject to such requirement by the end of our fiscal year ending December 31, 2007. If we have a material weakness in our internal control over financial reporting, we may not detect errors on a timely basis and our financial statements may be materially misstated. We have to dedicate a significant amount of time and resources to ensure compliance with these regulatory requirements.

We work with our legal, accounting and financial advisors to identify any areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as a public company. We evaluate areas such as corporate governance, corporate control, internal audit, disclosure controls and procedures and financial reporting and accounting systems. We will make changes in any of these and other areas, including our internal control over financial reporting, which we believe are necessary. However, these and other measures we may take may not be sufficient to allow us to satisfy our obligations as a public company on a timely and reliable basis. In addition, compliance with reporting and other requirements applicable to public companies will create additional costs for us and will require the time and attention of management. Our limited management resources may exacerbate the difficulties in complying with these reporting and other requirements while focusing on executing our business strategy. We may not be able to predict or estimate the amount of the additional costs we may incur, the timing of such costs or the degree of impact that our management’s attention to these matters will have on our business.

Our historical financial and operating data may not be representative of our future results because we are a recently formed company with a limited operating history as a stand-alone entity and as a publicly traded company.

Our historical financial and operating data may not be representative of our future results because we are a recently formed company with a limited operating history as a stand-alone entity and as a publicly traded company. Our consolidated financial statements include the financial position, results of operations and cash flows of shipowning companies managed by Eurobulk and majority owned by the Pittas family prior to their contribution to us. Although our results of operations, cash flows and financial condition reflected in the consolidated financial statements include all expenses allocable to our business, due to factors such as the additional administrative and financial obligations associated with operating as a publicly traded company, they may not be indicative of the results of operations that we would have achieved had we operated as a public entity for all periods presented or of future results that we may achieve as a publicly traded company with our current holding company structure.

Exposure to currency exchange rate fluctuations will result in fluctuations in our cash flows and operating results.

We generate all our revenues in U.S. dollars, but our ship manager, Eurobulk, incurs approximately 30% of vessel operating expenses and we incur management fees and general and administrative expenses in currencies other than the U.S. dollar. This difference could lead to fluctuations in our operating expenses, which would affect our financial results. Expenses incurred in foreign currencies increase when the value of the U.S. dollar falls, which would reduce our profitability.

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. holders.

A foreign corporation will be treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

Based on our current method of operation, we do not believe that we have been, are or will be a PFIC with respect to any taxable year. In this regard, we treat the gross income we derive or are deemed to derive from our time chartering activities as services income, rather than rental income. Accordingly, we believe that our income from our time chartering activities does not constitute “passive income,” and the assets that we own and operate in connection with the production of that income do not constitute passive assets.

There is, however, no direct legal authority under the PFIC rules addressing our method of operation. Accordingly, the U.S. Internal Revenue Service, or IRS, or a court of law may not accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, we may constitute a PFIC for any future taxable year if there were to be changes in the nature and extent of our operations.

If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders will face adverse U.S. tax consequences. Under the PFIC rules, unless those shareholders make an election available under the United States Internal Revenue Code of 1986 (the “Code”) (which election could itself have adverse consequences for such shareholders, as discussed below under “Taxation — United States Federal Income Taxation of U.S. Holders”), such shareholders would be liable to pay U.S. federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition or our shares, as if the excess distribution or gain had been recognized ratably over the shareholder’s holding period of our shares. See “Taxation — United States Federal Income Taxation of U.S. Holders” for a more comprehensive discussion of the U.S. federal income tax consequences to U.S. shareholders if we are treated as a PFIC.

We may have to pay tax on United States source income, which would reduce our earnings.

Under the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as ourselves and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States may be subject to a 4% United States federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under section 883 of the Code and the applicable Treasury Regulations promulgated thereunder.

We believe that we and each of our subsidiaries qualify for this statutory tax exemption and we have taken this position for United States federal income tax return reporting purposes. However, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption and thereby become subject to United States federal income tax on our United States source income. Due to the factual nature of the issues involved, we may not be able to maintain our tax-exempt status or that of any of our subsidiaries.

If we or our subsidiaries are not entitled to exemption under Section 883 for any taxable year, we or our subsidiaries could be subject for those years to an effective 2% United States federal income tax on the shipping income these companies derive during the year that are attributable to the transport or cargoes to or from the United States. The imposition of this taxation would have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders.

It may be difficult to enforce service of process and enforcement of judgments against us and our officers and directors.

We are a Marshall Islands corporation, and our executive offices are located outside of the United States in Maroussi, Greece. A majority of our directors and officers reside outside of the United States, and a substantial portion of our assets and the assets of our officers and directors are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside of the United States, judgments you may obtain in the U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

There is also substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

Risk Factors Relating To Our Common Stock

The trading volume for our common stock has been low, which may cause our common stock to trade at lower prices and make it difficult to sell your common stock.

Although our shares of common stock have traded on the NASDAQ Global Market since January 31, 2007, the trading volume has been low. Our shares may not actively trade in the public market and any such limited liquidity may cause our common stock to trade at lower prices and make it difficult to sell your common stock.

The market price of our common stock has been and may in the future be subject to significant fluctuations.

The market price of our common stock has been and may in the future be subject to significant fluctuations as a result of many factors, some of which are beyond our control. Among the factors that have in the past and could in the future affect our stock price are:

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quarterly variations in our results of operations;

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changes in sales or earnings estimates or publication of research reports by analysts;

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speculation in the press or investment community about our business or the shipping industry;

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changes in market valuations of similar companies and stock market price and volume fluctuations generally;

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strategic actions by us or our competitors such as acquisitions or restructurings;

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regulatory developments;

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additions or departures of key personnel;

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general market conditions; and

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domestic and international economic, market and currency factors unrelated to our performance.

The stock markets in general, and the markets for drybulk shipping and shipping stocks in general, have experienced extreme volatility that has sometimes been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

Our stock price may fall below the minimum share price requirements of the NASDAQ Global Market.

Although the price of shares of our common stock is currently above the minimum share price requirement to maintain the listing of our shares on the NASDAQ Global Market, it may not remain about the minimum required share price in the future. If our share price falls below $5.00, our common stock will not be marginable and this may reduce the liquidity of our common stock. If our share price falls below the required $1.00 minimum share price requirement for listed stock or we fail to maintain any other listing requirements, our stock could be delisted. Any of these events could result in an active trading market no longer existing for our shares.

The price of our shares may be volatile and less than you originally paid for such shares.

The price of our shares may be volatile, and may fluctuate due to factors such as:

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actual or anticipated fluctuations in quarterly and annual results;

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mergers and strategic alliances in the shipping industry;

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market conditions in the industry;

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changes in government regulation;

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fluctuations in our quarterly revenues and earnings and those of our publicly held competitors;

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payment of dividends;

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shortfalls in our operating results from levels forecasted by securities analysts;

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announcements concerning us or our competitors; and

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the general state of the securities markets.

The international drybulk and container shipping industry has been highly unpredictable and volatile. The market for stock of companies in this industry may be equally volatile. Our shares may trade at prices lower than you originally paid for such shares.

Our Articles of Incorporation and Bylaws contain anti-takeover provisions that may discourage, delay or prevent (1) our merger or acquisition and/or (2) the removal of incumbent directors and officers.

Our current Articles of Incorporation and Bylaws contain certain anti-takeover provisions. These provisions include blank check preferred stock, the prohibition of cumulative voting in the election of directors, a classified board of directors, advance written notice for shareholder nominations for directors, removal of directors only for cause, advance written notice of shareholder proposals for the removal of directors and limitations on action by shareholders. These provisions, either individually or in the aggregate, may discourage, delay or prevent (1) our merger or acquisition by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent directors and officers.

Future sales of our stock could cause the market price of our common stock to decline.

Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales could occur, may depress the market price for our common stock. These sales could also impair our ability to raise additional capital through the sale of our equity securities in the future.

On February 3, 2006, we registered for resale 2,342,331 shares of common stock we had issued in our Private Placement on August 25, 2005, 585,589 shares of our common stock issuable upon the exercise of warrants issued in the Private Placement and 272,868 shares of our common stock issued to certain affiliates of Cove, in connection with the merger of Cove with our wholly-owned subsidiary, Euroseas Acquisition Company Inc. Registration of such shares has, except for any shares purchased by affiliates, resulted in such shares becoming freely tradable without restriction under the Securities Act of 1933, as amended (the “Securities Act”).

In addition, we have entered into a registration rights agreement with Friends, our largest shareholder, pursuant to which we have granted Friends the right to require us to register under the Securities Act, shares of our common stock held by it. Under the registration rights agreement, Friends has the right to request that we register the sale of shares held by it on its behalf and may require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. Friends has registered all of its shares for re-sale under our registration statement that was declared effective on May 16, 2007 which has resulted in these shares becoming freely tradable without restriction under the Securities Act, subject to a 90 day lock-up agreement to which Friends is a party in connection with this offering.

We may issue additional shares of our stock in the future and our stockholders may elect to sell large numbers of shares held by them from time to time. Our amended and restated articles of incorporation authorize us to issue up to 100,000,000 shares of common stock and 20,000,000 shares of preferred stock.

Sales of a substantial number of any of the shares of common stock mentioned above may cause the market price of our common stock to decline.

Dividends paid on the common stock to U.S. individuals, trusts and estates may be taxed as ordinary income.

Our common stock is listed on the NASDAQ Global Market and dividends on our common stock are treated as “qualified dividend income” which is taxed to U.S. individuals, trusts and estates at preferential tax rates. If our common stock fails to maintain the requirements of the NASDAQ Global Market or another established securities market in the United States, our shares will trade over the counter and any dividends paid on the shares will be treated for U.S. tax purposes as ordinary income rather than “qualified dividend income” and lose the preferential tax treatment.

Because the Republic of the Marshall Islands, where we are incorporated, does not have a well-developed body of corporate law, shareholders may have fewer rights and protections than under typical United States law, such as Delaware, and shareholders may have difficulty in protecting their interest with regard to actions taken by our Board of Directors.

Our corporate affairs are governed by our Articles of Incorporation and Bylaws and by the Marshall Islands Business Corporations Act (the “BCA”). The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions. Stockholder rights may differ as well. For example, under Marshall Islands law, a copy of the notice of any meeting of the shareholders must be given not less than 15 days before the meeting, whereas in Delaware such notice must be given not less than 10 days before the meeting. Therefore, if immediate shareholder action is required, a meeting may not be able to be convened as quickly as it can be convened under Delaware law. Also, under Marshall Islands law, any action required to be taken by a meeting of shareholders may only be taken without a meeting if consent is in writing and is signed by all of the shareholders entitled to vote, whereas under Delaware law action may be taken by consent if approved by the number of shareholders that would be required to approve such action at a meeting. Therefore, under Marshall Islands law, it may be more difficult for a company to take certain actions without a meeting even if a majority of the shareholders approve of such action. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, public shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction.

PRICE RANGE OF COMMON STOCK

The trading market for shares of our common stock is the NASDAQ Global Market, on which our shares trade under the symbol “ESEA.” The following table sets forth the high and low closing prices for shares of our common stock since our listing originally in the OTCBB (under symbols ESEAF.OB and EUSEF.OB) and since January 31, 2007 on the NASDAQ Global Market. The prices below have been adjusted for the reverse 1-for-3 common stock split that was effected on October 6, 2006.

Period	High	Low

2006	$18.93	$6.00
2nd quarter 2006	18.93	9.00
3rd quarter 2006	9.30	8.55
4th quarter 2006	9.00	6.00
November 2006	9.00	6.00
December 2006	7.50	6.70

2007	$15.75	$7.00
1st quarter 2007	10.00	7.00
2nd quarter 2007	15.75	10.35
January 2007	9.00	7.00
February 2007	9.95	8.76
March 2007	10.00	9.11
April 2007	11.50	10.35
May 2007	13.35	10.83
June 2007*	15.75	13.37

——————

*

Through June 21, 2007

DIVIDEND POLICY

Our policy is to declare regular quarterly dividends to shareholders from our net profits each February, May, August and November in amounts the Board of Directors may from time to time determine are appropriate. Our Board has adopted a minimum target quarterly dividend of $0.22 per common share, but we expect to pay quarterly dividends of at least $0.24 per share for 2007.

Since our Private Placement in August 25, 2005, we have declared and paid dividends on our common stock in the amount of $0.21, $0.18, $0.18, $0.18, $0.21 and $0.22 per common share for the fiscal periods ended on September 30, 2005, December 31, 2005, March 31, 2006, June 30, 2006, September 30, 2006 and December 31, 2006, respectively, for a total of $1.18 per common share. On May 8, 2007 we declared a dividend on our common stock in the amount of $0.24 per share for the results of operations for the three-month period ended March 31, 2007, which was paid on June 15, 2007. Purchasers of common stock in this offering will not receive this dividend. We expect to declare our next dividend in August 2007.

We paid $687,500, $1,200,000, $26,962,500, $46,875,223 (consisting of $30,175,223 of dividends and $16,700,000 as return of capital), $9,465,082, $2,271,620 and $2,776,433 in 2002, 2003, 2004, 2005, 2006, and for the three month period ended March 31, 2006 and 2007, respectively. Over the period January 1, 2002 to June 30, 2005, we paid substantially all of our net income as dividends.

The exact timing and amount of dividend payments will be determined by our Board of Directors and will be dependent upon our earnings, financial condition, cash requirement and availability, restrictions in its loan agreements, growth strategy, the provisions of Marshall Islands law affecting the payment of distributions to shareholders and other factors, such as the acquisition of additional vessels. However, we do not believe that the acquisition of vessels to our fleet will impact our dividend policy of paying quarterly dividends to our shareholders out of our net profits. We believe that the addition of vessels to our fleet in the future should enable us to pay a higher dividend per share than we would otherwise be able to pay without additional vessels since such additional vessels should increase our earnings. However, we cannot give any current estimate of what dividends may be in the future since any such dividend amounts will depend upon the amount of revenues those vessels are able to generate and the costs incurred in operating such vessels.

In addition, Marshall Islands law generally prohibits the payment of dividends other than from surplus (retained earnings and the excess of consideration received for the sale of shares above the par value of the shares), but if there is no surplus, dividends may be declared out of the net profits (basically, the excess of our revenue over our expenses) for the fiscal year in which the dividend is declared or the preceding fiscal year. Marshall Islands law also prohibits the payment of dividends while a company is insolvent or if it would be rendered insolvent upon the payment of a dividend.

Dividends may be declared in conformity with applicable law by, and at the discretion of, our Board of Directors at any regular or special meeting. Dividends may be declared and paid in cash, stock or other property of the Company. The payment of dividends is not guaranteed or assured, and may be discontinued at any time at the discretion of our Board of Directors.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $      million from this offering assuming that the underwriters’ over-allotment option is not exercised and after deducting underwriting discounts and commissions. We intend to use the net proceeds to acquire additional vessels in the sectors in which we currently operate and for general corporate purposes.

CAPITALIZATION

The following table sets forth our consolidated capitalization at March 31, 2007:

•

on an actual basis;

•

on an as adjusted basis to give effect to a cash dividend of $4,408,836 declared on May 8, 2007 paid on June 15, 2007, and the drawdown of a new loan of $10,000,000 to partly finance the acquisition of the Company’s vessel, m/v Manolis P; and

•

on an as further adjusted basis giving effect to our issuance and sale of 5,000,000 shares of common stock in this offering at an assumed offering price of $14.94 per share, the last reported closing price of our common shares on June 21, 2007, net of underwriters’ discount of 5.5% and net of issuance costs of $0.4 million.

	As of March 31, 2007
	Actual	As Adjusted(1)	As Further Adjusted(2)

Debt:
Current portion of long term debt	$17,490,000	$18,130,000	$18,130,000
Total long term debt, net of current portion	53,050,000	62,410,000	62,410,000
Total debt	70,540,000	80,540,000	80,540,000
Shareholders’ equity:
Common stock, $0.03 par value; 100,000,000 shares authorized on an actual and as adjusted basis; 18,370,150 shares issued and outstanding on an actual and as adjusted basis; 23,370,150 shares issued and outstanding on an as further adjusted basis	551,105	551,105	$$701,105
Preferred stock, $0.01 par value; 20,000,000 shares authorized on an actual and as adjusted basis and as further adjusted basis; 0 shares issued and outstanding	—	—	—
Additional paid-in capital	61,426,487	61,426,487	131,467,987
Retained earnings as of March 31, 2007	26,048,163	26,048,163	26,048,163
Dividends declared on May 8, 2007	—	(4,408,836)	(4,408,836)
Total shareholders’ equity	88,025,755	83,616,919	153,808,419
Total capitalization	$158,565,755	$164,156,919	$234,348,419

——————

(1)

There have been no significant changes to our capitalization since March 31, 2007, as so adjusted. The number of shares issued and outstanding excludes approximately 2,937 shares issuable upon exercise of warrants that were recently exercised.

(2)

Assumes a sale price of $14.94 per share, which was the last reported closing price of our common shares on June 21, 2007. Actual sale price may differ. Also assumes the underwriters do not exercise their over-allotment option.

As of March 31, 2007, we had $37.9 million in cash and cash equivalents and, on “as further adjusted” basis, cash and cash equivalents are $70.7 million taking into account payment of the balance of the purchase price for m/v Manolis P and payment for the acquisition of m/v Clan Gladiator.

DILUTION

At March 31, 2007, we had net tangible book value of $81.2 million, or $4.42 per share. After giving effect to the issuance of 5,000,000 shares of common stock in this offering at an assumed price of $14.94 per share, the closing price of our common shares on June 21, 2007, the pro forma net tangible book value at March 31, 2007 would have been $151.4 million or $6.48 per share. This represents an immediate appreciation in net tangible book value of $2.06 per share to existing shareholders and an immediate dilution of net tangible book value of $8.46 per share to new investors. The following table illustrates the pro forma per share dilution and appreciation at March 31, 2007:

Assumed initial offering price per share in this offering	$14.94
Net tangible book value per share as of March 31, 2007	$4.42
Increase in net tangible book value attributable to existing shareholders	$2.06
Pro forma net tangible book value per share after giving effect to this offering	$6.48
Dilution per share to the new investors	$8.46

Net tangible book value per share of our common stock is determined by dividing our tangible net worth, which consists of tangible assets less liabilities, by the number of shares of our common stock outstanding. Dilution is determined by subtracting the net tangible book value per share of common stock after this offering from the public offering price per share.

The following table summarizes, on a pro forma basis as at March 31, 2007, the differences between the number of shares of common stock acquired from us, the total amount paid and the average price per share paid by the existing holders of shares of common stock and by the investors in this offering based upon an assumed offering price of $14.94 per share, the closing price of our common shares on June 21, 2007.

	Pro Forma Shares Outstanding		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent

Existing shareholders	18,370,150	78.6%	$81,209,944	52.1%	$4.42
New investors	5,000,000	21.4%	$74,700,000	47.9%	$14.94
Total	23,370,150	100.0%	$155,909,944	100.0%	$6.67

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our financial statements and footnotes thereto previously filed with the Commission. This discussion contains forward-looking statements, which are based on our assumptions about the future of our business. Our actual results will likely differ materially from those contained in the forward-looking statements. Please read “Forward-Looking Statements” for additional information regarding forward-looking statements used in this prospectus. Reference in the following discussion to “our” and “us” refer to Euroseas, our subsidiaries and the predecessor operations of Euroseas, except where the context otherwise indicates or requires.

General

We are a provider of worldwide ocean-going transportation services. We own and operate drybulk carriers that transport major bulks such as iron ore, coal and grains, and minor bulks such as bauxite, phosphate and fertilizers. We also own and operate container ships and multipurpose vessels that transport dry and refrigerated cargoes mainly including manufactured products and perishables.

We actively manage the deployment of our fleet between spot charters, which generally last from several days to several weeks, and period charters, which can last up to several years. Some of our vessels may participate in shipping pools, or, in some cases participate in contracts of affreightment. Vessels operating on period charters provide more predictable cash flows but can yield lower profit margins than vessels operating in the spot market during periods characterized by favorable market conditions. Vessels operating in the spot market generate revenues that are less predictable but may enable us to achieve increased profit margins during periods of high vessel rates although we are exposed to the risk of declining vessel rates, which may have a materially adverse impact on our financial performance. Vessels operating in shipping pools benefit from better scheduling, and thus increased utilization, and better access to contracts of affreightment due to the larger commercial operation. Shipping pools may employ the vessels either exclusively in spot charters or a combination of spot and period charters and contracts of affreightment. We are constantly evaluating opportunities to increase the number of our vessels deployed on period charters or to participate in shipping pools (if available for our vessels). However, we only expect to enter into additional period charters or shipping pools if we can obtain contract terms that satisfy our criteria. Container ships are employed almost exclusively on period charter contracts. We carefully evaluate the length and the rate of the period charter contract at the time of fixing or renewing a contract considering market conditions, trends and expectations.

On May 21, 2007, we contracted to acquire an additional container ship, m/v Clan Gladiator, with a cargo carrying capacity of 1,742 teu, built in 1992, for a purchase price of $25.7 million. We took delivery of this container ship on June 13, 2007, subject to the receipt of various approvals. We funded the purchase price of this vessel with cash reserves and bank debt.

Following the delivery of m/v Clan Gladiator, our fleet consists of a total of 11 vessels consisting of four drybulk carriers, comprised of two Panamax drybulk carriers and two Handysize drybulk carriers, six container ships and one multipurpose vessel. The total cargo carrying capacity of the four drybulk carriers is 212,443 dwt and of the six container ships is 140,049 dwt and 9,229 teu. Our multipurpose vessel can carry 22,568 dwt or 950 teu, or a combination thereof.

Since our Private Placement in August 25, 2005, we have declared and paid dividends on our common stock in the amount of $0.21, $0.18, $0.18, $0.18, $0.21 and $0.22 per common share for the fiscal periods ended on September 30, 2005, December 31, 2005, March 31, 2006, June 30, 2006, September 30, 2006 and December 31, 2006, respectively, for a total of $1.18 per common share. On May 8, 2007 we declared a dividend on our common stock in the amount of $0.24 per share for the results of operations for the three-month period ended March 31, 2007, which was paid on June 15, 2007.

On May 5, 2006, our common stock began trading on the OTCBB under the symbol ESEAF.OB. On October 6, 2006, we effected a 1-for-3 reverse stock split in order to increase our share price to satisfy the price per share listing requirements of the NASDAQ Global Market and our symbol was changed to EUSEF.OB.

On February 5, 2007 we completed a follow-on offering of common stock of 5,750,000 shares yielding $43.3 million in net proceeds, which we used to repay indebtedness and to purchase two additional vessels, m/v Gregos and m/v Manolis P. In connection with this follow-on offering, on January 31, 2007, our common stock began to trade on the NASDAQ Global Market under the symbol “ESEA.”

Three month period ended March 31, 2007 compared to three month period ended March 31, 2006.

Voyage revenues. Voyage revenues for the period were $14.18 million, up 44.6% compared to the same period in 2006 during which voyage revenues amounted to $9.81 million. The increase was primarily due to the significantly higher charter rates our vessels achieved in 2007 as compared to 2006. Our fleet of 9.01 vessels had throughout the period 1.3 unscheduled and 44 days of scheduled offhire for the dry-docking of m/v Tasman Trader and m/v Artemis, generating an average TCE rate per vessel of $18,333 per day compared to $13,072 per day per vessel for the same period in 2006 during which we operated a fleet of 8.00 vessels. The average TCE rate our vessels achieved is a combination of the time charter rate earned by our vessels under time charter contracts, which is not influenced by market developments but is instead influenced by the rate at which our charters get renewed, and the TCE rate earned by our vessels employed in the spot market which is influenced by market developments. Shipping markets in the first three months of 2007 were on average much stronger compared to the same period in 2006 as it relates to the dry bulk markets and somewhat weaker as it relates to the container ship market but this did not influence our results as our container ships were under period charter contracts.

Commissions. Commissions for the period were $0.64 million. At 4.49% of voyage revenues, commissions were lower than in the same period in 2006 as a percentage of voyages revenues, reflecting the lower commission levels some of vessels were paying (m/v Tasman Trader’s commission which was added to our fleet in April 2006 is 2.25%). For the three months ended March  31, 2006, commissions amounted to $0.48 million, or 4.89% of voyage revenues.

Voyage expenses. Voyage expenses for the three month period ended March 31, 2007 were $0.15 million related to expenses for certain voyage charters. For the three month period ended March 31, 2006, voyage expenses amounted to $0.54 million. Because our vessels are generally chartered under time charter contracts, voyage expenses represented a small fraction (1.0% and 5.52% in 2007 and 2006, respectively) of voyage revenues. During the three month period ended March 31, 2007, we had fewer vessels employed under voyage charters than in the same period of 2006 which resulted in lower voyage expenses.

Vessel operating expenses. Vessel operating expenses were $2.93 million for the period compared to $2.61 million for the same period in 2006. This difference was due to the higher average number of vessels we operated in 2007, specifically an average of 9.01 vessels in 2007 compared to 8.00 vessels in 2006. Daily vessel operating expenses per vessel decreased modestly between the two periods to $3,609 per day in 2007 compared to $3,620 per day in 2006.

Management fees. These are part of the fees we pay to Eurobulk under our management agreement. As of March 31, 2007, Eurobulk charged us 630 Euros per day per vessel totalling $0.67 million for the period, or $824 per day per vessel reflecting an average rate of 623.3 Euros per vessel per day. For the same period in 2006, management fees amounted to $0.51 million, or $711 per day per vessel based on an average daily rate per vessel of 603.3 Euros. The Euro exchange rate has been on average about 12% higher in 2007 as compared to 2006. The increase in the management fees paid in 2007 also resulted from an increase in the average number of vessels we owned during the period. In 2007, we owned 9.01 vessels compared to an average of 8.00 vessels owned during 2006.

Other general and administrative expenses. These are expenses we pay as part of our operation as a public company and include the fixed portion of our management agreement fees, legal and auditing fees, directors’ and officers’ liability insurance and other miscellaneous corporate expenses. In the three month period ended March 31, 2007, we had a total of $0.25 million of general and administrative expenses as compared to $0.23 million during the same period of 2006.

Amortization of dry-docking and special survey expense and vessel depreciation. Amortization and depreciation for the period was $2.69 million. This consists of $2.47 million of depreciation and $0.22 million of amortization of deferred dry-docking expenditures. Comparatively, depreciation and amortization for the same period in 2006 amounted to $1.27 million and $0.29 million, respectively, for a total of $1.56 million. Depreciation in the three month period ended March 31, 2007 was higher than in the same period of 2006 because of  the higher average number of vessels and also because the quarterly depreciation associated with vessels bought in 2006 and 2007 was higher than the corresponding depreciation of the vessels sold during 2006 and 2007. Amortization in the three month period ended March 31, 2007 is lower than the same period in 2006 due to the sale of m/v Pantelis P and m/v John P in the middle of 2006 and m/v Ariel in February 2007, while the 4 vessels bought during 2006 and 2007 did not have any amortization during the three month period ended March 31, 2007 (except for m/v Tasman Trader which underwent a dry-docking during the period and incurred amortization charges for one month).

Net gain or Loss from vessel sales. There was one vessel, m/v Ariel, sold in 2007 for a gain of $3.41 million. There were no vessel sales in the same period of 2006.

Interest and other financing costs, net. Interest and other financing costs, net for the period were $0.80 million. Of this amount, $1.19 million relates to interest incurred, loan fees and expenses paid and deferred loan fees written-off during the period, offset by $0.39 million of interest income during the period. Comparatively, during the same period in 2006, net interest and finance costs amounted to $0.46 million, comprised of $0.68 million of interest incurred and loan fees and offset by $0.22 million of interest income. Interest incurred and loan fees are higher in 2007 due to the higher loan amount outstanding as a result of the new loans undertaken in June 2006, August 2006 and November 2006.

Foreign Exchange Gains or Losses. In the three month period ended March 31, 2007, we had a $598 foreign exchange gain compared to a $1,835 loss during the same period of 2006.

Net income. As a result of the above, net income for the three month period ended March 31, 2007 was $9.48 million compared to $3.42 million for the same period in 2006, representing an increase of 177.1%.

Liquidity and Capital Resources

Historically, our sources of funds have been equity provided by our shareholders, operating cash flows and long-term borrowings. Our principal use of funds has been capital expenditures to establish and expand our fleet, maintain the quality of our drybulk carriers, comply with international shipping standards and environmental laws and regulations, fund working capital requirements, make principal repayments on outstanding loan facilities, and pay dividends. We expect to rely upon funds raised from our recent follow-on common stock offering, operating cash flows, long term borrowings, as well as future offerings to implement our growth plan and meet our liquidity needs going forward. In our opinion our working capital is sufficient for our present requirements.

Cash Flows

As of March 31, 2007, we had a cash balance of $37.86 million, funds due from related companies of $2.33 million and $4.25 million cash in restricted retention accounts. Amounts due from related parties represent net disbursements and collections made by our fleet manager, Eurobulk, on behalf of the ship-owning companies during the normal course of operations for which they have the right of offset. Amounts due from related parties mainly consist of advances of funds to our fleet manager to pay for all anticipated vessel expenses. The amount of $2.33 million due from related parties as of March 31, 2007 therefore consists entirely of such deposits. Interest earned on funds deposited in related party accounts is credited to the account of the ship-owning companies or Euroseas. Working capital is current assets minus current liabilities, including the current portion of long term debt. We have a working capital surplus of $24.17 million including the current portion of long term debt which was $17.49 million as of March 31, 2007. All of the $2.78 million dividend declared was paid as of March 31, 2007. We consider our liquidity sufficient for our operations.

Net cash from operating activities.

Our net cash from operating activities during the three month period ended March 31, 2007 was $8.84 million. This represents the net amount of cash, after expenses, generated by chartering our vessels. Eurobulk and another related party, on our behalf, collect our chartering revenues and pay our chartering expenses. Net income for the period was $9.48 million, which was reduced by a gain of $3.41 million from the sale of m/v Ariel and increased by $2.69 million of depreciation and amortization. Also, during the three month period ended March 31, 2007, our cash flow was increased by the amortization of the above market charters acquired of $0.73 million and reduced by the amortization of the below market charters acquired of $0.12 million for a net effect of $0.61 million for the period. In the same period of 2006, net cash flow from operating activities was $7.31 million based on a contribution of net income of $3.42 million.

Net cash from investing activities.

In the three month period ended March 31, 2007, we purchased m/v Gregos for $13.17 million and paid as a deposit or incurred expenses of $1.95 million for a total of $15.12 million and we contracted to acquire m/v Manolis P for $19.5 million. We received proceeds from the sale of m/v Ariel totaling $5.22 million net of sale expenses and we had to put in retention accounts $0.40 million to satisfy requirements of our loan facilities for a total of funds used in investment activities of $10.29 million. It is our strategy to expand and renew our fleet by pursuing selective acquisitions. At the same time, we sell vessels in order to renew our fleet or take advantage of opportune market conditions. In the same period of 2006, cash flow used in investing activities amounted to $0.54 million reflecting contribution in retention accounts.

Net cash used in financing activities.

In the three month period ended March 31, 2007, net cash provided by financing activities amounted to $36.52 million. This is mainly accounted by net proceeds from our follow-on offering of $44.18 million completed in February 2007 offset by $2.78 million of dividends and $4.41 million in loan repayments. In the same period of 2006, net cash used in financing activities amounted to $5.93 million mainly reflecting $2.27 million of dividends and $3.67 million of loan repayments.

Debt Financing

We operate in a capital intensive industry which requires significant amounts of investment, and we fund a major portion of this investment through long term debt. We maintain debt levels we consider prudent based on our market expectations, cash flow, interest coverage and percentage of debt to capital. During the three month period ended March 31, 2007, we drew no additional loans.

As of March 31, 2007, after considering the loan repayments, we had eight outstanding loans with a combined outstanding balance of $70.54 million. These loans have maturity dates between 2008 and 2013. Our long-term debt as of March 31, 2007 is comprised of bank loans granted to our vessel-owning subsidiaries. A description of our loans as of March 31, 2007 is provided in Note 9 of our financial statements for the three month period ended March 31, 2007 filed with Securities and Exchange Commission on May 31, 2007. On June 11, 2007, we entered into a new bank loan for $10.0 million to partly finance our acquisition of m/v Manolis P. Including the new loan, we plan to repay approximately $18.36 million of our long term debt in 2007 including the $4.41 million of repayments made during the three month period ended March 31, 2007.

Our loans have various covenants which include restrictions to changes in management and ownership of the vessels, distribution of dividends or any other distribution of profits or assets, additional indebtedness and mortgaging of vessels without lenders’ consent, the sale of vessels, as well as minimum requirements regarding the hull cover ratio and corporate liquidity. If we are found to be in default of any covenants we might be required to provide supplemental collateral to the lenders, usually in the form of restricted cash. Increases in restricted cash required to satisfy loan covenants, would reduce funds available for investment or working capital and could have a negative impact on our operations. If we cannot correct any violated covenants, we might be required to repay all or part of our loans, which, in turn, might require us to sell one or more of our vessels under distressed conditions. We are not in default of any credit facility covenant as of March 31, 2007.

Capital Expenditures

We make capital expenditures from time to time in connection with our vessel acquisitions. Our two most recent vessel acquisitions consist of one container ship, m/v Bitre Ritscher (renamed m/v Manolis P), which was delivered to us in April 2007, and one drybulk carrier, m/v Gregos, which was delivered to us in February 2007. We financed both of those purchases initially with 100% equity. We subsequently arranged for a loan to partly finance the acquisition of m/v Gregos (in actuality, we added m/v Gregos as additional collateral to our loan drawn to finance m/v YM Xingang I, part of which was to be repaid with the proceeds of our follow-on offering) and for a loan to finance partly the acquisition of m/v Manolis P to free funds for further acquisitions. We financed the acquisition of m/v Clan Gladiator with both equity and bank debt.

We sold m/v Ariel on February 22, 2007. We will use the proceeds from the sale of the above vessel for general corporate purposes, including additional acquisitions, repayment of debt or payment of dividends.

Two of our vessels in our operating fleet underwent or started undergoing scheduled dry-docking or special surveys in the three month period ended March 31, 2007, one vessel underwent  dry-docking in April 2007 and three additional vessels are scheduled to undergo a special survey or dry-docking in 2007. This process of recertification may require us to reposition these vessels from a discharge port to shipyard facilities, which will reduce our operating days during the period. The loss of earnings associated with the decrease in operating days, together with the capital needs for repairs and upgrades, is expected to result in increased cash flow needs. We expect to fund these expenditures with cash on hand.

Dividends

On May 8, 2007, the Company announced the declaration of its seventh consecutive dividend since its Private Placement in August 2005. This dividend of $0.24 per common share was paid on June 15, 2007 to all shareholders of record as of June 1, 2007. This follows the Company’s prior dividend declarations of $0.22 per common share on January 8, 2006, $0.21 per common share on November 9, 2006, $0.18 per common share on August 7, 2006, $0.18 per common share on May 9, 2006, $0.18 per common share on February 7, 2006 and of $0.21 per share on November 2, 2005. The aggregate amount of all such dividends was $19,300,574.

MANAGEMENT

The following sets forth the name and position of each of our directors and executive officers.

Name	Age	Position

Aristides J. Pittas	48	Chairman, President and CEO; Class A Director
Dr. Anastasios Aslidis	47	CFO and Treasurer; Class A Director
Aristides P. Pittas	55	Vice Chairman; Class A Director
Stephania Karmiri	39	Secretary
Panagiotis Kyriakopoulos	46	Class B Director
George Skarvelis	46	Class B Director
George Taniskidis	46	Class C Director
Gerald Turner	59	Class C Director

Aristides J. Pittas has been a member of our Board of Directors and our Chairman and Chief Executive Officer since our inception on May 5, 2005. Since 1997, Mr. Pittas has also been the President of Eurochart S.A., our affiliate. Eurochart is a shipbroking company specializing in chartering and selling and purchasing ships. Since 1997, Mr. Pittas has also been the President of Eurotrade, a ship operating company and our affiliate. Since January 1995, Mr. Pittas has been the President and Managing Director of Eurobulk, our affiliate. He resigned as Managing Director of Eurobulk in June 2005. Eurobulk is a ship management company that provides ocean transportation services. From September 1991 to December 1994, Mr. Pittas was the Vice President of Oceanbulk Maritime SA, a ship management company. From March 1990 to August 1991, Mr. Pittas served both as the Assistant to the General Manager and the Head of the Planning Department of Varnima International SA, a shipping company operating tanker vessels. From June 1987 until February 1990, Mr. Pittas was the head of the Central Planning department of Eleusis Shipyards S.A. From January 1987 to June 1987, Mr. Pittas served as Assistant to the General Manager of Chios Navigation Shipping Company in London, a company that provides ship management services. From December 1985 to January 1987, Mr. Pittas worked in the design department of Eleusis Shipyards S.A. where he focused on shipbuilding and ship repair. Mr. Pittas has a B.Sc. in Marine Engineering from University of Newcastle – Upon-Tyne and a MSc in both Ocean Systems Management and Naval Architecture and Marine Engineering from the Massachusetts Institute of Technology.

Dr. Anastasios Aslidis has been our Chief Financial Officer and Treasurer and member of our Board of Directors since September 2005. Prior to joining Euroseas, Dr. Aslidis was a partner at Marsoft, an international consulting firm focusing on investment and risk management in the maritime industry. Dr. Aslidis has more than 18 years of experience in the maritime industry. Between 2003 and 2005, he worked on financial risk management methods for shipowners and banks lending to the maritime industry, especially as pertaining to compliance to the Basel II Capital Accords. He also served as consultant to the Boards of Directors of shipping companies (public and private) advising in strategy development, asset selection and investment timing. Between 1993 and 2003, as part of his tenure at Marsoft, he worked on various projects including development of portfolio and risk management methods for shipowners, establishment of investments funds and structuring private equity in the maritime industry and business development for Marsoft’s services. Between 1989 and 1993, Dr. Aslidis worked on economic modeling of the offshore drilling industry and on the development of a trading support system for the drybulk shipping industry on behalf of a major European shipowner. Dr. Aslidis holds a diploma in Naval Architecture and Marine Engineering from the National Technical University of Athens (1983), M.S. in Ocean Systems Management (1984) and Operations Research (1987) from the Massachusetts Institute of Technology, and a Ph.D. in Ocean Systems Management (1989) also from Massachusetts Institute of Technology.

Aristides P. Pittas has been a member of our Board of Directors since our inception on May 5, 2005 and our Vice Chairman since September 1, 2005. Mr. Pittas has been a shareholder in over 70 oceangoing vessels during the last 20 years. Since February 1989, Mr. Pittas has been the Vice President of Oceanbulk Maritime SA, a ship management company. From November 1987 to February 1989, Mr. Pittas was employed in the supply department of Drytank SA, a shipping company. From November 1981 to June 1985, Mr. Pittas was employed at Trust Marine Enterprises, a brokerage house as a sale and purchase broker. From September 1979 to November 1981, Mr. Pittas worked at Gourdomichalis Maritime SA in the operation and Freight Collection department. Mr. Pittas has a B.Sc in Economics from Athens School of Economics.

Stephania Karmiri has been our Secretary since our inception on May 5, 2005. Since July 1995, Mrs. Karmiri has been executive secretary to Eurobulk, our affiliate. Eurobulk is a ship management company that provides ocean transportation services. At Eurobulk, Mrs. Karmiri has been responsible for dealing with sale and purchase transactions, vessel registrations/deletions, bank loans, supervision of office administration and office/vessel telecommunication. From May 1992 to June 1995, she was secretary to the technical department of Oceanbulk Maritime SA, a ship management company. From 1988 to 1992, Mrs. Karmiri served as assistant to brokers for Allied Shipbrokers, a company that provides shipbroking services to sale and purchase transactions. Mrs. Karmiri has taken assistant accountant and secretarial courses from Didacta college.

Panagiotis Kyriakopoulos has been a member of our Board of Directors since our inception on May 5, 2005. Since July 2002, he has been the Chief Executive Officer of New Television S.A., one of the leading Mass Media Companies in Greece, running television and radio stations. From July 1997 to July 2002 he was the C.E.O. of the Hellenic Post Group, the Universal Postal Service Provider, having the largest retail network in Greece for postal and financial services products. From March 1996 until July 1997, Mr. Kyriakopoulos was the General Manager of ATEMKE SA, one of the leading construction companies in Greece listed on the Athens Stock Exchange. From December 1986 to March 1996, he was the Managing Director of Globe Group of Companies, a group active in the areas of shipowning and management, textiles and food and distribution. The company was listed on the Athens Stock Exchange. From June 1983 to December 1986, Mr. Kyriakopoulos was an assistant to the Managing Director of Armada Marine S.A., a company active in international trading and shipping, owning and managing a fleet of 12 vessels. Presently he is a member of the Board of Directors of the Hellenic Post and General Secretary of the Hellenic Private Television Owners Union. He has also been an investor in the shipping industry for more than 20 years. Mr. Kyriakopoulos has a B.Sc. degree in Marine Engineering from the University of Newcastle upon Tyne and a MSc. degree in Naval Architecture and Marine Engineering with specialization in Management from the Massachusetts Institute of Technology.

George Skarvelis has been a member of our Board of Directors since our inception on May 5, 2005. He has been active in shipping since 1982. In 1992, he founded Marine Spirit S.A., a ship management company. Between 1999 and 2003, Marine Spirit acted as one of the crewing managers for Eurobulk. From 1986 until 1992, Mr. Skarvelis was operations director at Markos S. Shipping Ltd. From 1982 until 1986, he worked with Glysca Compania Naviera, a management company of five vessels. Over the years Mr. Skarvelis has been a shareholder in numerous shipping companies. He has a B.Sc. in economics from the Athens University Law School.

George Taniskidis has been a member of our Board of Directors since our inception on May 5, 2005. He is the Chairman and Managing Director of Millennium Bank and a member of the Board of Directors of BankEuropa (subsidiary bank of Millennium Bank in Turkey). He is a member of the Executive Committee of the Hellenic Banks Association. From 2003 until 2005, he was a member of the Board of Directors of Visa International Europe, elected by the Visa issuing banks of Cyprus, Malta, Portugal, Israel and Greece. From 1990 to 1998, Mr. Taniskidis worked at XIOSBANK (until its acquisition by Piraeus Bank in 1998) in various positions, with responsibility for the bank’s credit strategy and network. Mr. Taniskidis studied Law in the National University of Athens and in the University of Pennsylvania Law School, where he received a LL.M. After law school, he joined the law firm of Rogers & Wells in New York, where he worked until 1989 and was also a member of the New York State Bar Association. He is also a member of the Young Presidents Organization.

Gerald Turner has been a member of our Board of Directors since our inception on May 5, 2005. Since 1999, he has been the Chairman and Managing Director of AON Turner Reinsurance Services. From 1987 to 1999, he was the Chairman and sole owner of Turner Reinsurance services. From 1977 to 1987, he was the Managing Director of E.W.Payne Hellas (member of the Sedgwik group).

Family Relationships

Aristides P. Pittas is the cousin of Aristides J. Pittas, our CEO.

Audit Committee

We currently have an audit committee comprised of three independent members of our Board of Directors. The Audit Committee is responsible for reviewing the Company’s accounting controls and the appointment of the Company’s outside auditors. The members of the Audit Committee are Mr. Panos Kyriakopoulos (Chairman and audit committee “financial expert” as such term is defined under SEC regulations), Mr. Gerald Turner and Mr. George Taniskidis. Our Board of Directors does not have separate compensation or nominations committees, and instead, the entire Board of Directors performs those responsibilities.

Code of Ethics

We have adopted a code of ethics that complies with the applicable guidelines issued by the SEC. Our code of ethics is posted on our website: http://www.euroseas.gr under “Corporate Governance.”

Director Compensation

Our directors who are also our employees or have executive positions or beneficially own greater than 10% of the outstanding common stock will receive no compensation for serving on our Board or its committees.

Directors who are not our employees, do not have any executive position and do not beneficially own greater than 10% of the outstanding common stock will receive the following compensation: an annual retainer of $10,000, plus an additional retainer of $5,000, if serving as Chairman of the Audit Committee.

All directors are reimbursed reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors or any committee of our Board of Directors.

Executive Compensation

We have no direct employees. The services of our Chief Executive Officer, Chief Financial Officer and Secretary are provided by Eurobulk. In July 2005 we entered into a written services agreement with Eurobulk where we pay $500,000 per year, before bonuses, adjusted annually for Greek inflation to account for the increased management cost associated with us being a public company. As of October 1, 2006, these services are now provided to us under our master management agreement with Eurobulk. Under this master management agreement, that includes the provision of the services of our executives, Mr. Aristides J. Pittas, Dr. Anastasios Aslidis and Mrs. Stephania Karmiri, we pay Eurobulk $517,500 per year, before bonuses, on an annualized basis for the provision of these services, adjusted annually every July 1st for Greek inflation.

Equity Incentive Plan

In August 2006, we adopted an equity incentive plan which entitles our Board of Directors to grant to our officers, key employees and directors awards in the form of (i) incentive stock options, (ii) non-qualified stock options, (iii) stock appreciation rights, (iv) dividend equivalent rights, (v) restricted stock, (vi) unrestricted stock, (vii) restricted stock units and (viii) performance shares. The aggregate number of shares of common stock with respect to which options or restricted shares may at any time be granted under the plan are 600,000 shares of Common Stock. The plan is administered by our Board of Directors. The plan does not have any set term. However, the Board of Directors may not grant any incentive stock options after the tenth anniversary of the adoption of the Plan. No awards have been made under the plan.

Options

No options were granted during the fiscal year ended December 31, 2006. There are currently no options outstanding to acquire any of our shares.

Warrants

In connection with our Private Placement in August 2005, we issued warrants to purchase 585,589 shares of our common stock. The warrants have a five year term and an exercise price of $10.80 per share. We do not currently have any other outstanding warrants.

Corporate Governance

Our Company’s corporate governance practices are in compliance with, and are not prohibited by, the laws of the Republic of the Marshall Islands. Therefore, we are exempt from many of NASDAQ’s corporate governance practices other than the requirements regarding the disclosure of a going concern audit opinion, submission of a listing agreement, notification of material non-compliance with NASDAQ corporate governance practices, and the establishment and composition of an audit committee and a formal written audit committee charter. The practices followed by us in lieu of NASDAQ’s corporate governance rules are described below.

•

We are not required under Marshall Islands law to maintain a board of directors with a majority of independent directors, and we cannot guarantee that we will always in the future maintain a board of directors with a majority of independent directors.

•

In lieu of a compensation committee comprised of independent directors, our Board of Directors will be responsible for establishing the executive officers’ compensation and benefits. Under Marshall Islands law, compensation of the executive officers is not required to be determined by an independent committee.

•

In lieu of a nomination committee comprised of independent directors, our Board of Directors will be responsible for identifying and recommending potential candidates to become board members and recommending directors for appointment to board committees. Shareholders may also identify and recommend potential candidates to become candidates to become board members in writing. No formal written charter has been prepared or adopted because this process is outlined in our bylaws.

•

In lieu of obtaining an independent review of related party transactions for conflicts of interests, consistent with Marshall Islands law requirements, a related party transaction will be permitted if: (i) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors and the Board of Directors in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, or, if the votes of the disinterested directors are insufficient to constitute an act of the Board of Directors as defined in Section 55 of the Marshall Islands Business Corporations Act, by unanimous vote of the disinterested directors; or (ii) the material facts as to his relationship or interest are disclosed and the shareholders are entitled to vote thereon, and the contract or transaction is specifically approved in good faith by a simple majority vote of the shareholders; or (iii) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

•

As a foreign private issuer, we are not required to solicit proxies or provide proxy statements to NASDAQ pursuant to NASDAQ corporate governance rules or Marshall Islands law. Consistent with Marshall Islands law, we will notify our shareholders of meetings between 15 and 60 days before the meeting. This notification will contain, among other things, information regarding business to be transacted at the meeting. In addition, our bylaws provide that shareholders must give us advance notice to properly introduce any business at a meeting of the shareholders. Our bylaws also provide that shareholders may designate in writing a proxy to act on their behalf.

•

In lieu of holding regular meetings at which only independent directors are present, our entire board of directors, a majority of whom are independent, will hold regular meetings as is consistent with the laws of the Republic of the Marshall Islands.

Other than as noted above, we are in full compliance with all other applicable NASDAQ corporate governance standards.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of June 21, 2007 by each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, each of our directors and executive officers, and all of our directors and executive officers as a group. All of our shareholders, including the shareholders listed in this table, are entitled to one vote for each share of common stock held.

Name of Beneficial Owner(1)	Number of Shares of Common Stock Par Value $0.03 Per Share Beneficially Owned	Percent of Common Stock Before Offering	Percent of Common Stock After Offering**

Friends Investment Company Inc.(2)	9,918,056	54.0%	42.4%
Aristides J. Pittas(3)	—	*	*
George Skarvelis(4)	—	*	*
George Taniskidis(5)	—	*	*
Gerald Turner(6)	—	*	*
Panagiotis Kyriakopoulos(7)	—	*	*
Aristides P. Pittas(8)	—	*	*
Anastasios Aslidis	—	*	*
Stephania Karmiri(9)	—	*	*
All directors and officers and 5% owners as a group	9,918,056	54.0%	42.4%

——————

*

Indicates less than 1.0%.

**

Assumes underwriters do not exercise their over-allotment option.

(1)

Beneficial ownership is determined in accordance with the Rule 13d-3(a) of the Securities Exchange Act of 1934, as amended, and generally includes voting or investment power with respect to securities. Except as subject to community property laws, where applicable, the person named above has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by him/her.

(2)

A majority of the shareholders of Friends are members of the Pittas family. Investment power and voting control by Friends resides in its Board of Directors which consists of five directors, a majority of whom are members of the Pittas family. Actions by Friends may be taken by a majority of the members on its Board of Directors.

(3)

Does not include 1,190,167 shares of common stock held of record by Friends, by virtue of Mr. Pittas’ ownership interest in Friends. Also does not include 40,000 shares of common stock held of record by Eurobulk Marine Holdings, Inc. (“Eurobulk Marine”) and 10,000 shares of common stock issuable upon the exercise of warrants by Eurobulk Marine, by virtue of Mr. Pittas’ ownership interest in Eurobulk Marine. Eurobulk Marine was an investor in our Private Placement in August 2005. Friends and Eurobulk Marine are each controlled by members of the Pittas family. Mr. Pittas disclaims beneficial ownership except to the extent of his pecuniary interest.

(4)

Does not include 525,657 shares of common stock held of record by Friends, by virtue of Mr. Skarvelis’ ownership interest in Friends. Also does not include 17,667 shares of common stock held of record by Eurobulk Marine and 4,417 shares of common stock issuable upon the exercise of warrants by Eurobulk Marine, by virtue of Mr. Skarvelis’ ownership interest in Eurobulk Marine. Eurobulk Marine was an investor in our Private Placement in August 2005. Friends and Eurobulk Marine are each controlled by members of the Pittas family. Mr. Skarvelis disclaims beneficial ownership except to the extent of his pecuniary interest.

(5)

Does not include 9,918 shares of common stock held of record by Friends, by virtue of Mr. Taniskidis’ ownership in Friends. Also does not include 333 shares of common stock held of record by Eurobulk Marine and 83 shares of common stock issuable upon the exercise of warrants by Eurobulk Marine, by virtue of Mr. Taniskidis’ ownership interest in Eurobulk Marine. Eurobulk Marine was an investor in our Private Placement in August 2005. Friends and Eurobulk Marine are each controlled by members of the Pittas family. Mr. Taniskidis disclaims beneficial ownership except to the extent of his pecuniary interest.

(6)

Does not include 140,836 shares of common stock held of record by Friends, by virtue of Mr. Turner’s ownership interest in Friends. Also does not include 4,733 shares of common stock held of record by Eurobulk Marine and 1,183 shares of common stock issuable upon the exercise of warrants by Eurobulk Marine, by virtue of Mr. Turner’s ownership interest in Eurobulk Marine. Eurobulk Marine was an investor in our Private Placement in August 2005. Friends and Eurobulk Marine are each controlled by members of the Pittas family. Mr. Turner disclaims beneficial ownership except to the extent of his pecuniary interest.

(7)

Does not include 59,508 shares of common stock held of record by Friends, by virtue of Mr. Kyriakopoulos’ ownership in Friends. Also does not include 2,000 shares of common stock held of record by Eurobulk Marine and 500 shares of common stock issuable upon the exercise of warrants by Eurobulk Marine, by virtue of Mr. Kyriakopoulos’ ownership interest in Eurobulk Marine. Eurobulk Marine was an investor in our Private Placement in August 2005. Friends and Eurobulk Marine are each controlled by members of the Pittas family. Mr. Kyriakopoulos disclaims beneficial ownership except to the extent of his pecuniary interest.

(8)

Does not include 813,281 shares of common stock held of record by Friends, by virtue of Mr. Pittas’ ownership interest in Friends. Also does not include 27,333 shares of common stock held of record by Eurobulk Marine and 6,833 shares of common stock issuable upon the exercise of warrants by Eurobulk Marine, by virtue of Mr. Pittas’ ownership interest in Eurobulk Marine. Eurobulk Marine was an investor in our Private Placement in August 2005. Friends and Eurobulk Marine are each controlled by members of the Pittas family. Mr. Pittas disclaims beneficial ownership except to the extent of his pecuniary interest.

(9)

Does not include 1,984 shares of common stock held of records by Friends, by virtue of Mrs. Karmiri’s ownership in Friends. Also does not include 67 shares of common stock held of record by Eurobulk Marine and 17 shares of common stock issuable upon the exercise of warrants by Eurobulk Marine, by virtue of Mrs. Karmiri’s ownership interest in Eurobulk Marine. Eurobulk Marine was an investor in our Private Placement in August 2005. Friends and Eurobulk Marine are each controlled by members of the Pittas family. Mrs. Karmiri disclaims beneficial ownership except to the extent of her pecuniary interest.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement dated                       , 2007 among the underwriters and us, each of the underwriters named below has severally agreed to purchase, and we have agreed to sell to each named underwriter, the number of shares set forth opposite the name of each underwriter.

Underwriters	Number of Shares

Oppenheimer & Co. Inc.(1)
Ferris, Baker Watts, Incorporated(2)
Cantor Fitzgerald & Co. (3)
Fortis Securities LLC (4)
Total	5,000,000

——————

(1)

125 Broad Street, New York, NY 10004.

(2)

100 Light Street, Baltimore, MD 21202.

(3)

110 East 59th Street, New York, NY 10022.

(4)

520 Madison Avenue, New York, NY 10022.

The underwriting agreement provides that the obligations of the several underwriters are subject to various conditions, including approval of legal matters by counsel. The underwriters are required to purchase and pay for all of the shares of common stock listed above if any are purchased.

Over-Allotment Option

We have granted the underwriters a 30-day option to purchase up to an aggregate of 750,000 additional shares of our common stock at the public offering price set forth on the cover page of this prospectus supplement less underwriting discounts and commissions. This option may be exercised at any time, and from time to time, to cover over-allotments, if any. To the extent that the option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares proportionate to the underwriter’s initial commitment as indicated in the preceding table, and we will be obligated, pursuant to the option, to sell these shares to the underwriters.

Commissions and Expenses

The underwriters have advised us that the underwriters propose to offer our common stock directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, who may include the underwriters, at such offering price less a selling concession not in excess of $        per share. The underwriters may allow and the dealers may re-allow, a discount not in excess of $       per share to other dealers. After this offering, the underwriters may change the public offering price and other offering terms.

The following table summarizes the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase up to 750,000 additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay us for the shares.

	No Exercise	Full Exercise

Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, excluding underwriting discounts and commissions paid by us will be approximately $0.4 million.

Stabilization, Short Positions and Penalty Bids

The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock, in accordance with Regulation M under the Exchange Act:

•

Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market;

•

Stabilizing transactions permit bids to purchase our common stock so long as the stabilizing bids do not exceed a specified maximum;

•

Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, which is called a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase shares in this offering; and

•

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected in the over the counter market, on the NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Each of the underwriters has represented and agreed that:

(a) it has not made or will not make an offer of shares to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority;

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to us; and

(c) it has complied with, and will comply with, all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, which we refer to as a Relevant Member State, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, which we refer to as the Relevant Implementation Date, it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

Lock-Up Agreements

Without the prior written consent of Oppenheimer & Co. Inc., we will not, directly or indirectly, offer, sell, contract to sell, transfer the economic risk of ownership in, grant an option to purchase, make any short sale of, pledge or otherwise dispose of any shares of our common stock, options or warrants to acquire any shares of our common stock, or any securities convertible into, exchangeable or exercisable for, or any other rights to purchase or acquire, any shares of our common stock for a period of 90 days from the later of the effective date of this prospectus supplement or the pricing of this offering (the “Lock-Up Period”), except for the shares of common stock offered in this offering. Notwithstanding the foregoing, if (i) we issue an earnings release or material news, or a material event relating to us occurs, during the last 17 days of the Lock-Up Period, or (ii) prior to the expiration of the Lock-Up Period, we announce that we will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period, the above restrictions will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless Oppenheimer & Co. Inc. waives, in writing, such extension.

Our executive officers, directors and certain existing affiliated stockholders have entered into lock-up agreements under which they will not be able to, without the prior written consent of Oppenheimer & Co. Inc., directly or indirectly, offer, sell, contract to sell, transfer the economic risk of ownership in, grant an option to purchase, make any short sale of, pledge or otherwise dispose of any shares of our common stock, options or warrants to acquire any shares of our common stock, or any securities convertible into, exchangeable or exercisable for, or any other rights to purchase or acquire, any shares of our common stock during the Lock-Up Period. These restrictions will remain in effect beyond the Lock-Up Period under the same circumstances described in the immediately preceding paragraph.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to this offering, including certain liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Listing

Our common stock is quoted on the NASDAQ Global Market under the symbol “ESEA.”

Internet Distributions

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any participating in this offering. The representatives may agree to allocate a number of shares to underwriters and selling group members for the sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holder.

Credit Facility with Fortis Capital

Affiliates of Fortis Securities LLC, one of the underwriters in this offering, are lenders to three of our subsidiaries under two separate credit facilities in the aggregate amount of an initial $28,250,000, of which $18,080,000 was outstanding as of March 31, 2007. We have paid customary fees and expenses in the ordinary course of business with respect to these facilities and do not intend to use any proceeds from this offering to repay any amounts outstanding under these credit facilities.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the common stock to which this prospectus supplement relates, all of which will be paid by us.

SEC registration fee	$9,553
NASD Fee	$32,000
Printing and engraving expenses	$20,000
Legal fees and expenses	$100,000
NASDAQ Supplemental Listing Fee	$20,000
Accounting fees and expenses	$50,000
Transfer Agent fees	$10,000
Miscellaneous	$158,447
Total	$400,000

LEGAL MATTERS

The validity of the common stock will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of U.S. and Republic of Marshall Islands law. The underwriters have been represented by Morgan, Lewis & Bockius LLP, New York, New York.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, as amended, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports within the Commission. You may read and copy any document that we file, including documents referenced in this prospectus, at the public reference facilities maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, you can obtain information about us at the offices of the NASDAQ Global Market.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

•

Annual Report on Form 20-F for the year ended December 31, 2006, filed with the Commission on April 30, 2007, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•

Current Report on Form 6-K filed with the Commission on May 31, 2007, which contains the Company’s unaudited condensed financial statements for March 31, 2006 and March 31, 2007.

•

Current Report on Form 6-K filed with the Commission on May 29, 2007, which contains the results for the Company’s first quarter of 2007.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain Reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Euroseas Ltd.
Aethrion Center
40 Ag. Konstantinou Street
151 24 Maroussi, Greece
011 30 211 1804005

GLOSSARY OF SHIPPING TERMS

The following are definitions of certain terms that are commonly used in the shipping industry and in this prospectus.

Annual survey. The inspection of a vessel pursuant to international conventions, by a classification society surveyor, on behalf of the flag state, that takes place every year.

Ballast. A voyage during which the ship is not laden with cargo vessel.

Bareboat charter. A charter of a vessel under which the shipowner is usually paid a fixed daily or monthly rate for a certain period of time during which the charterer is responsible for the vessel operating expenses and voyage expenses of the vessel and for the management of the vessel. In this case, all voyage related costs, including vessel fuel, or bunker, and port dues as well as all vessel operating expenses, such as day-to-day operations, maintenance, crewing and insurance are paid by the charterer. A bareboat charter is also known as a “demise charter” or a “time charter by demise” and involves the use of a vessel usually over longer periods of time ranging over several years. The owner of the vessel receives monthly charterhire payments on a per day basis and is responsible only for the payment of capital costs related to the vessel.

Bunkers. Fuel oil used to operate a vessel’s engines, generators and boilers.

Capesize. A drybulk carrier with a cargo-carrying capacity exceeding 80,000 dwt. These vessels generally operate along long haul iron ore and coal trade routes. Only the largest ports around the world possess the infrastructure to accommodate vessels of this size.

Charter. The hire of a vessel for a specified period of time or to carry a cargo for a fixed fee from a loading port to a discharging port. The contract for a charter is called a charterparty.

Charterer. The company that hires a vessel pursuant to a charter.

Charterhire. Money paid to the shipowner by a charterer for the use of a vessel under charter. Such payments are usually made during the course of the charter every 15 or 30 days in advance or in arrears by multiplying the daily charter rate times the number of days and, under a time charter only, subtracting any time the vessel was deemed to be off-hire. Under a bareboat charter such payments are usually made monthly and are calculated on a 360 or 365 calendar year basis.

Charter rate. The amount of money agreed between the charterer and the shipowner accrued on a daily or monthly basis that is used to calculate the vessel’s charterhire.

Classification society. An independent society that certifies that a vessel has been built and maintained according to the society’s rules for that type of vessel and complies with the applicable rules and regulations of the country in which the vessel is registered, as well as the international conventions which that country has ratified. A vessel that receives its certification is referred to as being “in class” as of the date of issuance.

Container ships. Vessels which are specially designed and built to carry large numbers of containers.

Contract of affreightment. A contract of affreightment, or COA, relates to the carriage of specific quantities of cargo with multiple voyages over the same route and over a specific period of time which usually spans a number of years. A COA does not designate the specific vessels or voyage schedules that will transport the cargo, thereby providing both the charterer and shipowner greater operating flexibility than with voyage charters alone. The charterer has the flexibility to determine the individual voyage scheduling at a future date while the shipowner may use different ships to perform these individual voyages. As a result COAs are mostly entered into by large fleet operators such as pools or shipowners with large fleets of the same vessel type. All of the ship’s operating, voyage and capital costs are borne by the shipowner while the freight rate normally is agreed on a per cargo ton basis.

Deadweight ton or “dwt” A unit of a vessel’s capacity for cargo, fuel oil, stores and crew, measured in metric tons of 1,000 kilograms. A vessel’s dwt or total deadweight is the total weight the vessel can carry when loaded to a particular load line.

Deep sea container ship. A Deep Sea container ship has a cargo carrying capacity of more than 3,000 teu and mostly serves the mainlane East-West container trade routes. Drybulk. Non-liquid cargoes of commodities shipped in an unpackaged state.

Drybulk carriers. Vessels which are specially designed and built to carry large volumes of drybulk.

Dry-docking. The removal of a vessel from the water for inspection and/or repair of those parts of a vessel which are below the water line. During dry-dockings, which are required to be carried out periodically, certain mandatory classification society inspections are carried out and relevant certifications issued. Dry-dockings are generally required once every 30 to 60 months.

Feeder. A short-sea container ship having a cargo carrying capacity of less than 1,300 teu that transfers cargo between a central “hub” port and smaller “spoke” ports.

Fully cellular container ship. A container ship equipped throughout with fixed cell guides for containers.

Freight. Money paid to the shipowner by a charterer for the use of a vessel under a voyage charter. Such payment is usually made on a lump-sum basis upon loading or discharging the cargo and is derived by multiplying the tons of cargo loaded on board by the cost per cargo ton, as agreed to transport that cargo between the specific ports.

Gross ton. A unit of measurement for the total enclosed space within a ship equal to 100 cubic feet or 2.831 cubic meters used in arriving at the calculation of gross tonnage.

Handymax. Handymax vessels are drybulk vessels that have a cargo carrying capacity of approximately 40,000 to 59,999 dwt. These vessels operate on a large number of geographically dispersed global trade routes, carrying primarily grains and minor bulks. Vessels below 60,000 dwt are usually built with on-board cranes enabling them to load and discharge cargo in countries and ports with limited infrastructure.

Handysize. Handysize vessels have a cargo carrying capacity of approximately 10,000 to 39,999 dwt and 1,300 to 1,999 teu. These vessels carry exclusively minor bulk cargo. Increasingly, these vessels are operating on regional trading routes. Handysize vessels are well suited for small ports with length and draft restrictions that may lack the infrastructure for cargo loading and unloading.

Hull. Shell or body of a ship.

IMO. International Maritime Organization, a United Nations agency that issues international regulations and standards for seaborne transportation.

Intermediate container ship. An Intermediate container ship has a cargo carrying capacity between 2,000 and 2,999 teu and mostly serves the North-South and Intermediate container trade routes.

Intermediate survey. The inspection of a vessel by a classification society surveyor which takes place between two and three years before and after each Special Survey for such vessel pursuant to the rules of international conventions and classification societies.

KG. Kommanditgesellschaft, a limited partnership.

Lightweight ton or “lwt”. The actual weight of a vessel without cargo, fuel or stores.

Metric ton. A unit of weight equal to 1,000 kilograms.

Newbuilding. A new vessel under construction or just completed.

Off-Hire. The period a vessel is unable to perform the services for which it is required under a charter. Off-hire periods typically include days spent undergoing repairs and dry-docking, whether or not scheduled.

OPA. Oil Pollution Act of 1990 of the United States (as amended).

Panamax. Panamax vessels have a cargo carrying capacity of approximately 60,000 to 79,999 dwt. The ability of Panamax vessels to pass through the Panama Canal makes them more versatile than larger vessels. Panamax drybulk carriers carry coal, grains, and, to a lesser extent, minor bulks, including steel products, forest products and fertilizers.

Period charter. A period charter is an industry term referring to both time and bareboat charters that last for more than a single voyage.

Pools. Pooling arrangements that enable participating vessels to combine their revenues. Vessels may be employed either exclusively in spot charters or a combination of spot and period charters and contacts of affreightment. Pools are administered by the pool manager who secures employment for the participating vessels. The contract between a vessel in a shipping pool and the pool manager is a period charter where the charter hire is based on the vessel’s corresponding share of the income generated by all the vessels that participate in the pool. The corresponding share of every vessel in the pool is based on a pre-determined formula rating the technical specifications of each vessel. Pools have the size and scope to combine spot market voyages, time charters and contracts of affreightment with freight forward agreements for hedging purposes to perform more efficient vessel scheduling thereby increasing fleet utilization.

Protection and indemnity (or P&I) insurance. Insurance obtained through mutual associations (called “Clubs”) formed by shipowners to provide liability insurance protection against a large financial loss by one member by contribution towards that loss by all members. To a great extent, the risks are reinsured.

Scrapping. The disposal of old or damaged vessel tonnage by way of sale as scrap metal.

Short fund. A contract of affreightment to carry cargo.

SOLAS. The International Convention for the Safety of Life at Sea 1974, as amended, adopted under the auspices of the IMO.

Special survey. An extensive inspection of a vessel by classification society surveyors that must be completed within five years. Special Surveys require a vessel to be dry-docked.

Spot charter. A spot charter is an industry term referring to both voyage and trip time charters. These charters are referred to as spot charters or spot market charters due to their short term duration, constituting mostly of a single voyage between one load port and one discharge port.

Spot market. The market for immediate chartering of a vessel usually for single voyages.

Standing slot capacity. Nominal static ship container capacity on a container ship.

Strict liability. Liability that is imposed without regard to fault.

TEU. Twenty-foot equivalent unit, the international standard measure for containers and container ship capacity.

TCE. Time charter equivalent, a standard industry measure of the average daily revenue performance of a vessel. The TCE rate achieved on a given voyage is expressed in $ per day and is generally calculated by subtracting voyage expenses, including bunkers and port charges, from voyage revenues and dividing the net amount (time charter equivalent revenues) by the voyage days, including the trip to the loading port. TCE is a standard seaborne transportation industry performance measure used primarily to compare period-to-period changes in a seaborne transportation company’s performance despite changes in the mix of charter types (i.e., voyage charters, time charters and bareboat charters) under which the vessels may be employed during specific periods.

Time charter. A time charter is a contract under which a charterer pays a fixed daily hire rate usually on a semi-monthly basis for use of the vessel for an agreed period. This is either a specific fixed period of time or a specific number of loaded voyages. Subject to any restrictions in the charter, the charterer decides the type and quantity of cargo to be carried and the ports of loading and unloading. The charterer pays the voyage related expenses such as fuel, canal tolls, and port charges. The shipowner pays all vessel operating expenses such as the management expenses and crew costs as well as for the capital costs of the vessel. Any delays at port or during the voyages are the responsibility of the charterer, save for certain specific exceptions such as loss of time arising from vessel breakdown and routine maintenance.

Trip time charter. A trip time charter is a short term time charter where the vessel performs a single voyage between load port(s) and discharge port(s) and the charterer pays a fixed daily hire rate usually on a semi-monthly basis for use of the vessel. The difference between a trip time charter and a voyage charter is only in the form of payment for use of the vessel and the respective financial responsibilities of the charterer and shipowner as described under Time Charter and Voyage Charter.

Ton. See “Metric ton.”

Vessel operating expenses. The costs of operating a vessel that is incurred during a charter, primarily consisting of crew wages and associated costs, insurance premiums, lubricants and spare parts, and repair and maintenance costs. Vessel operating expenses exclude fuel and port charges, which are known as “voyage expenses.” For a time charter, the shipowner pays vessel operating expenses. For a bareboat charter, the charterer pays vessel operating expenses.

Voyage charter. A voyage charter involves the carriage of a specific amount and type of cargo from specific load port(s) to specific discharge port(s), subject to various cargo handling terms. Most of these charters are of a single voyage nature between two specific ports, as trading patterns do not encourage round voyage trading. The owner of the vessel receives one payment derived by multiplying the tons of cargo loaded on board by the cost per cargo ton, as agreed to transport that cargo between the specific ports. The owner is responsible for the payment of all expenses including voyage, operating and capital costs of the vessel. The charterer is typically responsible for any delay at the loading or discharging ports.

Voyage expenses. Expenses incurred due to a vessel’s traveling from a loading port to a discharging port, such as fuel (bunker) cost, port expenses, agent’s fees, canal dues and extra war risk insurance, as well as commissions.

$200,000,000
and
9,918,056 of our Common Shares
Offered by Selling Shareholders

———————

Through this prospectus, we may periodically offer:

(1)

our common shares,

(2)

our preferred shares,

(3)

our debt securities,

(4)

our warrants,

(5)

our purchase contracts, and

(6)

our units

In addition, the selling shareholders named in the section “Selling Shareholders” may sell in one or more offerings pursuant to this registration statement up to 9,918,056 of our common shares that were previously acquired in private transactions. We will not receive any of the proceeds from the sale of our common shares by the Selling Shareholders.

The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

Our common shares are currently listed on the Nasdaq Global Market under the symbol “ESEA”.

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

An investment in these securities involves risks. See the section entitled “Risk Factors” beginning on page 5.

———————

Neither the securities and exchange commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

———————

The date of this prospectus is May 16, 2007.

i

FORWARD LOOKING STATEMENTS

This prospectus contains, and any prospectus supplement or document incorporated by reference may contain, forward-looking statements. These forward-looking statements include information about possible or assumed future results of our operations or our performance. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “estimates,” and variations of such words and similar expressions are intended to identify the forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding:

•

our future operating or financial results;

•

future, pending or recent acquisitions, business strategy, areas of possible expansion, and expected capital spending or operating expenses;

•

drybulk and container shipping industry trends, including charter rates and factors affecting vessel supply and demand;

•

our financial condition and liquidity, including our ability to obtain additional financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

•

availability of crew, number of off-hire days, dry-docking requirements and insurance costs;

•

our expectations about the availability of vessels to purchase or the useful lives of our vessels;

•

our expectations relating to dividend payments and our ability to make such payments;

•

our ability to leverage to our advantage our manager’s relationships and reputations in the drybulk and container shipping industry;

•

changes in seaborne and other transportation patterns;

•

changes in governmental rules and regulations or actions taken by regulatory authorities;

•

potential liability from future litigation;

•

global and regional political conditions;

•

acts of terrorism and other hostilities; and

•

other factors discussed in the section titled “Risk Factors.”

WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS, OR THE DOCUMENTS TO WHICH WE REFER YOU IN THIS PROSPECTUS, TO REFLECT ANY CHANGE IN OUR EXPECTATIONS WITH RESPECT TO SUCH STATEMENTS OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY STATEMENT IS BASED.

ii

Unless otherwise indicated, all dollar references in this prospectus are to U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with the U.S. generally accepted accounting principles.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or Commission, using a shelf registration process. Under the shelf registration process, we may sell the common shares, preferred shares, debt securities, warrants, purchase contracts and units described in this prospectus in one or more offerings up to a total dollar amount of $200,000,000. In addition, the Selling Shareholders may sell in one or more offerings pursuant to this registration statement up to 9,918,056 of our common shares that were previously acquired in private transactions. This prospectus provides you with a general description of the securities we or the Selling Shareholders may offer. Each time we or the Selling Shareholders offers securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus does not contain all the information provided in the registration statement that we filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information.”

iii

PROSPECTUS SUMMARY

This section summarizes some of the information and consolidated financial statements that appear later in this prospectus. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information and financial statements that appear later in this prospectus. In this prospectus, references to “Euroseas,” “Company,” “we,” “our,” “ours” and “us” refer to Euroseas Ltd., and its subsidiaries, unless otherwise stated or the context requires.

We use the term “deadweight tons,” or dwt, in describing the capacity of our drybulk carriers. Dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. We use the term “twenty foot equivalent unit,” or teu, the international standard measure of containers, in describing the capacity of our container ships. For the definition of certain shipping terms used in this prospectus, see the “Glossary of Shipping Terms” on page 51 of this prospectus. Drybulk carriers are categorized as Capesize, Panamax, Handymax and Handysize. The carrying capacity of a Capesize drybulk carrier is 80,000 dwt and above. The carrying capacity of a Panamax drybulk carrier ranges from 60,000 to 79,999 dwt. The carrying capacity of a Handymax drybulk carrier ranges from 40,000 to 59,999 dwt and that of a Handysize drybulk carrier ranges from 10,000 to 39,999 dwt. Container ships are categorized as Deep Sea, Intermediate, Handysize and Feeder. The carrying capacity of a Deep Sea container ship is 3,000 teu and above. The carrying capacity of an Intermediate container ship ranges from 2,000 to 2,999 teu. The carrying capacity of a Handysize container ship ranges from 1,300 to 1,999 teu and that of a Feeder container ship is less than 1,300 teu. Unless otherwise indicated, all references to currency amounts in this prospectus are in U.S. dollars and all share numbers and per share data give effect to a 1-for-3 reverse stock split effected on October 6, 2006.

Our Company

We are a Marshall Islands company incorporated in May 2005. We are a provider of worldwide ocean-going transportation services. We own and operate drybulk carriers that transport major bulks such as iron ore, coal and grains, and minor bulks such as bauxite, phosphate and fertilizers. We also own and operate container ships and multipurpose vessels that transport dry and refrigerated containerized cargoes, mainly including manufactured products and perishables.

As of May 9 , 2007, our fleet consisted of four drybulk carriers, comprised of two Panamax drybulk carriers and two Handysize drybulk carriers, five container ships and one multipurpose vessel. The total cargo carrying capacity of the four drybulk carriers is 212,443 dwt and of the five container ships is 110,042 dwt and 7,487 teu. Our multipurpose vessel can carry 22,568 dwt or 950 teu, or a combination thereof.

We intend to strategically employ our fleet with period and spot charters. We actively pursue period charters to obtain adequate cash flow to cover our fleet’s fixed costs, consisting of vessel operating expenses, management fees, general and administrative expenses, interest expense and dry-docking costs for the upcoming 12-month period. We look to employ the remainder of our fleet through period charters, spot charters, shipping pools or contracts of affreightment depending on our view of the direction of the markets and other tactical or strategic considerations. Eight of the ten vessels in our fleet are currently employed under period charters and one participates in a shipping pool which provide us with both stable cash flow and high utilization rates that help us generate steady earnings and enhance our ability to pay dividends to our shareholders. We believe this employment strategy provides us with more predictable operating cash flows and sufficient downside protection, while allowing us to participate in the potential upside of the spot market during periods of rising charter rates.

During the fiscal year ended December 31, 2006:

•

We had a fleet utilization of 98.9%;

•

We generated voyage revenues of $42.14 million; and

•

Our net income was $20.07 million.

Our operations generate significant cash flow, which provides us with flexibility in our growth, operating and financial strategy. Since August 2005, we have declared and paid dividends in a total amount of $1.18 per common share. On May 8, 2007, we declared our seventh consecutive quarterly dividend on our common stock in the amount of $0.24 per share, a 9.1% increase over our prior quarter’s dividend of $0.22 per share declared on January 8, 2007. We believe we will generate sufficient cash flow from operations to enable us to pay at least the full amount of our minimum quarterly dividend target of $0.22 for each quarter through December 31, 2007.

Our Fleet

Our objective is to expand our fleet with selective acquisitions of cargo carrying vessels while enhancing return on invested capital. As of May 9, 2007, the profile and deployment of our fleet is the following:

Name	Type	Dwt	TEU	Year Built	Employment	TCE Rate ($/day)

Dry Bulk
IRINI	Panamax	69,734		1988	Baumarine Pool – until end 2008		$17,000 to $20,000	(*)
ARISTIDES NP	Panamax	69,268		1993	TC until Jan-09		$29,000
NIKOLAOS P.	Handysize	34,750		1984	TC until Aug-08		$21,300
GREGOS	Handysize	38,691		1984	Spot		$27,000
Total Dry Bulk Vessels	4	212,443

Container Carriers
ARTEMIS	Intermediate	29,693	2,098	1987	TC until Dec-08		$19,000
YM XINGANG I	Handysize	23,596	1,599	1993	TC until Jul-09		$26,650
MANOLIS P	Handysize	20,346	1,452	1995	TC until Mar-08		$13,450
NINOS	Feeder	18,253	1,169	1990	TC until April-08		$12,800
KUO HSIUNG	Feeder	18,154	1,169	1993	TC until Nov-07		$12,000
Total Container	5	110,042	7,487

Multipurpose Vessels
TASMAN TRADER	Multipurpose	22,568	950	1990	TC until Mar-12	$ $ $	8,850 until Dec-08, 9,500 until Dec-10, 9,000 until Mar-12
Total Multipurpose Vessels	1	22,568	950
Fleet Grand Total	10	345,053	8,437

——————

(*)

The owning company of m/v Irini participates in 2 short funds (contracts of affreightment to carry cargo) that provide an effective earning capacity coverage of m/v Irini for 77% in 2007 and 42% in 2008. The combination of the short funds and pool employment secures the mentioned TCE rate range for the greater part of the period to the end of 2008 for the percent of the respective earning capacity mentioned above in 2007 and 2008.

Management of Our Fleet

The operations of our vessels are managed by Eurobulk Ltd., or Eurobulk, an affiliated company, under a master management agreement with us and separate management agreements with each ship-owning company. Eurobulk was founded in 1994 by members of the Pittas family and is a reputable ship management company with strong industry relationships and experience in managing vessels. Under our master management agreement, Eurobulk is responsible for providing us with executive services and commercial management services, which include obtaining employment for our vessels and managing our relationships with charterers. Eurobulk also performs technical management services, which include managing day-to-day vessel operations, performing general vessel maintenance, ensuring regulatory and classification society compliance, supervising the maintenance and general efficiency of vessels, arranging our hire of qualified officers and crew, arranging and supervising dry-docking and repairs, arranging insurance for vessels, purchasing stores, supplies, spares and new equipment for vessels, appointing supervisors and technical consultants and providing technical support and shoreside personnel who carry out the management functions described above and certain accounting services.

Our master management agreement with Eurobulk became effective as of October 1, 2006 and has an initial term of 5 years until September 30, 2011. The master management agreement cannot be terminated by Eurobulk without cause or under the other limited circumstances, such as sale of the Company or Eurobulk or the bankruptcy of either party. This master management agreement will automatically be extended after the initial period for an additional five year period unless terminated on or before the 90th day preceding the initial termination date. Pursuant to the master management agreement, each new vessel we acquire in the future will enter into a separate five year management agreement with Eurobulk. In addition, upon expiration of the current ship management agreements between Eurobulk and each vessel-owing subsidiary, such subsidiaries will enter into new ship management agreements with Eurobulk that terminate contemporaneously with the master management agreement.

In exchange for providing us with the services described above, we pay Eurobulk 630 euros per vessel per day adjusted annually for inflation.

Our Competitive Strengths

We believe that we possess the following competitive strengths:

•

Experienced Management Team. Our management team has significant experience in all aspects of commercial, technical, operational and financial areas of our business. Aristides J. Pittas, our Chairman and Chief Executive Officer, holds a dual graduate degree in Naval Architecture and Marine Engineering and Ocean Systems Management from the Massachusetts Institute of Technology. He has worked in various technical, shipyard and ship management capacities and since 1991 has focused on the ownership and operation of vessels carrying dry cargoes. Dr. Anastasios Aslidis, our Chief Financial Officer, holds a Ph.D. in Ocean Systems Management also from Massachusetts Institute of Technology and has over 19 years of experience, primarily as a partner at a Boston based international consulting firm focusing on investment and risk management in the maritime industry.

•

Cost Effective Vessel Operations. We believe that because of the efficiencies afforded to us through Eurobulk, the strength of our management team and the quality of our fleet, we are, and will continue to be, a reliable, low cost vessel operator, without compromising our high standards of performance, reliability and safety. Despite the average age of our fleet being approximately 19 years during 2006, the sum of our vessel operating expenses, management fees and general and administrative expenses were $4,660 per day for the year ended December 31, 2006. We consider this amount to be among the lowest of the publicly listed drybulk shipping companies in the U.S. Our technical and operating expertise allows us to efficiently manage and transport a wide range of cargoes with a flexible trade route profile, which helps reduce ballast time between voyages and minimize off-hire days. Our professional, well-trained masters, officers and on board crews further help us to control costs and ensure consistent vessel operating performance. We actively manage our fleet and strive to maximize utilization and minimize maintenance expenditures. For the year ended December 31, 2006, our fleet utilization was 98.9% and since 2002 our utilization rate (or, the utilization of the ship-owning companies that formed Euroseas) has averaged in excess of 99.0%.

•

Strong Relationships with Customers and Financial Institutions. We believe Eurobulk and the Pittas family have developed strong industry relationships and have gained acceptance with charterers, lenders and insurers because of their long-standing reputation for safe and reliable service and financial responsibility through various shipping cycles. Through Eurobulk, we offer reliable service and cargo carrying flexibility that enables us to attract customers and obtain repeat business. We also believe that the established customer base and reputation of Eurobulk and the Pittas family helps us to secure favorable employment for our vessels with well known charterers.

Our Business Strategy

Our business strategy is focused on providing consistent shareholder returns by carefully timing and structuring acquisitions of drybulk carriers and container ships and by reliably, safely and competitively operating our vessels through Eurobulk. We continuously evaluate purchase and sale opportunities, as well as long term employment opportunities for our vessels. Additionally, with the remaining proceeds from our recent follow-on offering, we plan to expand our fleet to increase our revenues and earnings and make our drybulk carrier and container ship fleet more cost efficient and attractive to our customers. We believe the following describe our business strategy:

•

Renew and Expand our Fleet. We expect to grow our fleet in a disciplined manner through timely and selective acquisitions of quality vessels. We perform in-depth technical review and financial analysis of each potential acquisition and only purchase vessels as market conditions and developments present themselves. We will be initially focused on purchasing well-maintained, secondhand vessels, which should provide a significant value proposition given the strong charter rates that exist currently. However, we will also consider purchasing younger vessels or newbuildings if the value proposition exists at the time. Furthermore, as part of our fleet renewal, we will continue to sell certain vessels when we believe it is in the best interests of the Company and our shareholders.

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Maintain Balanced Employment. We intend to strategically employ our fleet between period and spot charters. We actively pursue period charters to obtain adequate cash flow to cover our fleet’s fixed costs, consisting of vessel operating expenses, management fees, general and administrative expenses, interest expense and dry-docking costs for the upcoming 12-month period. We look to deploy the remainder of our fleet through period charters, spot charters, shipping pools or contracts of affreightment depending on our view of the direction of the markets and other tactical or strategic considerations. We believe this balanced employment strategy will provide us with more predictable operating cash flows and sufficient downside protection, while allowing us to participate in the potential upside of the spot market during periods of rising charter rates. On the basis of our fixed spot and existing period contracts, approximately 88% of our vessel capacity in 2007 and approximately 40% in 2008 are fixed, which will help protect us from market fluctuations, enable us to make significant principal and interest payments on our debt and pay dividends to our shareholders.

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Operate a Fleet in Two Sectors. While remaining focused on the dry cargo segment of the shipping industry, we intend to continue to develop a diversified fleet of drybulk carriers and container ships of up to Panamax size. A diversified drybulk fleet profile will allow us to better serve our customers in both major and minor bulk trades, as well as to reduce any dependency on any one cargo, trade route or customer. We will remain focused on the smaller size ship segment of the container market, which has not experienced the same level of expansion in vessel supply that has occurred with larger container ships. A diversified fleet, in addition to enhancing the stability of our cash flows, will also help us to reduce our exposure to unfavorable developments in any one shipping sector and to benefit from upswings in any one shipping sector experiencing rising charter rates.

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Optimize Use of Financial Leverage. We will use bank debt to partly fund our vessel acquisitions and increase financial returns for our shareholders. We actively assess the level of debt we incur in light of our ability to repay that debt based on the level of cash flow generated from our balanced chartering strategy and efficient operating cost structure. Our debt repayment schedule as of December 31, 2006 calls for a reduction of more than 45% of our then outstanding debt by the end of 2008. We expect this will increase our ability to borrow funds to make additional vessel acquisitions in order to grow our fleet and pay consistent and possibly higher dividends to our shareholders.

Corporate Structure

Euroseas Ltd. is a holding company existing under the laws of the Marshall Islands. We maintain our principal executive offices at Aethrion Center, 40 Ag., Konstantinou Street, 151 24, Maroussi, Greece. Our telephone number at that address is 011 30 211 1804005. Our website address is http://www.euroseas.gr. The information on our website is not a part of this prospectus.

The Securities

We may use this prospectus to offer up to $200,000,000 of:

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common shares;

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preferred shares;

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debt securities;

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warrants;

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purchase contracts; and

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units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

In addition, the Selling Shareholders may sell in one or more offerings pursuant to this registration statement up to 9,918,056 of our common shares that were previously acquired in private transactions. We will not receive any of the proceeds from the sale of our common shares sold by the Selling Shareholders.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these securities that we or the Selling Shareholders may offer and may describe certain risks associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should consider carefully the following factors, as well as the other information set forth in this prospectus, before making an investment in our common stock. In addition, you should also consider carefully the risks set forth under the heading “Risk Factors” in any prospectus supplement existing in the securities offered hereby. Some of the following risks relate principally to the industry in which we operate and our business in general. Other risks relate to the securities market for and ownership of our common stock. Any of the described risks could significantly and negatively affect our business, financial condition, operating results and price of our common stock. The following risk factors describe the material risks that are presently known to us.

Industry Risk Factors

The cyclical nature of the shipping industry may lead to volatile changes in freight rates which may reduce our revenues and net income.

We are an independent shipping company that operates in the drybulk and container shipping industry. Our profitability is dependent upon the freight rates we are able to charge. The supply of and demand for shipping capacity strongly influences freight rates. The demand for shipping capacity is determined primarily by the demand for the type of commodities carried and the distance that those commodities must be moved by sea. The demand for commodities is affected by, among other things, world and regional economic and political conditions (including developments in international trade, fluctuations in industrial and agricultural production and armed conflicts), environmental concerns, weather patterns, and changes in seaborne and other transportation costs. The size of the existing fleet in a particular market, the number of new vessel deliveries, the scrapping of older vessels and the number of vessels out of active service (i.e., laid-up, dry-docked, awaiting repairs or otherwise not available for hire), determines the supply of shipping capacity, which is measured by the amount of suitable tonnage available to carry cargo. The cyclical nature of the shipping industry may lead to volatile changes in freight rates which may reduce our revenues and net income.

In addition to the prevailing and anticipated freight rates, factors that affect the rate of newbuilding, scrapping and laying-up include newbuilding prices, secondhand vessel values in relation to scrap prices, costs of bunkers and other operating costs, costs associated with classification society surveys, normal maintenance and insurance coverage, the efficiency and age profile of the existing fleet in the market and government and industry regulation of maritime transportation practices, particularly environmental protection laws and regulations. These factors influencing the supply of and demand for shipping capacity are outside of our control, and we may not be able to correctly assess the nature, timing and degree of changes in industry conditions. Some of these factors may have a negative impact on our revenues and net income.

The value of our vessels may fluctuate, adversely affecting our earnings, liquidity and causing us to breach our secured credit agreements.

The market value of our vessels can fluctuate significantly. The market value of our vessels may increase or decrease depending on the following factors:

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general economic and market conditions affecting the shipping industry;

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supply of drybulk, container and multipurpose vessels;

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demand for drybulk, container and multipurpose vessels;

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types and sizes of vessels;

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other modes of transportation;

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cost of newbuildings;

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new regulatory requirements from governments or self-regulated organizations; and

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prevailing level of charter rates.

As vessels grow older, they generally decline in value. Due to the cyclical nature of the drybulk and container shipping industry, if for any reason we sell vessels at a time when prices have fallen, we could incur a loss and our business, results of operations, cash flow, financial condition and ability to pay dividends could be adversely affected.

In addition, we periodically re-evaluate the carrying amount and period over which long-lived assets are depreciated to determine if events have occurred which would require modification to their carrying values or their useful lives. A determination that a vessel’s estimated remaining useful life or fair value has declined below its carrying amount could result in an impairment charge against our earnings and a reduction in our shareholders’ equity. Any change in the assessed market value of any of our vessels might also cause a violation of the covenants of each secured credit agreement which in turn might restrict our cash and affect our liquidity. All of our credit agreements provide for a minimum security maintenance ratio. If the assessed market value of our vessels declines below certain thresholds, we will be deemed to have violated these covenants and may incur penalties for breach of our credit agreements. For example, these penalties could require us to prepay the shortfall between the assessed market value of our vessels and the value of such vessels required to be maintained pursuant to the secured credit agreement, or to provide additional security acceptable to the lenders in an amount at least equal to the amount of any shortfall. Further, we may agree on future loans to may include various other covenants, in addition to the vessel-related ones, that may ultimately depend on the assessed values of our vessels. Such covenants could include, but are not limited to, maximum fleet leverage covenants and minimum fair net worth covenants.

Our future profitability will be dependent on the level of charter rates in the international drybulk and container shipping industry.

Charter rates for the international drybulk and container shipping industry have reached record highs during 2004 and 2005; however, by the beginning of 2006 rates declined and while drybulk rates have recovered since early 2006 and returned to their earlier record highs in 2007, container ship rates have remained flat for most of 2006, further declined by the end of the year and only modestly recovered in the beginning of 2007. We anticipate that the future demand for our drybulk, container and multipurpose vessels and the charter rates of the corresponding markets will be dependent upon continued economic growth in China, India and the world economy, seasonal and regional changes in demand, and changes to the capacity of the world fleet. The capacity of the world fleet seems likely to increase and economic growth may not continue. Adverse economic, political, social or other developments could also have a material adverse effect on our business and results of operations. If the number of new ships delivered exceeds the number of vessels being scrapped and lost, vessel capacity will increase. For instance, given that as of April 1, 2007 the capacity of the fully cellular worldwide container vessel fleet was approximately 9.7 million teu, with approximately 4.6 million teu of additional capacity on order, the growing supply of container vessels may exceed future demand, particularly in the short term. If the supply of vessel capacity increases but the demand for vessel capacity does not increase correspondingly, charter rates and vessel values could materially decline.

The factors affecting the supply and demand for vessels are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable. Some of the factors that influence demand for vessel capacity include:

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supply and demand for drybulk and container ship commodities, and separately for containerized cargo;

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global and regional economic and political conditions;

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the distance drybulk and containerized commodities are to be moved by sea;

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environmental and other regulatory developments;

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currency exchange rates;

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changes in global production and manufacturing distribution patterns of finished goods that utilize drybulk and other containerized commodities; and

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changes in seaborne and other transportation patterns.

Some of the factors that influence the supply of vessel capacity include:

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the number of newbuilding deliveries;

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the scrapping rate of older vessels;

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the price of steel and other materials;

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port congestion;

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changes in environmental and other regulations that may limit the useful life of vessels; and

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the number of vessels that are out of service.

An economic slowdown in the Asia Pacific region could materially reduce the amount and/or profitability of our business.

A significant number of the port calls made by our vessels involve the loading or discharging of raw materials and semi-finished products in ports in the Asia Pacific region. As a result, a negative change in economic conditions in any Asia Pacific country, particularly in China, may have an adverse effect on our business, financial position and results of operations, as well as our future prospects. In particular, in recent years, China has been one of the world’s fastest growing economies in terms of gross domestic product. Such growth may not be sustained and the Chinese economy may experience contraction in the future. Moreover, any slowdown in the economies of the United States of America, the European Union or certain Asian countries may adversely effect economic growth in China and elsewhere. Our business, financial position and results of operations, as well as our future prospects, will likely be materially and adversely affected by an economic downturn in any of these countries.

We may become dependent on spot charters in the volatile shipping markets, which may result in decreased revenues and/or profitability.

Although most of our vessels are currently under period charters, in the future, we may have more of these vessels and/or any newly acquired vessels on spot charters. The spot market is highly competitive and rates within this market are subject to volatile fluctuations, while period charters provide income at pre-determined rates over more extended periods of time. If we decide to spot charter our vessels, we may not be able to keep all our vessels fully employed in these short-term markets or that future spot rates will be sufficient to enable our vessels to be operated profitably. A significant decrease in charter rates could affect the value of our fleet and could adversely affect our profitability and cash flows with the result that our ability to pay debt service to our lenders and dividends to our shareholders could be impaired.

An over-supply of drybulk carrier and container ship capacity may lead to reductions in charter hire rates and profitability.

The market supply of drybulk carriers and especially container ships has been increasing, and the number of container ships on order have recently reached historic highs. These newbuildings are expected to begin being delivered in significant numbers starting in 2007. An over-supply of drybulk carrier and container ship capacity may result in a reduction of charter hire rates. If such a reduction occurs upon the expiration or termination of our drybulk carriers’ and container ships’ current charters, such as during 2007, when the charters under which two of our container ships are currently deployed expire, we may only be able to recharter those drybulk carriers and container ships at reduced or unprofitable rates or we may not be able to charter these vessels at all.

We are subject to regulation and liability under environmental laws that could require significant expenditures and affect our cash flows and net income.

Our business and the operation of our vessels are materially affected by government regulation in the form of international conventions, national, state and local laws and regulations in force in the jurisdictions in which the vessels operate, as well as in the country or countries of their registration. Because such conventions, laws, and regulations are often revised, we may not be able to predict the ultimate cost of complying with such conventions, laws and regulations or the impact thereof on the resale prices or useful lives of our vessels. Additional conventions, laws and regulations may be adopted which could limit our ability to do business or increase the cost of our doing business and which may materially adversely affect our operations. We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses, certificates and financial assurances with respect to our operations.

The operation of our vessels is affected by the requirements set forth in the International Maritime Organization’s (“IMO’s”) International Management Code for the Safe Operation of Ships and Pollution Prevention (“ISM Code”). The ISM Code requires shipowners and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies.

The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels, and/or may result in a denial of access to, or detention in, certain ports. Currently, each of our vessels and Eurobulk, our affiliated ship management company, are ISM Code-certified, but we may not be able to maintain such certification indefinitely.

Although the United States of America is not a party, many countries have ratified and follow the liability scheme adopted by the IMO and set out in the International Convention on Civil Liability for Oil Pollution Damage, 1969, as amended (the “CLC”), and the Convention for the Establishment of an International Fund for Oil Pollution of 1971, as amended. Under these conventions, a vessel’s registered owner is strictly liable for pollution damage caused on the territorial waters of a contracting state by discharge of persistent oil, subject to certain complete defenses. Many of the countries that have ratified the CLC have increased the liability limits through a 1992 Protocol to the CLC. The right to limit liability is also forfeited under the CLC where the spill is caused by the owner’s actual fault or privity and, under the 1992 Protocol, where the spill is caused by the owner’s intentional or reckless conduct. Vessels trading to contracting states must provide evidence of insurance covering the limited liability of the owner. In jurisdictions where the CLC has not been adopted, various legislative schemes or common law govern, and liability is imposed either on the basis of fault or in a manner similar to the CLC.

The United States Oil Pollution Act of 1990 (“OPA”) established an extensive regulatory and liability regime for the protection and clean-up of the environment from oil spills. OPA affects all owners and operators whose vessels trade in the United States of America or any of its territories and possessions or whose vessels operate in waters of the United States of America, which includes the territorial sea of the United States of America and its 200 nautical mile exclusive economic zone. OPA allows for potentially unlimited liability without regard to fault of vessel owners, operators and bareboat charterers for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels, including bunkers (fuel), in the U.S. waters. OPA also expressly permits individual states to impose their own liability regimes with regard to hazardous materials and oil pollution materials occurring within their boundaries.

While we do not carry oil as cargo, we do carry fuel oil (bunkers) in our drybulk carriers. We currently maintain, for each of our vessels, pollution liability coverage insurance of $1 billion per incident. If the damages from a catastrophic spill exceeded our insurance coverage, that would have a material adverse affect on our financial condition.

Capital expenditures and other costs necessary to operate and maintain our vessels may increase due to changes in governmental regulations, safety or other equipment standards.

Changes in governmental regulations, safety or other equipment standards, as well as compliance with standards imposed by maritime self-regulatory organizations and customer requirements or competition, may require us to make additional expenditures. In order to satisfy these requirements, we may, from time to time, be required to take our vessels out of service for extended periods of time, with corresponding losses of revenues. In the future, market conditions may not justify these expenditures or enable us to operate some or all of our vessels profitably during the remainder of their economic lives.

Increased inspection procedures and tighter import and export controls could increase costs and disrupt our business.

International shipping is subject to various security and customs inspection and related procedures in countries of origin and destination. Inspection procedures may result in the seizure of contents of our vessels, delays in the loading, offloading or delivery and the levying of customs duties, fines or other penalties against us.

It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Furthermore, changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business, financial condition and results of operations.

Rising fuel prices may adversely affect our profits.

Fuel (bunkers) is a significant, if not the largest, operating expense for many of our shipping operations when our vessels are under voyage charter. When a vessel is operating under a time charter, these costs are paid by the charterer. However fuel costs are taken into account by the charterer in determining the amount of time charter hire and therefore fuel costs also indirectly affect time charters. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. Fuel prices have been at historically high levels recently, but shipowners have not really felt the effect of these high prices because the shipping markets have also been at high levels. Any increase in the price of fuel may adversely affect our profitability.

If our vessels fail to maintain their class certification and/or fail any annual survey, intermediate survey, dry-docking or special survey, that vessel would be unable to carry cargo, thereby reducing our revenues and profitability and violating certain loan covenants of our third-party indebtedness.

The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the Safety of Life at Sea Convention (“SOLAS”). Our vessels are currently classed with Lloyd’s Register of Shipping, Bureau Veritas and Nippon Kaiji Kyokai. ISM and International Ship and Port Facilities Security (“ISPS”) certification have been awarded by Bureau Veritas and the Panama Maritime Authority to our vessels and Eurobulk.

A vessel must undergo annual surveys, intermediate surveys, dry-dockings and special surveys. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Every vessel is also required to be dry-docked every two to three years for inspection of the underwater parts of such vessel.

If any vessel does not maintain its class and/or fails any annual survey, intermediate survey, dry-docking or special survey, the vessel will be unable to carry cargo between ports and will be unemployable and uninsurable which could cause us to be in violation of certain covenants in our loan agreements. Any such inability to carry cargo or be employed, or any such violation of covenants, could have a material adverse impact on our financial condition and results of operations. That status could cause us to be in violation of certain covenants in our loan agreements.

Maritime claimants could arrest our vessels, which could interrupt our cash flow.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against that vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lienholder may enforce its lien by arresting a vessel through foreclosure proceedings. The arresting or attachment of one or more of our vessels could interrupt our cash flow and require us to pay large sums of funds to have the arrest lifted which would have a material adverse effect on our financial condition and results of operations.

In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert “sister ship” liability against one of our vessels for claims relating to another of our vessels.

Governments could requisition our vessels during a period of war or emergency, resulting in loss of earnings.

A government could requisition for title or seize our vessels. Requisition for title occurs when a government takes control of a vessel and becomes the owner. Also, a government could requisition our vessels for hire. Requisition for hire occurs when a government takes control of a vessel and effectively becomes the charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Government requisition of one or more of our vessels could have a material adverse effect on our financial condition and results of operations.

World events outside our control may negatively affect our ability to operate, thereby reducing our revenues and net income or our ability to obtain additional financing, thereby restricting the implementation of our business strategy.

Terrorist attacks such as the attacks on the United States of America on September 11, 2001, on London, England on July 7, 2005, and the response to these attacks, as well as the threat of future terrorist attacks, continue to cause uncertainty in the world financial markets and may affect our business, results of operations and financial condition. The continuing conflict in Iraq may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. These uncertainties could also have a material adverse effect on our ability to obtain additional financing on terms acceptable to us or at all. Terrorist attacks may also negatively affect our operations and financial condition and directly impact its vessels or its customers. Future terrorist attacks could result in increased volatility of the financial markets in the United States of America and globally and could result in an economic recession in the United States of America or the world. Any of these occurrences could have a material adverse impact on our financial condition and costs.

Company Risk Factors

If we cannot use the remaining proceeds of our follow-on offering to acquire vessels and expand our fleet, we may use the proceeds of the offering for general corporate purposes which may result in lower earnings.

We have used approximately $32.3 million of the net offering proceeds of our recent follow-on offering to acquire two vessels, the m/v Gregos and m/v Manolis P. We intend to use the remaining proceeds of such offering to acquire additional vessels and expand our fleet. Our management will have the discretion to identify and acquire vessels. If our management is unable to identify and acquire vessels on terms acceptable to us, we may use the remaining proceeds for general corporate purposes. It may take a substantial period of time before we can locate and purchase suitable vessels. During this period, the remaining proceeds of the offering may be invested on a short-term basis and therefore may not yield returns at rates comparable to what a vessel might have earned.

We depend entirely on Eurobulk to manage and charter our fleet, which may adversely affect our operations if Eurobulk fails to perform its obligations.

We have no employees and we currently contract the commercial and technical management of our fleet, including crewing, maintenance and repair, to Eurobulk, our affiliated ship management company. We may lose Eurobulk’s services or Eurobulk may fail to perform its obligations to us which could have a material adverse effect on our financial condition and results of our operations. Although we may have rights against Eurobulk if it defaults on its obligations to us, you will have no recourse against Eurobulk. Further, we expect that we will need to seek approval from our lenders to change Eurobulk as our ship manager.

Because Eurobulk is a privately held company, there is little or no publicly available information about it and there may be very little advance warning of operational or financial problems experienced by Eurobulk that may adversely affect us.

The ability of Eurobulk to continue providing services for our benefit will depend in part on its own financial strength. Circumstances beyond our control could impair Eurobulk’s financial strength, and because Eurobulk is privately held it is unlikely that information about its financial strength would become public unless Eurobulk began to default on its obligations. As a result, there may be little advance warning of problems affecting Eurobulk, even though these problems could have a material adverse effect on us.

We are controlled by Friends Investment Company Inc., which may limit your ability to influence our actions.

As of May 9, 2007, Friends Investment Company Inc., or Friends, our largest shareholder, owns or controls 54.0% of the outstanding shares of our common stock. As a result of this share ownership and for so long as Friends owns a significant percentage of our outstanding common stock, Friends will be able to influence the outcome of any shareholder vote, including the election of directors, the adoption or amendment of provisions in our articles of incorporation or bylaws and possible mergers, corporate control contests and other significant corporate transactions. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, merger, consolidation, takeover or other business combination involving us. This concentration of ownership could also discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which could in turn have an adverse effect on the market price of our common stock.

We are a “controlled company” under NASDAQ rules, and as such we are entitled to exemption from certain NASDAQ corporate governance standards, and you may not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ corporate governance requirements.

Friends owns or controls a majority of our outstanding voting stock. As a result, we are a “controlled company” within the meaning of the NASDAQ corporate governance standards. Under NASDAQ rules, a company of which more than 50% of its voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NASDAQ corporate governance requirements, including (1) the requirement that a majority of the board of directors consist of independent directors and (2) the requirement to maintain independent compensation and nominating committees. We may utilize these exemptions. As a result, non-independent directors, including members of our management who also serve on our board of directors, will, among other things, fix the compensation of our management, make stock and option awards and resolve governance issues regarding our company. Accordingly, in the future you may not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ corporate governance requirements.

We and our principal officers have affiliations with Eurobulk that could create conflicts of interest detrimental to us.

Our principal officers are also principals, officers and employees of Eurobulk, which is our ship management company. These responsibilities and relationships could create conflicts of interest between us and Eurobulk. Conflicts may also arise in connection with the chartering, purchase, sale and operations of the vessels in our fleet versus other vessels that are or may be managed in the future by Eurobulk. Circumstances in any of these instances may make one decision advantageous to us but detrimental to Eurobulk and vice versa. Eurobulk is expected to manage at least one vessel other than those owned by Euroseas. In the past, Eurobulk has managed other vessels where the Pittas family was a minority shareholder but never any where there was no Pittas family participation at all. However, it is possible that in the future Eurobulk may manage additional vessels which will not belong to Euroseas and in which the Pittas family may have controlling, little or even no power or participation and where such conflicts may arise. Eurobulk may not be able to resolve all conflicts of interest in a manner beneficial to us.

Companies affiliated with Eurobulk or our officers and directors may acquire vessels that compete with our fleet.

Companies affiliated with Eurobulk or our officers and directors own drybulk carriers and may acquire additional drybulk carriers, container ships or multipurpose vessels in the future. These vessels could be in competition with our fleet and other companies affiliated with Eurobulk might be faced with conflicts of interest with respect to their own interests and their obligations to us. Eurobulk, Friends and Aristides J. Pittas, our Chairman and Chief Executive Officer, have granted us a right of first refusal to acquire any drybulk vessel or container ship which any of them may consider for acquisition in the future. In addition, Mr. Pittas will use his best efforts to cause any entity with respect to which he directly or indirectly controls to grant us this right of first refusal. Were we, however, to decline any such opportunity offered to us or we do not have the resources or desire to accept any such opportunity, Eurobulk, Friends and Aristides J. Pittas, and any of their respective Affiliates, could acquire such vessels.

Our officers do not devote all of their time to our business.

Our officers are involved in other business activities that may result in their spending less time than is appropriate or necessary in order to manage our business successfully. Our Chief Executive Officer, Chief Financial Officer and Secretary are not employed directly by us, but rather their services are provided pursuant to our master management agreement with Eurobulk. These officers may spend a material portion of their time providing services to Eurobulk and its affiliates on matters unrelated to us.

We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations or to make dividend payments.

We are a holding company and our subsidiaries, which are all wholly-owned by us, conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests in our wholly-owned subsidiaries. As a result, our ability to make dividend payments to you depends on our subsidiaries and their ability to distribute funds to us. If we are unable to obtain funds from our subsidiaries, we may be unable or our Board of Directors may exercise its discretion not to pay dividends.

We may not be able to pay dividends.

Subject to the limitations discussed below, we currently intend to pay regular minimum quarterly dividends of $0.22 per share in 2007 to holders of our common stock, when, as and if declared by our Board of Directors. However, we may not earn sufficient charterhire or we may incur expenses or liabilities that would reduce or eliminate the cash available for distribution as dividends. Our loan agreements may also limit the amount of dividends we can pay under some circumstances based on certain covenants included in the loan agreements.

If we are not successful in acquiring additional vessels, any unused net proceeds from our recent follow-on offering may be used for other corporate purposes or held pending investment in other vessels. Identifying and acquiring vessels may take a significant amount time. The result may be that proceeds of this offering are not invested in additional vessels, or are so invested but only after some delay. In either case, we will not be able to earn charter hire consistent with our current anticipations, and our profitability and our ability to pay dividends will be affected.

In addition, the declaration and payment of dividends will be subject at all times to the discretion of our Board of Directors. The timing and amount of dividends will depend on our earnings, financial condition, cash requirements and availability, restrictions in our loan agreements, growth strategy, charter rates in the drybulk and container shipping industry, the provisions of Marshall Islands law affecting the payment of dividends and other factors. Marshall Islands law generally prohibits the payment of dividends other than from surplus (retained earnings and the excess of consideration received for the sale of shares above the par value of the shares), but if there is no surplus, dividends may be declared out of the net profits (basically, the excess of our revenue over our expenses) for the fiscal year in which the dividend is declared or the preceding fiscal year. Marshall Islands law also prohibits the payment of dividends while a company is insolvent or if it would be rendered insolvent upon the payment of a dividend. As a result, we may not be able to pay dividends.

If we are unable to fund our capital expenditures, we may not be able to continue to operate some of our vessels, which would have a material adverse effect on our business and our ability to pay dividends.

In order to fund our capital expenditures, we may be required to incur borrowings or raise capital through the sale of debt or equity securities. Our ability to access the capital markets through future offerings may be limited by our financial condition at the time of any such offering as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond our control. Our failure to obtain the funds for necessary future capital expenditures would limit our ability to continue to operate some of our vessels and could have a material adverse effect on our business, results of operations and financial condition and our ability to pay dividends. Even if we are successful in obtaining such funds through financings, the terms of such financings could further limit our ability to pay dividends.

If we fail to manage our planned growth properly, we may not be able to successfully expand our market share.

We intend to continue to grow our fleet. Our growth will depend on:

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locating and acquiring suitable vessels;

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identifying and consummating acquisitions or joint ventures;

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integrating any acquired business successfully with our existing operations;

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enhancing our customer base;

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managing our expansion; and

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obtaining required financing on acceptable terms.

During periods in which charter rates are high, vessel values generally are high as well, and it may be difficult to consummate vessel acquisitions at favorable prices. In addition, growing any business by acquisition presents numerous risks, such as undisclosed liabilities and obligations and difficulty experienced in (1) obtaining additional qualified personnel, (2) managing relationships with customers and suppliers, and (3) integrating newly acquired operations into existing infrastructures. We may not be successful in executing our growth plans or that we will not incur significant expenses and losses in connection with the execution of those growth plans.

A decline in the market value of our vessels could lead to a default under our loan agreements and the loss of our vessels.

We have incurred secured debt under loan agreements for our vessels and currently expect to incur additional secured debt in connection with our acquisition of other vessels. If the market value of our fleet declines, we may not be in compliance with certain provisions of our existing loan agreements and we may not be able to refinance our debt or obtain additional financing. If we are unable to pledge additional collateral, our lenders could accelerate our debt and foreclose on our fleet.

Our existing loan agreements contain restrictive covenants that may limit our liquidity and corporate activities.

Our existing loan agreements impose operating and financial restrictions on us. These restrictions may limit our ability to:

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incur additional indebtedness;

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create liens on our assets;

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sell capital stock of our subsidiaries;

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make investments;

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engage in mergers or acquisitions;

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pay dividends;

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make capital expenditures;

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change the management of our vessels or terminate or materially amend the management agreement relating to each vessel; and

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sell our vessels.

Therefore, we may need to seek permission from our lenders in order to engage in some corporate actions. The lenders’ interests may be different from our interests, and we may not be able to obtain the lenders’ permission when needed. This may prevent us from taking actions that are in our best interest.

Servicing future debt would limit funds available for other purposes.

To finance our fleet, we have incurred secured debt under loan agreements for our vessels. We also currently expect to incur additional secured debt to finance the acquisition of additional vessels. We must dedicate a portion of our cash flow from operations to pay the principal and interest on our debt. These payments limit funds otherwise available for working capital expenditures and other purposes. As of December 31, 2006, we had total bank debt of $74.95 million. Our current repayment schedule requires us to repay $18.04 million of this debt over the next 12 months. If we were unable to service our debt, it could have a material adverse effect on our financial condition and results of operations.

A rise in interest rates could cause an increase in our costs and have a material adverse effect on our financial condition and results of operations. To finance vessel purchases, we have borrowed, and may continue to borrow, under loan agreements that provide for periodic interest rate adjustments based on indices that fluctuate with changes in market interest rates. If interest rates increase significantly, it would increase our costs of financing our acquisition of vessels, which could have a material adverse effect on our financial condition and results of operations. Any increase in debt service would also reduce the funds available to us to purchase other vessels.

Our ability to obtain additional debt financing may be dependent on the performance of our then existing charters and the creditworthiness of our charterers.

The actual or perceived credit quality of our charterers, and any defaults by them, may materially affect our ability to obtain the additional debt financing that we will require to purchase additional vessels or may significantly increase our costs of obtaining such financing. Our inability to obtain additional financing at all or at a higher than anticipated cost may materially affect our results of operation and our ability to implement our business strategy.

As we expand our business, we may need to upgrade our operations and financial systems, and add more staff and crew. If we cannot upgrade these systems or recruit suitable employees, our performance may be adversely affected.

Our current operating and financial systems may not be adequate if we expand the size of our fleet, and our attempts to improve those systems may be ineffective. In addition, if we expand our fleet, we will have to rely on Eurobulk to recruit suitable additional seafarers and shoreside administrative and management personnel. Eurobulk may not be able to continue to hire suitable employees as we expand our fleet. If Eurobulk’s unaffiliated crewing agent encounters business or financial difficulties, we may not be able to adequately staff our vessels. If we are unable to operate our financial and operations systems effectively or to recruit suitable employees, our performance may be materially adversely affected.

Because we obtain some of our insurance through protection and indemnity associations, we may also be subject to calls in amounts based not only on our own claim records, but also the claim records of other members of the protection and indemnity associations.

We may be subject to calls in amounts based not only on our claim records but also the claim records of other members of the protection and indemnity associations through which we receive insurance coverage for tort liability, including pollution-related liability. Our payment of these calls could result in significant expense to us, which could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

Labor interruptions could disrupt our business.

Our vessels are manned by masters, officers and crews that are employed by third parties. If not resolved in a timely and cost-effective manner, industrial action or other labor unrest could prevent or hinder our operations from being carried out normally and could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

In the highly competitive international drybulk and container shipping industry, we may not be able to compete for charters with new entrants or established companies with greater resources.

We employ our vessels in highly competitive markets that are capital intensive and highly fragmented. Competition arises primarily from other vessel owners, some of whom have substantially greater resources than us. Competition for the transportation of drybulk and container cargoes can be intense and depends on price, location, size, age, condition and the acceptability of the vessel and its managers to the charterers. Due in part to the highly fragmented market, competitors with greater resources could operate larger fleets through consolidations or acquisitions that may be able to offer better prices and fleets.

We will not be able to take advantage of favorable opportunities in the current spot market with respect to vessels employed on period charters.

As of May 9, 2007, eight of the ten vessels in our fleet are employed under period charters with remaining terms ranging between three months and 58 months, and one of our vessels is partly protected from market fluctuations (77% of its capacity in 2007 and 42% in 2008) via its participation in a shipping pool and two “short panamax funds” (cargo funds). Although period charters provide relatively steady streams of revenue, vessels committed to period charters may not be available for spot charters during periods of increasing charter hire rates, when spot charters might be more profitable. If we cannot re-charter these vessels on period charters or trade them in the spot market profitably, our results of operations and operating cash flow may suffer. We may not be able to secure charter hire rates in the future that will enable us to operate our vessels profitably.

We may be unable to attract and retain key management personnel and other employees in the shipping industry, which may negatively affect the effectiveness of our management and our results of operations.

Our success depends to a significant extent upon the abilities and efforts of our management team. Our success will depend upon our ability to hire additional employees and to retain key members of our management team. The loss of any of these individuals could adversely affect our business prospects and financial condition. Difficulty in hiring and retaining personnel could adversely affect our results of operations. We do not currently intend to maintain “key man” life insurance on any of our officers.

Risks involved with operating ocean-going vessels could affect our business and reputation, which may reduce our revenues.

The operation of an ocean-going vessel carries inherent risks. These risks include, among others, the possibility of:

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marine disaster;

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piracy;

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environmental accidents;

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grounding, fire, explosions and collisions;

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cargo and property losses or damage;

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business interruptions caused by mechanical failure, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions; and

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work stoppages or other labor problems with crew members serving on our vessels.

Such occurrences could result in death or injury to persons, loss of property or environmental damage, delays in the delivery of cargo, loss of revenues from or termination of charter contracts, governmental fines, penalties or restrictions on conducting business, higher insurance rates, and damage to our reputation and customer relationships generally. Any of these circumstances or events could increase our costs or lower our revenues, which could result in reduction in the market price of our shares of common stock. The involvement of our vessels in an environmental disaster may harm our reputation as a safe and reliable vessel owner and operator.

The operation of drybulk carriers has certain unique operational risks.

The operation of certain ship types, such as drybulk carriers, has certain unique risks. With a drybulk carrier, the cargo itself and its interaction with the ship can be a risk factor. By their nature, drybulk cargoes are often heavy, dense, easily shifted, and react badly to water exposure. In addition, drybulk carriers are often subjected to battering treatment during unloading operations with grabs, jackhammers (to pry encrusted cargoes out of the hold), and small bulldozers. This treatment may cause damage to the vessel. Vessels damaged due to treatment during unloading procedures may be more susceptible to breach to the sea. Hull breaches in drybulk carriers may lead to the flooding of the vessels holds. If a drybulk carrier suffers flooding in its forward holds, the bulk cargo may become so dense and waterlogged that its pressure may buckle the vessels bulkheads leading to the loss of a vessel. If we are unable to adequately maintain our vessels we may be unable to prevent these events. Any of these circumstances or events could negatively impact our business, financial condition, results of operations and ability to pay dividends. In addition, the loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator.

The operation of container ships has certain unique operational risks.

The operation of container ships has certain unique risks. Container ships operate at high speeds in order to move cargoes around the world quickly and minimize delivery delays. These high speeds can result in greater impact in collisions and groundings resulting in more damage to the vessel when compared to vessels operating at lower speeds. In addition, due to the placement of the containers on a container ship, there is a greater risk that containers carried on deck will be lost overboard if an accident does occur. Furthermore, with the highly varied cargo that can be carried on a single container ship, there can be additional difficulties with any clean-up operation following an accident. Also, we may not be able to correctly control the contents and condition of cargoes within the containers which may give rise to events such as customer complaints, accidents on-board the ships or problems with authorities due to carriage of illegal cargoes. Any of these circumstances or events could negatively impact our business, financial condition, results of operations and ability to pay dividends. In addition, the loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator.

Our vessels may suffer damage and it may face unexpected dry-docking costs, which could affect our cash flow and financial condition.

If our vessels suffer damage, they may need to be repaired at a dry-docking facility. The costs of dry-dock repairs are unpredictable and may be substantial. We may have to pay dry-docking costs that our insurance does not cover. The loss of earnings while these vessels are being repaired and reconditioned, as well as the actual cost of these repairs, would decrease our earnings.

Purchasing and operating previously owned, or secondhand, vessels may result in increased operating costs and vessels off-hire, which could adversely affect our earnings.

Although we inspect the secondhand vessels prior to purchase, this inspection does not provide us with the same knowledge about their condition and cost of any required (or anticipated) repairs that it would have had if these vessels had been built for and operated exclusively by us. Generally, we do not receive the benefit of warranties on secondhand vessels.

In general, the cost of maintaining a vessel in good operating condition increases with the age of the vessel. As of May 9, 2007, the average age of our fleet was approximately 17 years. As our fleet ages, we will incur increased costs. Older vessels are typically less fuel efficient and more costly to maintain than more recently constructed vessels. Cargo insurance rates also increase with the age of a vessel, making older vessels less desirable to charterers. Governmental regulations and safety or other equipment standards related to the age of a vessel may also require expenditures for alterations or the addition of new equipment to our vessels and may restrict the type of activities in which our vessels may engage.

Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which the vessels may engage. As our vessels age, market conditions may not justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives. If we sell vessels, we are not certain that the price for which we sell them will equal their carrying amount at that time.

We may not have adequate insurance to compensate us adequately for damage to, or loss of, our vessels.

We procure hull and machinery insurance, protection and indemnity insurance, which includes environmental damage and pollution insurance and war risk insurance and freight, demurrage and defense insurance for our fleet. We do not maintain insurance against loss of hire, which covers business interruptions that result in the loss of use of a vessel. We may not be adequately insured against all risks and we may not be able to obtain adequate insurance coverage for our fleet in the future. The insurers may not pay particular claims. Our insurance policies contain deductibles for which we will be responsible and limitations and exclusions which may increase our costs. Moreover, the insurers may default on any claims they are required to pay. If our insurance is not enough to cover claims that may arise, it may have a material adverse effect on our financial condition and results of operations.

Our international operations expose us to risks of terrorism and piracy that may interfere with the operation of our vessels.

We are an international company and primarily conducts our operations outside the United States of America. Changing economic, political and governmental conditions in the countries where we are engaged in business or where our vessels are registered affect our operations. In the past, political conflicts, particularly in the Arabian Gulf, resulted in attacks on vessels, mining of waterways and other efforts to disrupt shipping in the area. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea. The likelihood of future acts of terrorism may increase, and our vessels may face higher risks of being attacked. We are not fully insured against any of these risks. In addition, future hostilities or other political instability in regions where our vessels operate could have a material adverse effect on our trade patterns and adversely affect our operations and performance.

Obligations associated with being a public company require significant company resources and management attention.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the other rules and regulations of the SEC, including the Sarbanes-Oxley Act of 2002. Section

404 of the Sarbanes-Oxley Act requires that we evaluate and determine the effectiveness of our internal control over financial reporting. However, as a non-accelerated filer, we are not yet subject to this requirement. Currently, we would be subject to such requirement by the end of our fiscal year ending December 31, 2007. If we have a material weakness in our internal control over financial reporting, we may not detect errors on a timely basis and our financial statements may be materially misstated. We have to dedicate a significant amount of time and resources to ensure compliance with these regulatory requirements.

We work with our legal, accounting and financial advisors to identify any areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as a public company. We evaluate areas such as corporate governance, corporate control, internal audit, disclosure controls and procedures and financial reporting and accounting systems. We will make changes in any of these and other areas, including our internal control over financial reporting, which we believe are necessary. However, these and other measures we may take may not be sufficient to allow us to satisfy our obligations as a public company on a timely and reliable basis. In addition, compliance with reporting and other requirements applicable to public companies will create additional costs for us and will require the time and attention of management. Our limited management resources may exacerbate the difficulties in complying with these reporting and other requirements while focusing on executing our business strategy. We may not be able to predict or estimate the amount of the additional costs we may incur, the timing of such costs or the degree of impact that our management’s attention to these matters will have on our business.

Our historical financial and operating data may not be representative of our future results because we are a recently formed company with a limited operating history as a stand-alone entity and as a publicly traded company.

Our historical financial and operating data may not be representative of our future results because we are a recently formed company with a limited operating history as a stand-alone entity and as a publicly traded company. Our consolidated financial statements include the financial position, results of operations and cash flows of shipowning companies managed by Eurobulk and majority owned by the Pittas family prior to their contribution to us. Although our results of operations, cash flows and financial condition reflected in the consolidated financial statements include all expenses allocable to our business, due to factors such as the additional administrative and financial obligations associated with operating as a publicly traded company, they may not be indicative of the results of operations that we would have achieved had we operated as a public entity for all periods presented or of future results that we may achieve as a publicly traded company with our current holding company structure.

Exposure to currency exchange rate fluctuations will result in fluctuations in our cash flows and operating results.

We generate all our revenues in U.S. dollars, but our ship manager, Eurobulk, incurs approximately 30% of vessel operating expenses and we incur management fees and general and administrative expenses in currencies other than the U.S. dollar. This difference could lead to fluctuations in our operating expenses, which would affect our financial results. Expenses incurred in foreign currencies increase when the value of the U.S. dollar falls, which would reduce our profitability.

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. holders.

A foreign corporation will be treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

Based on our current method of operation, we do not believe that we have been, are or will be a PFIC with respect to any taxable year. In this regard, we treat the gross income we derive or are deemed to derive from our time chartering activities as services income, rather than rental income. Accordingly, we believe that our income from our time chartering activities does not constitute “passive income,” and the assets that we own and operate in connection with the production of that income do not constitute passive assets.

There is, however, no direct legal authority under the PFIC rules addressing our method of operation. Accordingly, the U.S. Internal Revenue Service, or IRS, or a court of law may not accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, we may constitute a PFIC for any future taxable year if there were to be changes in the nature and extent of our operations.

If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders will face adverse U.S. tax consequences. Under the PFIC rules, unless those shareholders make an election available under the United States Internal Revenue Code of 1986 (the “Code”) (which election could itself have adverse consequences for such shareholders, as discussed below under “Taxation — United States Federal Income Taxation of U.S. Holders”), such shareholders would be liable to pay U.S. federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition or our shares, as if the excess distribution or gain had been recognized ratably over the shareholder’s holding period of our shares. See “Taxation — United States Federal Income Taxation of U.S. Holders” for a more comprehensive discussion of the U.S. federal income tax consequences to U.S. shareholders if we are treated as a PFIC.

We may have to pay tax on United States source income, which would reduce our earnings.

Under the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as ourselves and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States may be subject to a 4% United States federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under section 883 of the Code and the applicable Treasury Regulations promulgated thereunder.

We believe that we and each of our subsidiaries qualify for this statutory tax exemption and we have taken this position for United States federal income tax return reporting purposes. However, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption and thereby become subject to United States federal income tax on our United States source income. Due to the factual nature of the issues involved, we may not be able to maintain our tax-exempt status or that of any of our subsidiaries.

If we or our subsidiaries are not entitled to exemption under Section 883 for any taxable year, we or our subsidiaries could be subject for those years to an effective 2% United States federal income tax on the shipping income these companies derive during the year that are attributable to the transport or cargoes to or from the United States. The imposition of this taxation would have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders.

It may be difficult to enforce service of process and enforcement of judgments against us and our officers and directors.

We are a Marshall Islands corporation, and our executive offices are located outside of the United States in Maroussi, Greece. A majority of our directors and officers reside outside of the United States, and a substantial portion of our assets and the assets of our officers and directors are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside of the United States, judgments you may obtain in the U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

There is also substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

Risk Factors Relating To Our Common Stock

The trading volume for our common stock has been low, which may cause our common stock to trade at lower prices and make it difficult to sell your common stock.

Although our shares of common stock have traded on the NASDAQ Global Market since January 31, 2007, the trading volume has been low. Our shares may not actively trade in the public market and any such limited liquidity may cause our common stock to trade at lower prices and make it difficult to sell your common stock.

The market price of our common stock has been and may in the future be subject to significant fluctuations.

The market price of our common stock has been and may in the future be subject to significant fluctuations as a result of many factors, some of which are beyond our control. Among the factors that have in the past and could in the future affect our stock price are:

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quarterly variations in our results of operations;

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changes in sales or earnings estimates or publication of research reports by analysts;

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speculation in the press or investment community about our business or the shipping industry generally;

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changes in market valuations of similar companies and stock market price and volume fluctuations generally;

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strategic actions by us or our competitors such as acquisitions or restructurings;

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regulatory developments;

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additions or departures of key personnel;

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general market conditions; and

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domestic and international economic, market and currency factors unrelated to our performance.

The stock markets in general, and the markets for drybulk shipping and shipping stocks in general, have experienced extreme volatility that has sometimes been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

Our stock price may fall below the minimum share price requirements of the NASDAQ Global Market.

Although the price of shares of our common stock is currently above the minimum share price requirement to maintain the listing of our shares on the NASDAQ Global Market, it may not remain about the minimum required share price in the future. If our share price falls below $5.00, our common stock will not be marginable and this may reduce the liquidity of our common stock. If our share price falls below the required $1.00 minimum share price requirement for listed stock or we fail to maintain any other listing requirements, our stock could be delisted. Any of these events could result in an active trading market no longer existing for our shares.

The price of our shares may be volatile and less than you originally paid for such shares.

The price of our shares may be volatile, and may fluctuate due to factors such as:

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actual or anticipated fluctuations in quarterly and annual results;

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mergers and strategic alliances in the shipping industry;

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market conditions in the industry;

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changes in government regulation;

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fluctuations in our quarterly revenues and earnings and those of our publicly held competitors;

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payment of dividends;

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shortfalls in our operating results from levels forecasted by securities analysts;

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announcements concerning us or our competitors; and

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the general state of the securities markets.

The international drybulk and container shipping industry has been highly unpredictable and volatile. The market for stock of companies in this industry may be equally volatile. Our shares may trade at prices lower than you originally paid for such shares.

Our Articles of Incorporation and Bylaws contain anti-takeover provisions that may discourage, delay or prevent (1) our merger or acquisition and/or (2) the removal of incumbent directors and officers.

Our current Articles of Incorporation and Bylaws contain certain anti-takeover provisions. These provisions include blank check preferred stock, the prohibition of cumulative voting in the election of directors, a classified board of directors, advance written notice for shareholder nominations for directors, removal of directors only for cause, advance written notice of shareholder proposals for the removal of directors and limitations on action by shareholders. These provisions, either individually or in the aggregate, may discourage, delay or prevent (1) our merger or acquisition by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent directors and officers.

Future sales of our stock could cause the market price of our common stock to decline.

Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales could occur, may depress the market price for our common stock. These sales could also impair our ability to raise additional capital through the sale of our equity securities in the future.

On February 3, 2006, we registered for resale 2,342,331 shares of common stock we had issued in a private placement on August 25, 2005 (the “Private Placement”), 585,589 shares of our common stock issuable upon the exercise of warrants issued in the Private Placement and 272,868 shares of our common stock issued to certain affiliates of Cove Apparel, Inc. (“Cove”), in connection with the merger of Cove with our wholly-owned subsidiary, Euroseas Acquisition Company Inc. Registration of such shares has, except for any shares purchased by affiliates, resulted in such shares becoming freely tradable without restriction under the Securities Act of 1933, as amended (the “Securities Act”).

In addition, we have entered into a registration rights agreement with Friends, our largest shareholder, pursuant to which we have granted Friends the right to require us to register under the Securities Act, shares of our common stock held by it. Under the registration rights agreement, Friends has the right to request that we register the sale of shares held by it on its behalf and may require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, Friends has the ability to exercise certain piggyback registration rights in connection with registered offerings requested by stockholders or initiated by us. Registration of such shares under the Securities Act would, except for shares purchased by affiliates, result in such shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration. Shares not registered pursuant to the registration rights agreement may, subject to a lock-up agreement to which Friends is a party, be resold pursuant to an exemption from the registration requirements of the Securities Act, including the exemptions provided by Rule 144 and Regulation S under the Securities Act.

We may issue additional shares of our stock in the future and our stockholders may elect to sell large numbers of shares held by them from time to time. Our amended and restated articles of incorporation authorize us to issue up to 100,000,000 shares of common stock and 20,000,000 shares of preferred stock, of which 18,370,150 shares of common stock are outstanding as of May 9, 2007.

Sales of a substantial number of any of the shares of common stock mentioned above may cause the market price of our common stock to decline.

Dividends paid on the common stock to U.S. individuals, trusts and estates may be taxed as ordinary income.

Our common stock is listed on the NASDAQ Global Market and dividends on our common stock are treated as “qualified dividend income” which is taxed to U.S. individuals, trusts and estates at preferential tax rates. If our common stock fails to maintain the requirements of the NASDAQ Global Market or another established securities market in the United States, our shares will trade over the counter and any dividends paid on the shares will be treated for U.S. tax purposes as ordinary income rather than “qualified dividend income” and lose the preferential tax treatment.

Because the Republic of the Marshall Islands, where we are incorporated, does not have a well-developed body of corporate law, shareholders may have fewer rights and protections than under typical United States law, such as Delaware, and shareholders may have difficulty in protecting their interest with regard to actions taken by our Board of Directors.

Our corporate affairs are governed by our Articles of Incorporation and Bylaws and by the Marshall Islands Business Corporations Act (the “BCA”). The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions. Stockholder rights may differ as well. For example, under Marshall Islands law, a copy of the notice of any meeting of the shareholders must be given not less than 15 days before the meeting, whereas in Delaware such notice must be given not less than 10 days before the meeting. Therefore, if immediate shareholder action is required, a meeting may not be able to be convened as quickly as it can be convened under Delaware law. Also, under Marshall Islands law, any action required to be taken by a meeting of shareholders may only be taken without a meeting if consent is in writing and is signed by all of the shareholders entitled to vote, whereas under Delaware law action may be taken by consent if approved by the number of shareholders that would be required to approve such action at a meeting. Therefore, under Marshall Islands law, it may be more difficult for a company to take certain actions without a meeting even if a majority of the shareholders approve of such action. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, public shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction.

PRICE RANGE OF COMMON STOCK

The trading market for shares of our common stock is the NASDAQ Global Market, on which our shares trade under the symbol “ESEA”. The following table sets forth the high and low closing prices for shares of our common stock since our listing originally in the OTCBB (under symbols ESEAF.OB and EUSEF.OB) and since January 31, 2007 on the NASDAQ Global Market. The prices below have been adjusted for the reverse 1-for-3 common stock split that was effected on October 6, 2006.

Period	High	Low

2006	$18.93	$6.00
2nd quarter 2006	18.93	9.00
3rd quarter 2006	9.30	8.55
4th quarter 2006	9.00	6.00
November 2006	9.00	6.00
December 2006	7.50	6.70

2007	$15.75	$7.00
1st quarter 2007	10.00	7.00
January 2007	9.00	7.00
February 2007	9.95	8.76
March 2007	10.00	9.11
April 2007	11.50	10.35
May 2007*	11.55	10.83

——————

*

Through May  16, 2007

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we intend to use the net proceeds from the sale of securities by us offered by this prospectus to make vessel acquisitions and for capital expenditures, repayment of indebtedness, working capital, and general corporate purposes. We will not receive any of the proceeds from the sale of our common shares by the Selling Shareholders.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth our unaudited ratio of earnings to fixed charges and preferred dividends for each of the preceding five fiscal years.(1)

For the purpose of calculating such ratios, “earnings” consist of net income before fixed charges. “Fixed charges” consist of interest expense and amortization of debt discount or premiums and expenses, including amounts capitalized.

	Year Ended December 31, 2002		Year Ended December 31, 2003		Year Ended December 31, 2004		Year Ended December 31, 2005		Year Ended December 31, 2006

Earnings
Net Income	$891,628		$8,426,612		$30,611,765		$25,178,454		$20,069,407
Interest Expense	744,473		725,855		657,603		1,412,127		3,324,257
Amortization of finance cost	55,497		67,402		50,681		83,744		74,601
Equity in net loss (gain) of an associate	—		167,433		—		—		—
Total Earnings	1,691,598		9,387,302		31,320,049		26,674,325		23,468,265

Fixed Charges
Interest Expense	744,473		725,855		657,603		1,412,127		3,324,257
Amortization of finance cost	55,497		67,402		50,681		83,744		74,601
Total Fixed Charges	799,970		793,257		708,284		1,495,871		3,398,858

Preferred dividend requirements	—		—		—		—		—
Total Fixed Charges and Preferred Dividends	$799,970		$793,257		$708,284		$1,495,871		$3,398,858

Ratio of Earnings to Fixed Charges and Preferred Dividends	2.1	x	11.8	x	44.2	x	17.8	x	6.9	x

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(1)

We have not issued any preferred stock as of the date of this prospectus.

SELLING SHAREHOLDERS

The selling shareholders are offering an aggregate of 9,918,056 of our common shares which were issued to them in private placements prior to our initial public offering.

Set forth below is information regarding the names and number of shares of common stock owned and offered by each selling shareholder.

Selling Shareholders

Name of Selling Shareholder	Common Stock Owned Before Offering(1)	Percentage of Class Prior to the Offering	Total Common Stock Offered Hereby	Percentage of Class Following the Offering

Friends Investment Company Inc.(2)	9,918,056	54.0%	9,918,056	0.0%
Total	9,918,056	54.0%	9,918,056	0.0%

——————

(1)

Beneficial ownership is determined in accordance with the Rule 13d-3(a) of the Securities Exchange Act of 1934, as amended, and generally includes voting or investment power with respect to securities. Except as subject to community property laws, where applicable, the person named above has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by him/her.

(2)

Includes 9,918,056 shares of common stock held of record by Friends. A majority of the shareholders of Friends are members of the Pittas family. Investment power and voting control by Friends resides in its Board of Directors which consists of five directors, a majority of whom are members of the Pittas family. Actions by Friends may be taken by a majority of the members on its Board of Directors. The business address for Friends is Aethrion Center, 40 Ag. Konstantinou Street, 151 24 Maroussi Greece.

CAPITALIZATION

A prospectus supplement will include information on the Company’s consolidated capitalization.

PLAN OF DISTRIBUTION

We may sell or distribute the securities included in this prospectus and the Selling Shareholders, including their transferees, pledgees or donees or their successors, may sell our common shares through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we or the Selling Shareholders may sell some or all of our common shares included in this prospectus through:

•

a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•

purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•

ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we or the Selling Shareholders may enter into option or other types of transactions that require us or them to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

•

enter into transactions involving short sales of the common shares by broker-dealers;

•

sell common shares short themselves and deliver the shares to close out short positions;

•

enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•

loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party (or affiliates of such parties) in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Any broker-dealers or other persons acting on our behalf or the behalf of the Selling Shareholders that participates with us or the Selling Shareholders in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Underwriters or agents, including Cantor Fitzgerald & Co., could make sales in negotiated transactions at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the Nasdaq Global Market, the existing trading market for our common shares, sales made to or through a market maker other than on an exchange or otherwise.

Certain persons particip ating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered. In connection with any such offering, the underwriters or agents, as the case may be, may purchase and sell securities in the open market. These transactions may include overallotment and stabilizing transactions, purchases to cover syndicate short positions created in connection with the offering and passive market making. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of securities than they are required to purchase from us in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the securities sold for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. In passive market making, market makers in the shares of common shares who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the shares of common shares until the time, if any, at which a stabilizing bid is made. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time.

We will bear costs relating to all of the securities being registered under this Registration Statement.

Pursuant to a requirement by the National Association of Securities Dealers, Inc., or NASD, the maximum commission or discount to be received by any NASD member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by the offeror for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act of 1933, as amended.

ENFORCEMENT OF CIVIL LIABILITIES

Euroseas Ltd. is a Marshall Islands corporation and our principal executive offices are located outside the United States in Maroussi, Greece. A majority of our directors, officers and the experts named in the prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our articles of incorporation, as amended, and bylaws. We refer you to our articles of incorporation, as amended, and bylaws, copies of which have been filed as exhibits to our registration statement filed in connection with our initial public offering and incorporated by reference herein.

Purpose

Our purpose, as stated in our articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Business Corporations Act of the Marshall Islands, or the BCA.

Authorized Capitalization

Under our articles of incorporation, as of May 9, 2007, our authorized capital stock consists of 100,000,000 shares of common stock, par value $.03 per share, of which 18,370,150 shares were issued and outstanding, and 20,000,000 shares of preferred stock, par value $.01 per share, of which no shares were issued and outstanding. All of our shares of stock are in registered form.

Common Stock

As of the date of this prospectus, we are authorized to issue up to 100,000,000 shares of common stock, par value $.03 per share, of which 18,370,150 shares are currently issued and outstanding. Of these shares, 2,342,331 shares were issued in our Private Placement, 272,868 shares were issued in connection with the merger of one of our subsidiaries with Cove Apparel, Inc. and 5,750,000 shares were issued in our follow on offering which was completed on February 5, 2007. In addition, we have 585,589 shares of common stock reserved for issuance upon the exercise of warrants issued in our Private Placement. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the shareholders. Holders of our common stock (i) have equal ratable rights to dividends from funds legally available therefore, if declared by the Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution upon liquidation, dissolution or winding up; and (iii) do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions. All issued shares of our common stock when issued will be fully paid for and non-assessable.

Preferred Stock

As of the date of this prospectus, we are authorized to issue up to 20,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are currently issued and outstanding. The preferred stock may be issued in one or more series and our Board of Directors, without further approval from our shareholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock.

Warrants

On August 25, 2005, we issued warrants to a number of institutional and accredited investors to purchase 585,589 shares of common stock as part of a Private Placement in which we raised approximately $21 million in gross proceeds. The warrants have a five year term and an exercise price of $10.80 per share. The warrants provide for adjustment to the exercise price and the number of shares issuable upon exercise of the warrants in the event we (a) pay a stock dividend or otherwise make a distribution or distributions on shares of our common stock or any other equity or equity equivalent securities payable in shares of common stock, (b) subdivide outstanding shares of common stock into a larger number of shares, (c) combine (including by way of reverse stock split) outstanding shares of common stock into a smaller number of shares, or (d) issue by reclassification of shares of the common stock any shares of our capital stock. The warrants (i) are exercisable apart from the shares of common stock sold in the Private Placement (they are legally detachable), and (ii) may be exercised through a cashless exercise mechanism after one year from the issuance date only if the common shares trade publicly.

Directors

Our directors are elected by a plurality of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote in the election. Cumulative voting may not be used to elect directors.

Our Board of Directors must consist of at least three directors, such number to be determined by the Board of Directors by a majority vote of the entire Board from time to time. Shareholders may change the number of our directors only by an affirmative vote of the holders of the majority of the outstanding shares of capital stock entitled to vote generally in the election of directors.

Our Board of Directors is divided into three classes as set out below in “Classified Board of Directors.” Each director is elected to serve until the third succeeding annual meeting after his election and until his successor shall have been elected and qualified, except in the event of his death, resignation or removal.

Shareholder Meetings

Under our bylaws, annual shareholder meetings will be held at a time and place selected by our Board of Directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called at any time by the Board of Directors, the Chairman of the Board or by the President. Notice of every annual and special meeting of shareholders must be given to each shareholder of record entitled to vote at least 15 but no more than 60 days before such meeting.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which the Company’s shares are primarily traded on a local or national securities exchange.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Our bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive offices.

The limitation of liability and indemnification provisions in our bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-takeover Effect of Certain Provisions of our Articles of Incorporation and Bylaws

Several provisions of our articles of incorporation and bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change in control and enhance the ability of our Board of Directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Blank Check Preferred Stock

Under the terms of our articles of incorporation, our Board of Directors has authority, without any further vote or action by our shareholders, to issue up to 20,000,000 shares of blank check preferred stock. Our Board of Directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change in control of our company or the removal of our management.

Classified Board of Directors

Our articles of incorporation provide for the division of our Board of Directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three year terms. Approximately one-third of our Board of Directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our Board of Directors from removing a majority of our Board of Directors for two years.

Election and Removal of Directors

Our articles of incorporation prohibit cumulative voting in the election of directors. Our bylaws require parties other than the Board of Directors to give advance written notice of nominations for the election of directors. Our articles of incorporation also provide that our directors may be removed only for cause and only upon the affirmative vote of a majority of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Shareholders

Our articles of incorporation and our bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our articles of incorporation and our bylaws provide that, subject to certain exceptions, our Board of Directors, our Chairman of the Board or by the President and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may not call a special meeting and shareholder consideration of a proposal may be delayed until the next annual meeting.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 150 days nor more than 180 days prior to the one year anniversary of the immediately preceding annual meeting of shareholders. Our bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Certain Business Combinations

Our articles of incorporation also prohibit us from engaging in any “business combination” with any Interested Shareholder for a period of three years following the date the shareholder became an interested shareholder, unless:

•

prior to such time, the Board of Directors approved either the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder; or

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upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the voting stock of Euroseas outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 51% of the outstanding voting stock that is not owned by the Interested Shareholder; or

•

the shareholder became an Interested Shareholder prior to the consummation of the initial public offering of Euroseas’ common stock under the Securities Act.

These restrictions shall not apply if:

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A shareholder becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the shareholder ceases to be an Interested Shareholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between Euroseas and such shareholder, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

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The Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board; and (iii) is approved or not opposed by a majority of the members of the Board then in office (but not less than one) who were Directors prior to any person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such Directors by a majority of such Directors. The proposed transactions referred to in the preceding sentence are limited to:

(a) a merger or consolidation of Euroseas (except for a merger in respect of which, pursuant to the BCA, no vote of the shareholders of Euroseas is required);

(b) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of Euroseas or of any direct or indirect majority-owned subsidiary of Euroseas (other than to any direct or indirect wholly-owned subsidiary or to Euroseas) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of Euroseas determined on a consolidated basis or the aggregate market value of all the outstanding shares; or

(c) a proposed tender or exchange offer for 50% or more of the outstanding voting shares of Euroseas.

Our articles of incorporation defines a “business combination” to include:

•

Any merger or consolidation of Euroseas or any direct or indirect majority -owned subsidiary of Euroseas with (i) the Interested Shareholder or any of its affiliates, or (ii) with any other corporation, partnership, unincoporated association or other entity if the merger or consolidation is caused by the Interested Shareholder;

•

Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of Euroseas, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of Euroseas or of any direct or indirect majority-

owned subsidiary of Euroseas which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of Euroseas determined on a consolidated basis or the aggregate market value of all the outstanding shares;

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Any transaction which results in the issuance or transfer by Euroseas or by any direct or indirect majority-owned subsidiary of Euroseas of any shares, or any share of such subsidiary, to the Interested Shareholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares, or shares of any subsidiary, which securities were outstanding prior to the time that the Interested Shareholder become such; (ii) pursuant to a merger with a direct or indirect wholly-owned subsidiary of Euroseas solely for purposes of forming a holding company; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares, or shares of any such subsidiary, which security is distributed, pro rata to all holders of a class or series of shares subsequent to the time the Interested Shareholder became such; (iv) pursuant to an exchange offer by Euroseas to purchase shares made on the same terms to all holders of said shares; or (v) any issuance or transfer of shares by Euroseas; provided however, that in no case under items (iii)-(v) of this subparagraph shall there be an increase in the Interested Shareholder’s proportionate share of the any class or series of shares;

•

Any transaction involving Euroseas or any direct or indirect majority-owned subsidiary of Euroseas which has the effect, directly or indirectly, of increasing the proportionate share of any class or series of shares, or securities convertible into any class or series of shares, or shares of any such subsidiary, or securities convertible into such shares, which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or

•

Any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of Euroseas), of any loans, advances, guarantees, pledges or other financial benefits (other that those expressly permitted above) provided by or through Euroseas or any direct or indirect majority-owned subsidiary.

Other articles of incorporation defines an “Interested Shareholder” as any person (other than Euroseas and any direct or indirect majority-owned subsidiary of Euroseas) that:

•

is the owner of 15% or more of the outstanding voting shares of Euroseas; or

•

is an affiliate of Euroseas and was the owner of 15% or more of the outstanding voting shares of Euroseas at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder; and the affiliates and associates of such person; provided, however, that the term “Interested Shareholder” shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by Euroseas; provided that such person shall be an Interested Shareholder if thereafter such person acquires additional shares of voting shares of Euroseas, except as a result of further Company action not caused, directly or indirectly, by such person.

Transfer Agent

The registrar and transfer agent for the common stock is American Stock Transfer & Trust Company.

Listing

Shares of our common stock are listed on the Nasdaq Global Market under the symbol “ESEA.”

DESCRIPTION OF PREFERRED SHARES

The material terms of any series of preferred stock that we offer through a prospectus supplement will be described in that prospectus supplement.

Our Board of Directors has the authority to issue preferred shares in one or more series and to determine the rights, preferences and restrictions, with respect to, among other things, dividends, conversion, voting, redemption, liquidation and the number of shares constituting any series. The issuance of preferred shares may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders. The issuance of preferred shares with voting and conversion rights may adversely affect the voting power of the holders of common shares.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

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the title of such warrants;

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the aggregate number of such warrants;

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the price or prices at which such warrants will be issued;

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the currency or currencies, in which the price of such warrants will be payable;

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the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

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the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

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the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

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if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

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if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

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if applicable, the date on and after which such warrants and the related securities will be separately transferable;

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information with respect to book-entry procedures, if any;

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if applicable, a discussion of any material United States Federal income tax considerations; and

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any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to this Registration Statement or a prospectus supplement, or as an exhibit to a Securities Exchange Act of 1934, or Exchange Act, report that will be incorporated by reference to the Registration Statement or a prospectus supplement. We will refer to any or all of these reports as “subsequent filings”. The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures”. Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

Our statements below relating to the debt securities and the indentures are summaries of their anticipated provisions, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable United States federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement or supplemental indenture.

General

Neither indenture limits the amount of debt securities which may be issued, and each indenture provides that debt securities may be issued up to the aggregate principal amount from time to time. The debt securities may be issued in one or more series. The senior debt securities will be unsecured and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness of debt securities will be described in an accompanying prospectus supplement.

You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

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the designation, aggregate principal amount and authorized denominations;

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the issue price, expressed as a percentage of the aggregate principal amount;

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the maturity date;

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the interest rate per annum, if any;

•

if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•

any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

•

the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

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if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

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if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•

any events of default not set forth in this prospectus;

•

the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•

if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•

whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

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if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

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if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•

any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

•

whether the offered debt securities will be issued in the form of global securities or certificates in registered or bearer form;

•

any terms with respect to subordination;

•

any listing on any securities exchange or quotation system;

•

additional provisions, if any, related to defeasance and discharge of the offered debt securities; and

•

the applicability of any guarantees.

Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

We will issue senior debt securities under the senior debt indenture. These senior debt securities will rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We will issue subordinated debt securities under the subordinated debt indenture. Subordinated debt will rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•

the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

•

all capitalized lease obligations;

•

all hedging obligations;

•

all obligations representing the deferred purchase price of property; and

•

all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

•

but senior debt does not include:

•

subordinated debt securities; and

•

any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•

the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

•

the ability to make certain payments, dividends, redemptions or repurchases;

•

our ability to create dividend and other payment restrictions affecting our subsidiaries;

•

our ability to make investments;

•

mergers and consolidations by us or our subsidiaries;

•

sales of assets by us;

•

our ability to enter into transactions with affiliates;

•

our ability to incur liens; and

•

sale and leaseback transactions.

Modification of the Indentures

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:

(1)

changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2)

reduces the rate of or changes the interest payment time on any security or alters its redemption provisions or the price at which we are required to offer to purchase the securities;

(3)

reduces the principal or changes the maturity of any security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

(4)

waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5)

makes the principal of or interest, if any, on any security payable in any currency other than that stated in the Security;

(6)

makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7)

waives a redemption payment with respect to any Security or change any of the provisions with respect to the redemption of any securities will be effective against any holder without his consent. In addition, other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

•

default in any payment of interest when due which continues for 30 days;

•

default in any payment of principal or premium when due;

•

default in the deposit of any sinking fund payment when due;

•

default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•

default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•

events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance should not cause the holders of such series to recognize income, gain or loss for United States federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in an applicable subsequent filings, payments of principal, premium and interest on debt securities represented by global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•

the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

•

we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

•

there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.

DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participating institutions deposit with DTC. DTC also facilitates the settlement among participating institutions of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book entry changes in participating institutions’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participating institutions include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participating institutions and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers and banks and trust companies that clear through or maintain a custodial relationship with a direct participating institution, either directly or indirectly. The rules applicable to DTC and its participating institutions are on file with the Commission.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institutions in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.

DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•

currencies; or

•

commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

•

the terms of the units and of the purchase contracts, warrants, debt securities, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•

a description of the terms of any unit agreement governing the units; and a description of the provisions for the payment, settlement, transfer or exchange or the units.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee	$9,553.27
NASD FEE	$32,000	*
Printing and engraving expenses	$10,000	*
Legal fees and expenses	$40,000	*
Nasdaq Supplemental Listing Fee	$20,000	*
Accounting fees and expenses	$20,000	*
Transfer Agent fees	$10,000	*
Miscellaneous	$20,000	*
Total	$161,553.27	*

——————

*

To be updated, if necessary, by amendment, supplement or as an exhibit to Report on Form 6-K that is incorporated by reference into this prospectus.

TAXATION

The following is a discussion of the material Marshall Islands and United States federal income tax considerations relevant to an investment decision by a U.S. Holder, as defined below, with respect to the common stock. This discussion does not purport to deal with the tax consequences of owning common stock to all categories of investors, some of which, such as dealers in securities, investors whose functional currency is not the United States dollar and investors that own, actually or under applicable constructive ownership rules, 10% or more of our common stock, may be subject to special rules. This discussion deals only with holders who purchase common stock in connection with this offering and hold the common stock as a capital asset. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under United States federal, state, local or foreign law of the ownership of common stock.

Marshall Islands Tax Considerations

We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by us to our stockholders.

United States Federal Income Tax Considerations

The following are the material United States federal income tax consequences to us of our activities and to U.S. Holders, as defined below, of our common stock. The following discussion of United States federal income tax matters is based on the United States Internal Revenue Code of 1986, or the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the United States Department of the Treasury, all of which are subject to change, possibly with retroactive effect. This discussion is based in part upon Treasury Regulations promulgated under Section 883 of the Code. The discussion below is based, in part, on the description of our business as described in “Business” above and assumes that we conduct our business as described in that section. References in the following discussion to “we” and “us” are to Euroseas and its subsidiaries on a consolidated basis.

United States Federal Income Taxation of Our Company

Taxation of Operating Income: In General

Unless exempt from United States federal income taxation under the rules discussed below, a foreign corporation is subject to United States federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement, code sharing arrangements or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as “shipping income,” to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States constitutes income from sources within the United States, which we refer to as “U.S.-source shipping income.”

Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States. We are not permitted to engage in transportation that produces income which is considered to be 100% from sources within the United States.

Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax.

In the absence of exemption from tax under Section 883, our gross U.S.-source shipping income would be subject to a 4% tax imposed without allowance for deductions as described below.

Exemption of Operating Income from United States Federal Income Taxation

Under Section 883 of the Code, we will be exempt from United States federal income taxation on our U.S.-source shipping income if:

•

we are organized in a foreign country (our “country of organization”) that grants an “equivalent exemption” to corporations organized in the United States; and

either

•

more than 50% of the value of our stock is owned, directly or indirectly, by “qualified stockholders,” individuals who are “residents” of our country of organization or of another foreign country that grants an “equivalent exemption” to corporations organized in the United States, which we refer to as the “50% Ownership Test,” or

•

our stock is “primarily and regularly traded on an established securities market” in our country of organization, in another country that grants an “equivalent exemption” to United States corporations, or in the United States, which we refer to as the “Publicly-Traded Test.”

The Marshall Islands, the jurisdiction where we and our ship-owning subsidiaries are incorporated, grants an “equivalent exemption” to United States corporations. Therefore, we will be exempt from United States federal income taxation with respect to our U.S.-source shipping income if we satisfy either the 50% Ownership Test or the Publicly-Traded Test.

We believe that we satisfied the 50% Ownership Test for our 2006 taxable year. However, there can be no assurance that we will be able satisfy the 50% Ownership Test in the future. For the 2007 taxable year and each taxable year thereafter, we anticipate that we will satisfy the Publicly-Traded Test.

Taxation in Absence of Exemption

To the extent the benefits of Section 883 are unavailable, our U.S. source shipping income, to the extent not considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions. Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being derived from U.S. sources, the maximum effective rate of U.S. federal income tax on our shipping income would never exceed 2% under the 4% gross basis tax regime.

To the extent the benefits of the Section 883 exemption are unavailable and our U.S.-source shipping income is considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, any such “effectively connected” U.S.-source shipping income, net of applicable deductions, would be subject to the U.S. federal corporate income tax currently imposed at rates of up to 35%. In addition, we may be subject to the 30% “branch profits” taxes on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of its U.S. trade or business.

Our U.S.-source shipping income would be considered “effectively connected” with the conduct of a U.S. trade or business only if:

•

We have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and

•

substantially all of our U.S.-source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We do not intend to have, or permit circumstances that would result in having any vessel operating to the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our U.S.-source shipping income will be “effectively connected” with the conduct of a U.S. trade or business.

United States Taxation of Gain on Sale of Vessels

Regardless of whether we qualify for exemption under Section 883, we will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by us will be considered to occur outside of the United States.

United States Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of common stock that is a United States citizen or resident, United States corporation or other United States entity taxable as a corporation, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our common stock, you are encouraged to consult your tax advisor.

Distributions

Subject to the discussion of passive foreign investment companies below, any distributions made by us with respect to our common stock to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in his common stock on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a United States corporation, U.S. Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common stock will generally be treated as “passive income” (or “passive category income” for taxable years beginning after December 31, 2006) or, in the case of certain types of U.S. Holders, “financial services income,” (which will be treated as “general category income” income for taxable years beginning after December 31, 2006) for purposes of computing allowable foreign tax credits for United States foreign tax credit purposes.

Dividends paid on our common stock after the time that our stock became listed on the NASDAQ Global Market to a U.S. Holder who is an individual, trust or estate (a “U.S. Individual Holder”) will generally be treated as “qualified dividend income” that is taxable to such U.S. Individual Holders at preferential tax rates (through 2010) provided that (1) we are not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be), (2) our common stock is readily tradable on an established securities market in the United States (such as the NASDAQ Global Market, on which our common stock is listed), and (3) the U.S. Individual Holder has owned the common stock for more than 60 days in the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend. There is no assurance that any dividends paid on our common stock will be eligible for these preferential rates in the hands of a U.S. Individual Holder. Dividends paid on our stock prior to the date on which our stock became listed on the NASDAQ Global Market were not eligible for these preferential rates. Legislation has been recently introduced in the U.S. House of Representatives which, if enacted in its present form, would preclude our dividends from qualifying for such preferential rates prospectively from the date of the enactment. Any dividends paid by us which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Individual Holder.

Special rules may apply to any “extraordinary dividend” generally, a dividend in an amount which is equal to or in excess of ten percent of a stockholder’s adjusted basis (or fair market value in certain circumstances) in a share of common stock paid by us. If we pay an “extraordinary dividend” on our common stock that is treated as “qualified dividend income,” then any loss derived by a U.S. Individual Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend.

Sale, Exchange or other Disposition of Common Stock

Assuming we do not constitute a passive foreign investment company for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common stock in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as U.S.- source income or loss, as applicable, for U.S. foreign tax credit purposes. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Passive Foreign Investment Company Status and Significant Tax Consequences

Special United States federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a passive foreign investment company for United States federal income tax purposes. In general, we will be treated as a passive foreign investment company with respect to a U.S. Holder if, for any taxable year in which such holder held our common stock, either:

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at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

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at least 50% of the average value of the assets held by the corporation during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether we are a passive foreign investment company, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25 percent of the value of the subsidiary’s stock. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute “passive income” unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.

Based on our current operations and future projections, we do not believe that we are, nor do we expect to become, a passive foreign investment company with respect to any taxable year. Although there is no legal authority directly on point, and we are not relying upon an opinion of counsel on this issue, our belief is based principally on the position that, for purposes of determining whether we are a passive foreign investment company, the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, such income should not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, should not constitute passive assets for purposes of determining whether we are a passive foreign investment company. We believe there is substantial legal authority supporting our position consisting of case law and Internal Revenue Service pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, in the absence of any legal authority specifically relating to the statutory provisions governing passive foreign investment companies, the Internal Revenue Service or a court could disagree with our position. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a passive foreign investment company with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future.

As discussed more fully below, if we were to be treated as a passive foreign investment company for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund,” which election we refer to as a “QEF election.” As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to our common stock, as discussed below.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF election, which U.S. Holder we refer to as an “Electing Holder,” the Electing Holder must report each year for United States federal income tax purposes his pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The

Electing Holder’s adjusted tax basis in the common stock will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common stock and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our common stock. A U.S. Holder would make a QEF election with respect to any year that our company is a passive foreign investment company by filing IRS Form 8621 with his United States federal income tax return. If we were aware that we were to be treated as a passive foreign investment company for any taxable year, we would provide each U.S. Holder with all necessary information in order to make the QEF election described above.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

Alternatively, if we were to be treated as a passive foreign investment company for any taxable year and our stock is treated as “marketable stock,” a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common stock, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. Since our stock is traded on the NASDAQ Global Market, we believe that our stock can be treated as “marketable stock” for the 2007 taxable year and each taxable year thereafter. For taxable years prior to the 2007 taxable year, our stock was not “marketable stock” since it was traded on the OTC Bulletin Board. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common stock at the end of the taxable year over such holder’s adjusted tax basis in the common stock. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common stock over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in his common stock would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our common stock would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

Finally, if we were to be treated as a passive foreign investment company for any taxable year, a U.S. Holder who does not make either a QEF election or a “mark-to-market” election for that year, whom we refer to as a “Non-Electing Holder,” would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common stock in a taxable year in excess of 125 percent of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common stock), and (2) any gain realized on the sale, exchange or other disposition of our common stock. Under these special rules:

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the excess distribution or gain would be allocated ratably over the Non-Electing Holders’ aggregate holding period for the common stock;

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the amount allocated to the current taxable year and any taxable year before we became a passive foreign investment company would be taxed as ordinary income; and

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the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of our common stock. If a Non-Electing Holder who is an individual dies while owning our common stock, such holder’s successor generally would not receive a step-up in tax basis with respect to such stock.

United States Federal Income Taxation of “Non-U.S. Holders”

A beneficial owner of common stock that is not a U.S. Holder is referred to herein as a “Non-U.S. Holder.”

Dividends on Common Stock

Non-U.S. Holders generally will not be subject to United States federal income tax or withholding tax on dividends received from us with respect to our common stock, unless that income is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of a United States income tax treaty with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.

Sale, Exchange or Other Disposition of Common Stock

Non-U.S. Holders generally will not be subject to United States federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our common stock, unless:

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the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; or

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the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

If the Non-U.S. Holder is engaged in a United States trade or business for United States federal income tax purposes, the income from the common stock, including dividends and the gain from the sale, exchange or other disposition of the stock that is effectively connected with the conduct of that trade or business will generally be subject to regular United States federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. Holders. In addition, if you are a corporate Non-U.S. Holder, your earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

In general, dividend payments, or other taxable distributions, made within the United States to you will be subject to information reporting requirements. Such payments will also be subject to backup withholding tax if you are a non-corporate U.S. Holder and you:

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fail to provide an accurate taxpayer identification number;

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are notified by the Internal Revenue Service that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

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in certain circumstances, fail to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

If you sell your common stock to or through a United States office or broker, the payment of the proceeds is subject to both United States backup withholding and information reporting unless you certify that you are a non-U.S. person, under penalties of perjury, or you otherwise establish an exemption. If you sell your common stock through a non-United States office of a non-United States broker and the sales proceeds are paid to you outside the United States then information reporting and backup withholding generally will not apply to that payment. However, United States information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to you outside the United States, if you sell your common stock through a non-United States office of a broker that is a United States person or has some other contacts with the United States.

Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

We encourage each stockholder to consult with his, her or its own tax advisor as to particular tax consequences to it of holding and disposing of Euroseas shares, including the applicability of any state, local or foreign tax laws and any proposed changes in applicable law.

EXPERTS

The consolidated financial statements of Euroseas Ltd. and Subsidiaries appearing in Euroseas Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2006, have been audited by Deloitte, Hadjipavlou, Sofianos & Cambanis S.A., independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities offering by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of U.S. and Marshall Islands law.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, as amended, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports within the Commission. You may read and copy any document that we file, including documents referenced in this prospectus, at the public reference facilities maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, you can obtain information about us at the offices of the Nasdaq Global Market.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

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Annual Report on Form 20-F for the year ended December 31, 2006, filed with the Commission on April 30, 2007, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain Reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Euroseas Ltd.
Aethrion Center
40 Ag. Konstantinou Street
151 24 Maroussi, Greece
011 30 211 1804005

Information provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accountanting firm, and intend to furnish quarterly reports containing selected unaudited financial data for each quarter of each fiscal year. The audited financial statements will be prepared in accordance with accounting principles generally accepted in the United States of America and those reports will include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section for the relevant periods. As a “foreign private issuer”, we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to any shareholder in accordance with the rules of the Nasdaq Global Market, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer”, we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws provide that any person who is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another, partnership, joint venture, trust or other enterprise, shall be entitled to be indemnified by the Company upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the Business Corporations Act (Part I of the Associations Law) of the Republic of the Marshall Islands, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and offices and carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive offices.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Company will, unless in the opinion of its counsel the claim has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

GLOSSARY OF SHIPPING TERMS

The following are definitions of certain terms that are commonly used in the shipping industry and in this prospectus.

Annual survey. The inspection of a vessel pursuant to international conventions, by a classification society surveyor, on behalf of the flag state, that takes place every year.

Ballast. A voyage during which the ship is not laden with cargo vessel.

Bareboat charter. A charter of a vessel under which the shipowner is usually paid a fixed daily or monthly rate for a certain period of time during which the charterer is responsible for the vessel operating expenses and voyage expenses of the vessel and for the management of the vessel. In this case, all voyage related costs, including vessel fuel, or bunker, and port dues as well as all vessel operating expenses, such as day-to-day operations, maintenance, crewing and insurance are paid by the charterer. A bareboat charter is also known as a “demise charter” or a “time charter by demise” and involves the use of a vessel usually over longer periods of time ranging over several years. The owner of the vessel receives monthly charterhire payments on a per day basis and is responsible only for the payment of capital costs related to the vessel.

Bunkers. Fuel oil used to operate a vessel’s engines, generators and boilers.

Capesize. A drybulk carrier with a cargo-carrying capacity exceeding 80,000 dwt. These vessels generally operate along long haul iron ore and coal trade routes. Only the largest ports around the world possess the infrastructure to accommodate vessels of this size.

Charter. The hire of a vessel for a specified period of time or to carry a cargo for a fixed fee from a loading port to a discharging port. The contract for a charter is called a charterparty.

Charterer. The company that hires a vessel pursuant to a charter.

Charterhire. Money paid to the shipowner by a charterer for the use of a vessel under charter. Such payments are usually made during the course of the charter every 15 or 30 days in advance or in arrears by multiplying the daily charter rate times the number of days and, under a time charter only, subtracting any time the vessel was deemed to be off-hire. Under a bareboat charter such payments are usually made monthly and are calculated on a 360 or 365 calendar year basis.

Charter rate. The amount of money agreed between the charterer and the shipowner accrued on a daily or monthly basis that is used to calculate the vessel’s charterhire.

Classification society. An independent society that certifies that a vessel has been built and maintained according to the society’s rules for that type of vessel and complies with the applicable rules and regulations of the country in which the vessel is registered, as well as the international conventions which that country has ratified. A vessel that receives its certification is referred to as being “in class” as of the date of issuance.

Container ships. Vessels which are specially designed and built to carry large numbers of containers.

Contract of affreightment. A contract of affreightment, or COA, relates to the carriage of specific quantities of cargo with multiple voyages over the same route and over a specific period of time which usually spans a number of years. A COA does not designate the specific vessels or voyage schedules that will transport the cargo, thereby providing both the charterer and shipowner greater operating flexibility than with voyage charters alone. The charterer has the flexibility to determine the individual voyage scheduling at a future date while the shipowner may use different ships to perform these individual voyages. As a result COAs are mostly entered into by large fleet operators such as pools or shipowners with large fleets of the same vessel type. All of the ship’s operating, voyage and capital costs are borne by the shipowner while the freight rate normally is agreed on a per cargo ton basis.

Deadweight ton or “dwt”. A unit of a vessel’s capacity for cargo, fuel oil, stores and crew, measured in metric tons of 1,000 kilograms. A vessel’s dwt or total deadweight is the total weight the vessel can carry when loaded to a particular load line.

Deep sea container ship. A Deep Sea container ship has a cargo carrying capacity of more than 3,000 teu and mostly serves the mainlane East-West container trade routes.

Drybulk. Non-liquid cargoes of commodities shipped in an unpackaged state.

Drybulk carriers. Vessels which are specially designed and built to carry large volumes of drybulk.

Dry-docking. The removal of a vessel from the water for inspection and/or repair of those parts of a vessel which are below the water line. During dry-dockings, which are required to be carried out periodically, certain mandatory classification society inspections are carried out and relevant certifications issued. Dry-dockings are generally required once every 30 to 60 months.

Feeder. A short-sea container ship having a cargo carrying capacity of less than 1,300 teu that transfers cargo between a central “hub” port and smaller “spoke” ports.

Fully cellular container ship. A container ship equipped throughout with fixed cell guides for containers.

Freight. Money paid to the shipowner by a charterer for the use of a vessel under a voyage charter. Such payment is usually made on a lump-sum basis upon loading or discharging the cargo and is derived by multiplying the tons of cargo loaded on board by the cost per cargo ton, as agreed to transport that cargo between the specific ports.

Gross ton. A unit of measurement for the total enclosed space within a ship equal to 100 cubic feet or 2.831 cubic meters used in arriving at the calculation of gross tonnage.

Handymax. Handymax vessels are drybulk vessels that have a cargo carrying capacity of approximately 40,000 to 59,999 dwt. These vessels operate on a large number of geographically dispersed global trade routes, carrying primarily grains and minor bulks. Vessels below 60,000 dwt are usually built with on-board cranes enabling them to load and discharge cargo in countries and ports with limited infrastructure.

Handysize. Handysize vessels have a cargo carrying capacity of approximately 10,000 to 39,999 dwt and 1,300 to 1,999 teu. These vessels carry exclusively minor bulk cargo. Increasingly, these vessels are operating on regional trading routes. Handysize vessels are well suited for small ports with length and draft restrictions that may lack the infrastructure for cargo loading and unloading.

Hull. Shell or body of a ship.

IMO. International Maritime Organization, a United Nations agency that issues international regulations and standards for seaborne transportation.

Intermediate container ship. An Intermediate container ship has a cargo carrying capacity between 2,000 and 2,999 teu and mostly serves the North-South and Intermediate container trade routes.

Intermediate survey. The inspection of a vessel by a classification society surveyor which takes place between two and three years before and after each Special Survey for such vessel pursuant to the rules of international conventions and classification societies.

KG. Kommanditgesellschaft, a limited partnership.

Lightweight ton or “lwt”. The actual weight of a vessel without cargo, fuel or stores.

Metric ton. A unit of weight equal to 1,000 kilograms.

Newbuilding. A new vessel under construction or just completed.

Off-Hire. The period a vessel is unable to perform the services for which it is required under a charter. Off-hire periods typically include days spent undergoing repairs and dry-docking, whether or not scheduled.

OPA. Oil Pollution Act of 1990 of the United States (as amended).

Panamax. Panamax vessels have a cargo carrying capacity of approximately 60,000 to 79,999 dwt. The ability of Panamax vessels to pass through the Panama Canal makes them more versatile than larger vessels. Panamax drybulk carriers carry coal, grains, and, to a lesser extent, minor bulks, including steel products, forest products and fertilizers.

Period charter. A period charter is an industry term referring to both time and bareboat charters that last for more than a single voyage.

Pools. Pooling arrangements that enable participating vessels to combine their revenues. Vessels may be employed either exclusively in spot charters or a combination of spot and period charters and contacts of affreightment. Pools are administered by the pool manager who secures employment for the participating vessels. The contract between a vessel in a shipping pool and the pool manager is a period charter where the charter hire is based on the vessel’s corresponding share of the income generated by all the vessels that participate in the pool. The corresponding share of every vessel in the pool is based on a pre-determined formula rating the technical specifications of each vessel. Pools have the size and scope to combine spot market voyages, time charters and contracts of affreightment with freight forward agreements for hedging purposes to perform more efficient vessel scheduling thereby increasing fleet utilization.

Protection and indemnity (or P&I) insurance. Insurance obtained through mutual associations (called “Clubs”) formed by shipowners to provide liability insurance protection against a large financial loss by one member by contribution towards that loss by all members. To a great extent, the risks are reinsured.

Scrapping. The disposal of old or damaged vessel tonnage by way of sale as scrap metal.

Short fund. A contract of affreightment to carry cargo.

SOLAS. The International Convention for the Safety of Life at Sea 1974, as amended, adopted under the auspices of the IMO.

Special survey. An extensive inspection of a vessel by classification society surveyors that must be completed within five years. Special Surveys require a vessel to be dry-docked.

Spot charter. A spot charter is an industry term referring to both voyage and trip time charters. These charters are referred to as spot charters or spot market charters due to their short term duration, constituting mostly of a single voyage between one load port and one discharge port.

Spot market. The market for immediate chartering of a vessel usually for single voyages.

Standing slot capacity. Nominal static ship container capacity on a container ship.

Strict liability. Liability that is imposed without regard to fault.

TEU. Twenty-foot equivalent unit, the international standard measure for containers and container ship capacity.

TCE. Time charter equivalent, a standard industry measure of the average daily revenue performance of a vessel. The TCE rate achieved on a given voyage is expressed in $ per day and is generally calculated by subtracting voyage expenses, including bunkers and port charges, from voyage revenues and dividing the net amount (time charter equivalent revenues) by the voyage days, including the trip to the loading port. TCE is a standard seaborne transportation industry performance measure used primarily to compare period-to-period changes in a seaborne transportation company’s performance despite changes in the mix of charter types (i.e., voyage charters, time charters and bareboat charters) under which the vessels may be employed during specific periods.

Time charter. A time charter is a contract under which a charterer pays a fixed daily hire rate usually on a semi-monthly basis for use of the vessel for an agreed period. This is either a specific fixed period of time or a specific number of loaded voyages. Subject to any restrictions in the charter, the charterer decides the type and quantity of cargo to be carried and the ports of loading and unloading. The charterer pays the voyage related expenses such as fuel, canal tolls, and port charges. The shipowner pays all vessel operating expenses such as the management expenses and crew costs as well as for the capital costs of the vessel. Any delays at port or during the voyages are the responsibility of the charterer, save for certain specific exceptions such as loss of time arising from vessel breakdown and routine maintenance.

Trip time charter. A trip time charter is a short term time charter where the vessel performs a single voyage between load port(s) and discharge port(s) and the charterer pays a fixed daily hire rate usually on a semi-monthly basis for use of the vessel. The difference between a trip time charter and a voyage charter is only in the form of payment for use of the vessel and the respective financial responsibilities of the charterer and shipowner as described under Time Charter and Voyage Charter.

Ton. See “Metric ton.”

Vessel operating expenses. The costs of operating a vessel that is incurred during a charter, primarily consisting of crew wages and associated costs, insurance premiums, lubricants and spare parts, and repair and maintenance costs. Vessel operating expenses exclude fuel and port charges, which are known as “voyage expenses.” For a time charter, the shipowner pays vessel operating expenses. For a bareboat charter, the charterer pays vessel operating expenses.

Voyage charter. A voyage charter involves the carriage of a specific amount and type of cargo from specific load port(s) to specific discharge port(s), subject to various cargo handling terms. Most of these charters are of a single voyage nature between two specific ports, as trading patterns do not encourage round voyage trading. The owner of the vessel receives one payment derived by multiplying the tons of cargo loaded on board by the cost per cargo ton, as agreed to transport that cargo between the specific ports. The owner is responsible for the payment of all expenses including voyage, operating and capital costs of the vessel. The charterer is typically responsible for any delay at the loading or discharging ports.

Voyage expenses. Expenses incurred due to a vessel’s traveling from a loading port to a discharging port, such as fuel (bunker) cost, port expenses, agent’s fees, canal dues and extra war risk insurance, as well as commissions.

5,000,000 Shares

Common Stock

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PROSPECTUS

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Oppenheimer & Co.

Ferris, Baker Watts
Incorporated

Cantor Fitzgerald & Co.

Fortis Securities LLC

                         , 2007